     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           5085                          58-2299339
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                                2500 Royal Place
                             Tucker, Georgia 30084
                                 (770) 243-4042
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                Martin S. Pinson
                      Chairman and Chief Executive Officer
                                2500 Royal Place
                             Tucker, Georgia 30084
                                 (770) 243-4043
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

              W. Randy Eaddy, Esq.                           William R. Kunkel, Esq.
            Kilpatrick Stockton LLP              Skadden, Arps, Slate, Meagher & Flom (Illinois)
             1100 Peachtree Street                            333 West Wacker Drive
             Atlanta, Georgia 30309                          Chicago, Illinois 60606
                 (404) 815-6500                                   (312) 407-0820

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                            PROPOSED            PROPOSED
                                          AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
      TITLE OF EACH CLASS OF              TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
   SECURITIES TO BE REGISTERED        REGISTERED(1)       PER SHARE(2)      OFFERING PRICE(2)        FEE(3)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......   X,000,000 shares          $XX             $30,000,000          $9,090.91
==================================================================================================================

(1) Includes   shares that may be purchased pursuant to the over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act.
(3) Calculated pursuant to Rule 457(o) based upon an estimate of the maximum aggregate offering price.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED             , 1997

PROSPECTUS
-----------------

                                             SHARES

     [LOGO INDUSTRIAL DISTRIBUTION GROUP, INC.]

                                  Common Stock
                             ---------------------
     All of the shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being offered by Industrial Distribution Group, Inc. (the "Company" or "IDG").

     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $          and $          per share. See "Underwriting" for information
relating to the factors to be considered in determining the initial public offering price. Shares of Common Stock are being reserved for sale to certain employees, directors, and business associates of the Company, at the initial public offering price. Such employees, directors, and other persons are expected to purchase, in the aggregate, not more than 5% of the Common Stock offered in the Offering. See "Underwriting".

     Application will be made for listing of the Common Stock on the New York Stock Exchange under the symbol "IDG".

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================================
                                            PRICE TO PUBLIC      UNDERWRITING DISCOUNT(1)  PROCEEDS TO COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share..............................            $                        $                        $
------------------------------------------------------------------------------------------------------------------
Total(3)...............................            $                        $                        $
==================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".

(2) Before deducting expenses payable by the Company estimated at $          .

(3) The Company has granted the several Underwriters an option, exercisable
    within 30 days after the date hereof, to purchase up to        additional
    shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount, and Proceeds to Company will be $          , $          , and
    $          , respectively. See "Underwriting".
                             ---------------------
     The shares of Common Stock offered hereby are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters against payment therefor and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel, or modify such offer and to reject orders in whole or in part. It is expected that delivery of share certificates representing the Common Stock will be made in New York, New York on
or about               , 1997.
                             ---------------------

MERRILL LYNCH & CO.            THE ROBINSON-HUMPHREY
                                   COMPANY, INC.

                             ---------------------
               The date of this Prospectus is             , 1997.

                  [REPRESENTATIVE PRODUCTS, MAP, OR SCHEMATIC]

     Certain persons participating in the Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions, and the imposition of penalty bids. For a description of these activities, see "Underwriting".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Simultaneously with, and as a condition to, the Offering, the Company acquired nine distributors of industrial products (collectively, the "Founding Companies") in exchange for shares of Common Stock (the "Combination"). Unless the context otherwise requires, all references herein to the "Company" or "IDG" shall mean Industrial Distribution Group, Inc., a corporation formed in February 1997, and all the Founding Companies, taken as a whole, and assume that the Combination has been consummated. Unless otherwise indicated, the information in this Prospectus (i) does not give effect to the Underwriters' over-allotment
option, (ii) gives effect to a           for 1 stock split effective as of
            , 1997, (iii) assumes an initial offering price of $          per
share, and (iv) assumes that consideration of           shares of Common Stock
is paid by the Company pursuant to the Combination. See "The Combination".

                                  THE COMPANY

     Industrial Distribution Group, Inc. (the "Company" or "IDG") was formed in February 1997 to create a leading, nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production ("MROP") products. The Company distributes a full line of industrial MROP products, emphasizing its specialized expertise in product applications. The Company's principal product categories include abrasives, cutting tools, hand and power tools, and coolants, lubricants, and adhesives. Utilizing its proprietary computerized Supply Management System, the Company's application and product specialists are able to analyze a customer's acquisition, possession, and application processes for MROP supplies and design programs to streamline the processes and reduce associated costs. Such programs may include improving a customer's production and procurement processes, standardizing MROP products, reducing the number of suppliers, or developing integrated supply arrangements that outsource to the Company some or all of a customer's MROP procurement and management functions.

     The Company intends to establish a nationwide presence, with MROP product and service capabilities in all or most of the major U.S. industrial markets. Currently, the Company has 41 operating locations in 37 cities, along with four small facilities abroad. The Company's more than 20,000 customers include a diverse group of major national and international corporations, including AlliedSignal, Black & Decker, Boeing, Chrysler, General Motors, Hoechst Celanese, PPG Industries, and Shell Oil. On a pro forma combined basis, the Company had net sales of approximately $251 million for the year ended December 31, 1996, and net sales of approximately $67 million for the three months ended March 31, 1997.

     The Company estimates that the size of the market for industrial MROP products in which it participates directly is approximately $70 billion. However, the entire United States MROP market, which includes electrical, PVF (pipes, valves, and fittings), power transmission, and other product categories in which the Company does not currently participate, is estimated to be in excess of $175 billion. This larger market is highly fragmented, with the 50 largest distributors (all of which have annual sales over $90 million) accounting for less than 15% of the market.

     Manufacturers and other users of MROP products are seeking ways to enhance efficiencies and reduce MROP process and procurement costs in order to compete more effectively in the global economy. As a result, the industrial supply industry is experiencing consolidation, as customers focus on the convenience, cost savings, and economies of scale associated with a reduced number of suppliers capable of providing superior service and product selection. Further, as manufacturers focus on their core manufacturing or other production competencies, they are increasingly outsourcing their MROP procurement, management, and application processes in search of comprehensive MROP solutions, such as integrated supply. The Company believes that it will benefit from these industry trends.

     As a result of the Combination and the Offering, the Company believes that it has the size, scale of operations, and resources necessary to compete effectively in the evolving industrial MROP supply industry.

The Company's size and scale of operations allow it to benefit from high volume purchasing, attract the highly skilled personnel required to deliver enhanced levels of service, and realize internal operating efficiencies. The Company's resources enable it to offer a comprehensive product line and invest in sophisticated inventory management and control systems needed to support its enhanced levels of customer service. Finally, the Company's position enhances its ability to implement its acquisition strategy in the consolidating and fragmented MROP industry.

OPERATING STRATEGY

     Superior Product Expertise and Comprehensive Product Line. One of the Company's core competencies is its extensive product expertise. With its understanding of the most appropriate product for specific customer applications, the Company can identify the MROP product best suited for a customer's specific need. This expertise benefits the customer in two ways, each of which lowers the customer's total MROP costs. First, the customer increases the efficiency of its manufacturing processes by minimizing downtime and other indirect costs. Second, by providing only that level of quality required by the application, the Company can lower the customer's MROP product costs. The Company's comprehensive product line supports its commitment to deliver the most appropriate product to its customers. In addition to maintaining over 100,000 stock keeping units ("SKUs"), as well as special items in stock for regular customers, the Company can provide virtually any MROP item, including special-order items.

     Flexible Procurement Solutions; Integrated Supply. The Company believes the key to serving customers in the changing MROP market is the ability to design and implement customized flexible procurement solutions for acquiring, possessing, and applying MROP products to satisfy each customer's particular needs and achieve its cost reduction objectives. The spectrum of services necessary to deliver such solutions is broad. For customers who are not yet prepared to outsource their entire MROP procurement and management functions, the Company provides a range of options from which customers may select the appropriate types and level of service. For customers who desire total procurement solutions designed and implemented through a single distributor, the Company offers its "fully integrated supply" programs, which permit customers to outsource to the Company the entire MROP procurement and management function, including ownership by the Company of inventory in the customer's on-site MROP supply room (or "tool crib").

     Centralized Corporate Functions and Decentralized Operating Management. At the corporate level, on the one hand, the Company will consolidate functions such as financial, accounting, management information systems, employee benefits, and certain purchasing arrangements to eliminate duplicative administrative and other costs that otherwise would be incurred at each of its operating locations. The resulting operating efficiencies, along with the enhanced leverage from higher volume purchasing, should provide the Company an advantage over smaller regional and local competitors. At the operating subsidiary level, on the other hand, the Company will employ a decentralized management structure that focuses management at each operating subsidiary on day-to-day operating matters, profitability, and growth, as well as identifying potential acquisition candidates. The Company believes that its decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on first-hand assessments of the needs and desires of individual customers.

     Superior Customer Service. Providing superior quality and a comprehensive range of MROP services to customers is the IDG hallmark. As part of its commitment to customer service, the Company emphasizes quality assurance in all phases of its operations. The Company's sales and service personnel receive ongoing periodic training in TQM ("total quality management") and other team management skills to assure such quality performance. IDG will also seek certification under the International Standards Organization ("ISO") 9002 standards for distribution with respect to its principal locations and expects to make such certification a Company-wide objective for all future principal locations.

GROWTH STRATEGY

     Internal Growth. Management believes that significant opportunities exist to increase revenues and earnings through internal expansion, particularly due to the Company's enhanced competitive position resulting from the Combination. Through focused marketing both inside and outside the United States, the Company will seek to add revenue by offering additional products and services to new and existing customers and identifying any unserved facilities of its larger existing customers. Where necessary to increase its market share, the Company will open or expand facilities in the vicinity of existing operations. The Company will also consider the desirability of internal expansion into new geographic markets.

     Acquisitions in Select Geographic Markets. The Company intends to launch an aggressive acquisition program to take advantage of consolidation opportunities that management believes exist within the highly fragmented industrial MROP market. The Company will seek to acquire successful MROP distribution and related businesses that are large enough to establish a significant initial presence and to provide for future Company expansion in the particular market. The Company will seek to retain the management of acquired businesses.

     Expansion into International Markets. The Company believes that the consolidation and outsourcing trends that provide growth opportunities in the United States offer comparable opportunities in international markets. The Company plans initially to extend its offering of flexible procurement solutions to foreign manufacturing facilities of its domestic customers to develop a base for potentially expanded international operations. The Company has been active in the Peoples Republic of China since 1988, establishing sales offices in Beijing (1994) and Shanghai (1996), and in Mexico since 1997.

                                THE COMBINATION

     The decision to form IDG through the combination of the Founding Companies emerged from the principals of those nine companies, who had developed significant professional and personal relationships over the past 10 years. These principals, who have had an average of over 20 years of experience in the industrial distribution industry, have shared ideas for "best practices" with respect to such matters as marketing, management, and operating systems, and concluded that the formation of the Company would enhance their individual and collective ability to compete successfully in the changing industrial MROP market. In addition, the entire consideration payable by IDG for the Founding Companies (other than a cash payment to a dissenting shareholder and payments in lieu of fractional shares) consists of shares of Common Stock, all of which the Founding Companies' stockholders have agreed contractually to hold for at least two years. As a result, management believes that IDG's ability to integrate successfully the operations of the Founding Companies will be greatly facilitated.
                             ---------------------

     The Company's principal executive offices are located at 2500 Royal Place, Tucker, Georgia, where its telephone number is (770) 243-4042.

                                  THE OFFERING

Common Stock offered................

Common Stock to be outstanding after
  the Offering(1)...................

Use of proceeds.....................     To repay certain indebtedness of the
                                         Founding Companies, to finance the
                                         acquisition of additional MROP
                                         distribution and related businesses,
                                         and for general corporate purposes. See
                                         "Use of Proceeds".

Proposed New York Stock
  Exchange symbol...................     IDG
---------------

(1) Does not include             shares of Common Stock issuable upon the
    exercise of stock options granted under the Company's Stock Incentive Plan. See "Management -- Stock Incentive Plan" and "Underwriting". As a result of the Combination, the former stockholders of the Founding Companies will own
                   shares of Common Stock, or      % of the Common Stock to be
    outstanding after the Offering.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     IDG will acquire the Founding Companies simultaneously with the closing of this Offering. Pursuant to the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 97 ("SAB 97"), however, Industrial Distribution Group, Inc., a Georgia corporation formed in 1981 and one of the nine Founding Companies (referred to herein as "Predecessor-IDG"), is deemed to be the acquiror, for financial reporting purposes, of the other eight Founding Companies (the "Other Founding Companies"), and the following pro forma combined data is presented on that basis. The acquisition of the Other Founding Companies will be accounted for under the purchase method of accounting, whereby their assets and liabilities are recorded at fair market value. Prior to the Combination, each of the Founding Companies operated independently and was not under common control or management; accordingly, the pro forma data presented may not be comparable to or indicative of post-Combination results. For a discussion of the pro forma combined operating results, see the Unaudited Pro Forma Combined Financial Statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31, 1996     MARCH 31, 1997
                                                              -----------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:(1)
Net sales...................................................      $251,058             $66,684
Gross profit................................................        60,381              15,906
Selling, general, and administrative expenses(2)(3).........        53,612              13,665
Operating income............................................         6,769               2,241
Net income(4)...............................................         3,575               1,417
Net income per share........................................
Weighted average shares outstanding(5)......................

                                                                    AS OF MARCH 31, 1997
                                                        ---------------------------------------------
                                                        PRO FORMA COMBINED(1)(6)   AS ADJUSTED(1)(7)
                                                        ------------------------   ------------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................................          $36,772
Property and equipment, net...........................            8,837
Total assets..........................................           82,006
Long-term debt, including current portion.............           27,511
Stockholders' equity..................................           31,816

---------------

 (1) See the Unaudited Pro Forma Combined Financial Statements of the Company for pro forma financial information relating to the year ended December 31, 1996 and the three months ended March 31, 1997.
 (2) Adjusted to reflect the acquisition of the Other Founding Companies and reductions in salaries and benefits to certain owners of the Founding Companies that have been agreed to in connection with the Combination (the "Compensation Differential").
 (3) Includes amortization of goodwill to be recorded as a result of the Combination.
 (4) Gives effect to certain tax adjustments related to the taxation of Predecessor-IDG as an S Corporation prior to consummation of the Combination, the tax impact of the Compensation Differential in each period, and assumes all income is subject to a corporate tax rate of 40%.
 (5) Includes (i)      shares issued by the Company prior to the Combination and
     the Offering and (ii)      shares to be issued to the stockholders of the
     Founding Companies in connection with the Combination; but excludes
               shares to be issued in the Offering and           shares of
     Common Stock issuable pursuant to outstanding options granted under the Company's Stock Incentive Plan.
 (6) Gives effect to: (i) the acquisition of the Other Founding Companies at fair market value in accordance with SAB 97; and (ii) the combination of the Other Founding Companies with Predecessor-IDG as if such combination had occurred as of March 31, 1997.
 (7) Adjusted to reflect the sale of           shares of Common Stock offered
     hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds".

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock.

     This Prospectus contains certain forward-looking statements (as such term is defined in the Securities Act) concerning the Company's operations, performance, and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those set forth below.

ABSENCE OF COMBINED OPERATING HISTORY

     Although each of the Founding Companies has operated for over 20 years, the businesses of the Founding Companies will not be operated as a combined entity until the Combination is consummated. There can be no assurance that the Company will be able to integrate successfully the businesses of the Founding Companies or to operate profitably. There can be no assurance that the Company's management group, certain of whom, including the Chief Executive Officer, have not previously worked in the MROP industry, will be able to manage effectively the combined entity. Failure to integrate successfully the Founding Companies could have a material adverse effect on the Company's results of operations and financial condition.

ABSENCE OF INTEGRATED SYSTEMS

     Until the Company implements its centralized management systems, the Company will utilize and be dependent upon the information and operating systems of the Founding Companies for ordering products, recording and analyzing financial results, controlling inventory, and other important functions. Although the Company has put in place certain control mechanisms, it may nonetheless experience delays, disruptions, and unanticipated expenses in implementing, integrating, and operating its centralized systems, any of which could have a material adverse effect on the Company's results of operations and financial condition. The Company will not be able to fully achieve certain contemplated operating efficiencies and competitive advantages until it has implemented fully its centralized management information and operating systems.

RISKS ASSOCIATED WITH EXPANSION THROUGH ACQUISITIONS

     The Company's growth strategy contemplates acquisitions of MROP distribution and related businesses. As a result, the Company's future success is dependent, in part, upon its ability to identify, finance, and acquire suitable businesses on favorable terms and then to integrate and manage the acquired businesses successfully. The Company does not have a history of completing and integrating acquisitions. Acquisitions involve special risks, including risks associated with unanticipated liabilities, diversion of management attention, and possible adverse effects on earnings resulting from increased goodwill amortization, potential increased interest costs, the issuance of additional securities, the dependence on retention, hiring, and training of key personnel, and difficulties relating to the integration of the acquired businesses. Although the Company believes that it can implement successfully its acquisition program, there can be no assurance that the Company will be able to do so. Further, there can be no assurance that future acquisitions will not have an adverse effect upon the Company's results of operations, particularly during periods in which the operations of acquired businesses are being integrated into the Company's operations. See
"Business -- Business Strategies -- Growth Strategy".

NEED FOR ADDITIONAL FINANCING

     The Company intends to use a combination of shares of Common Stock and other types of consideration in making future acquisitions. The extent to which the Company will be able or willing to use Common Stock for this purpose will depend on the market value of the Common Stock from time to time and the willingness of potential sellers to accept it as full or partial payment. If the Company is unable to use its Common Stock for acquisitions, the Company's ability to make acquisitions may depend upon its ability to raise additional capital, including through borrowings. Such borrowings could create other risks for the Company and its stockholders. No assurance can be given that the Company will be able to obtain the capital it will need to finance its acquisition program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined" and
"Business -- Business Strategies -- Growth Strategy".

DEPENDENCE ON SUPPLIER RELATIONSHIPS

     Each of the Founding Companies has distribution rights for certain product lines in its respective geographic market. The Company depends upon these distribution rights for a substantial portion of its business. A significant percentage of the Company's distribution arrangements with its suppliers are oral, and many of its distribution rights may be terminated by the supplier immediately or upon short notice. The termination or limitation by any key supplier of its relationship with the Company could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

     The industrial MROP supplies industry is highly competitive and features numerous distribution channels, including: national, regional, and local distributors; direct mail suppliers; large warehouse chains; hardware stores; and manufacturers' own sales forces. Many of the Company's competitors are small enterprises who sell to customers in a limited geographic area, but the Company also competes against several large MROP distributors that have significantly greater resources than the Company. As customers increasingly seek low-cost alternatives to traditional methods of purchasing and sources of supply, they are, among other things, reducing the number of their MROP suppliers. Also, MROP distributors are consolidating to achieve economies of scale and increase efficiencies, which consolidation trend could cause the industry to become more competitive. In addition, new competitors may emerge. Certain of the Company's competitors sell identical products for prices lower than those offered by the Company. Moreover, the Company also competes on the basis of responsiveness to the needs of customers for quality service, product diversity, and availability. There can be no assurance that the Company will be able to compete successfully under such conditions.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend on the continuing efforts of its executive officers and the senior management of the Founding Companies, and the Company likely will depend on the senior management of any significant businesses it acquires in the future, especially as the Company enters into new geographic markets. The business and prospects of the Company could be adversely affected if these persons, in significant numbers, do not continue their key roles, and the Company is unable to attract and retain qualified replacements. See
"-- Absence of Combined Operating History".

LABOR AVAILABILITY

     The timely provision of high-quality service by the Company requires an adequate supply of skilled sales and customer service personnel, including the application and product specialists whose expertise is an essential element of the Company's customer-oriented, flexible procurement solutions approach. Accordingly, the Company's ability to implement its strategies depends to a degree on its ability to employ the skilled personnel necessary to meet the Company's marketing and services requirements. From time to time, the Company has experienced difficulty in attracting or retaining sufficient numbers of qualified personnel. In addition, the operating costs of the Company may be adversely affected by turnover in such positions. There can be no assurance that the Company will be able to maintain an adequately skilled sales and customer service force or that the Company's labor expenses will not increase as a result of a shortage in the supply of such skilled personnel.

INDUSTRY CYCLICALITY

     Some of the primary markets for the products sold by the Company are subject to cyclical fluctuations that generally affect demand for industrial and consumer durable goods produced by the users of MROP products. Consequently, the demand for MROP products has been and may continue to be influenced by many of those same national or regional factors. Changes in economic conditions resulting in a change in the current business cycle could have a material adverse effect on the Company's results of operations and financial condition.

CONTROL BY MANAGEMENT AND FORMER OWNERS OF FOUNDING COMPANIES

     Following the Offering, directors and officers of the Company, and former stockholders of the Founding Companies, will own beneficially an aggregate of
approximately      % of the outstanding Common Stock (     % if the
Underwriters' over-allotment option is exercised in full). See "Principal Stockholders". Accordingly, these persons, if they were to act in concert, would have substantial influence over the affairs of the Company, including the ability potentially to control the election of directors and other matters requiring stockholder approval by simple majority vote.

LEGAL PROCEEDING

     On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of Predecessor-IDG, filed suit against a manufacturer of an industrial product and Predecessor-IDG in the Superior Court of Troup County, Georgia, Civil Action No. 96-CV-964. Milliken claims that a product sold to it by Predecessor-IDG as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia. Milliken alleges damages of $500 million against the defendants. Predecessor-IDG has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. While the damages alleged by Milliken are exceptional in amount, the inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance will be adequate to cover any loss to Predecessor-IDG that might result from the lawsuit.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interests. Provisions in the Company's Certificate of Incorporation allow the Board to determine the terms of preferred stock that may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue preferred stock in such manner could enable the Board to prevent changes in management and control of the Company. See "Description of Capital Stock -- Preferred Stock".

ABSENCE OF PRIOR PUBLIC MARKET; VOLATILITY OF MARKET PRICE

     Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or continue after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiation between the Company and the Underwriters, and may not be indicative of the market price of shares of Common Stock after the Offering. See "Underwriting".

     From time to time after the Offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets, or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, the Company cannot predict the market price for the Common Stock subsequent to the Offering.

DILUTION

     The purchasers of the Common Stock offered hereby will experience immediate
and substantial dilution of $          per share, the amount by which the
purchase price of the Common Stock offered hereby will exceed the net tangible book value of the Common Stock immediately following the Offering. See "Dilution". If the Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in net tangible book value per share of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. The number of outstanding shares of Common Stock available for sale in the public market will be limited by (i) contractual agreements between the Company and the stockholders of the Founding Companies not to sell for two years the shares of Common Stock received by them in the Combination; (ii) the lock-up agreements under which the Company, its officers and directors, and the former Founding Company stockholders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch & Co., on behalf of the Underwriters; and (iii) applicable restrictions under the Securities Act. As a result of those agreements and restrictions, upon the closing of the
Offering, no shares other than the        shares offered hereby will be eligible
for sale. A total of        shares are subject to the above two-year limitation
and lock-up agreements, but otherwise would be eligible for sale subject to the volume and holding period limitations of Rule 144 beginning one year after the date of this Prospectus. In addition, the Company plans to file a shelf registration statement to register shares of Common Stock for use in connection with future acquisitions, which shares, if any were to be issued within 180 days after the date of the Prospectus, would be subject to the Company's lock-up agreement with Merrill Lynch & Co. as described above. See "Shares Eligible for Future Sale".

POLICY TO PAY NO DIVIDENDS

     The Company presently intends to retain its earnings to finance its growth and expansion and for general corporate purposes. Consequently, it does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's future financing agreements may contain limitations on the payment of cash dividends and other distributions of assets. See "Dividend Policy".

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby (assuming an initial public offering price of $          per
share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be approximately
$     million (approximately $     million if the Underwriters' over-allotment
option is exercised in full).

     In connection with the Combination, the Company plans to use approximately
$     million to repay certain preexisting indebtedness of the Founding
Companies. At             , 1997, such indebtedness had a weighted average
interest rate of   %. Such indebtedness, if not repaid, would otherwise mature
at various dates through             . See "Management's Discussion and Analysis
of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined".

     The remaining $     million of the net proceeds is expected to be used,
together with internally generated funds and proposed borrowings, to fund the acquisition and development of additional MROP distribution and related businesses, for general corporate purposes, and to make a cash payment under applicable corporate law to a former shareholder of Predecessor-IDG who elected to exercise dissenters' rights with respect to the acquisition of that company. While the Company is continuously considering possible acquisition prospects as part of its growth strategy, the Company is not presently engaged in active negotiations with respect to any particular acquisition.

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing investment grade or government securities.

                                DIVIDEND POLICY

     The Company currently intends to retain its future earnings, if any, to finance the growth, development, and expansion of the Company's business and, accordingly, does not currently intend to declare or pay any dividends on the Common Stock for the foreseeable future. The declaration, payment, and amount of future dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend upon the future earnings, results of operations, financial condition, and capital requirements of the Company, among other factors. Under Delaware law, the Company is prohibited from paying any dividends unless it has capital surplus or net profits available for this purpose.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997 (i) for Predecessor-IDG as the deemed acquiror under SAB 97, (ii) on a pro forma basis to reflect the Combination, and (iii) on a pro forma as adjusted basis to reflect the Combination and to give effect to the sale of the shares of Common Stock offered by the Company in the Offering at an
assumed offering price of $          per share and the application of the net
proceeds therefrom, which are estimated to be approximately $     million (after
deducting underwriting discounts and commissions and estimated Offering expenses). The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and the Unaudited Pro Forma Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.

                                                                       AS OF MARCH 31, 1997
                                                             -----------------------------------------
                                                                                            PRO FORMA
                                                             PREDECESSOR-                  AS ADJUSTED
                                                                 IDG        PRO FORMA(1)    (1)(2)(3)
                                                             ------------   ------------   -----------
                                                                          (IN THOUSANDS)
Short-term borrowings and current portion of long-term
  debt.....................................................    $    55        $ 9,779
                                                               =======        =======        =======
Long-term debt, excluding current portion..................     15,047         17,732
                                                               -------        -------        -------
Stockholders' equity:
  Preferred Stock, par value $.10 per share, 10,000,000
     shares authorized; no shares issued and outstanding
     (historical, pro forma, and pro forma as adjusted)....         --             --             --
  Common Stock, par value $.01 per share, 50,000,000 shares
     authorized; 110,665 shares issued and outstanding
     (Predecessor-IDG historical);          shares issued
     and outstanding (pro forma);           shares issued
     and outstanding (pro forma as adjusted)...............          1             32
  Additional paid-in capital...............................        307         31,784
  Retained earnings........................................      4,274              0
                                                               -------        -------        -------
          Total stockholders' equity.......................      4,582         31,816
                                                               -------        -------        -------
          Total capitalization.............................    $19,629        $49,548
                                                               =======        =======        =======

---------------

(1) Gives effect to: (i) the acquisition of the Founding Companies in accordance with SAB 97; (ii) the combination of the other Founding Companies with Predecessor-IDG as if such combination had occurred as of March 31, 1997; and (iii) an estimated liability that is payable in cash to a former shareholder of Predecessor-IDG who elected to exercise dissenter's rights with respect to the acquisition of that company.
(2) Adjusted to reflect the sale of           shares of Common Stock offered
    hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds".
(3) Excludes      shares of Common Stock issuable pursuant to outstanding
    options granted under the Company's Stock Incentive Plan. See
    "Management -- Stock Incentive Plan".

                                    DILUTION

     At March 31, 1997, after giving effect to the Combination as if it had occurred at such date, the pro forma combined net tangible book value of the
Company would have been $          , or $          per share. Such pro forma
combined net tangible book value is equal to the aggregate net tangible book value (tangible assets less total liabilities) of the Founding Companies prior to the Combination. The number of shares used for the per share calculation
includes the      shares outstanding prior to the Offering. After giving effect
to the Combination and the sale by the Company of the      shares of Common
Stock offered hereby (assuming an initial public offering price of $
per share and after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company), the pro forma combined net
tangible book value of the Company would have been $          , or $
per share. This represents an immediate increase in pro forma net tangible book
value of $          per share to existing stockholders and an immediate dilution
in net tangible book value of $          per share to new investors purchasing
the shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................            $
  Pro forma net tangible book value prior to the Offering...  $
  Increase attributable to new investors....................  $
Pro forma net tangible book value after the Offering........
                                                                        -------
Dilution in net tangible book value to new investors........            $
                                                                        =======

     The following table sets forth on a pro forma basis, after giving effect to the Combination as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration to the Company, and the average price per share paid to the Company by existing stockholders, including both management stockholders and the stockholders of the Founding Companies, and the new investors purchasing Common Stock from the Company in this Offering at
the initial public offering price of $          per share:

                                         SHARES PURCHASED     TOTAL CONSIDERATION
                                        -------------------   --------------------   AVERAGE PRICE
                                         NUMBER     PERCENT    AMOUNT     PERCENT      PER SHARE
                                        ---------   -------   ---------   --------   -------------
Existing stockholders(1)..............
Stockholders of Founding
  Companies(1)(2).....................
New investors.........................
                                        ---------    -----     --------     -----        -----
          Total.......................
                                        =========    =====     ========     =====        =====

---------------

(1) See "Certain Transactions" for a discussion of certain issuances of Common Stock.
(2) Total consideration paid by the stockholders of the Founding Companies represents the stockholders' equity of the Founding Companies before the Offering, adjusted to reflect S Corporation distributions.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

     The Company will acquire the Founding Companies simultaneously with the closing of this Offering. Pursuant to SAB 97, Predecessor-IDG is deemed to be the acquiror, for financial reporting purposes, of the Other Founding Companies, and the following pro forma combined data is presented on that basis. The Selected Pro Forma Combined Financial Data of the Company should be read in conjunction with the audited financial statements of Predecessor-IDG and the related notes thereto, the Unaudited Pro Forma Combined Financial Statements of the Company and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                YEAR END         THREE MONTHS ENDED
                                                            DECEMBER 31, 1996      MARCH 31, 1997
                                                            -----------------    ------------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:(1)
Net sales.................................................      $251,058              $66,684
Gross profit..............................................        60,381               15,906
Selling, general, and administrative expenses(2)(3).......        53,612               13,665
Operating income..........................................         6,769                2,241
Net income(4).............................................         3,575                1,417
Net income per share......................................
Weighted average shares outstanding(5)....................

                                                                     AS OF MARCH 31, 1997
                                                            ---------------------------------------
                                                                PRO FORMA
                                                             COMBINED(1)(6)      AS ADJUSTED(1)(7)
                                                            -----------------    ------------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................................      $ 36,772
Property and equipment, net...............................         8,837
Total assets..............................................        82,006
Long-term debt, including current portion.................        27,511
Stockholders' equity......................................        31,816

---------------

(1) See the Unaudited Pro Forma Combined Financial Statements of the Company for pro forma financial information relating to the year ended December 31, 1996 and the three months ended March 31, 1997.
(2) Adjusted to reflect the acquisition of the Other Founding Companies and reductions in salaries and benefits to certain owners of the Founding Companies that have been agreed to in connection with the Combination (the "Compensation Differential").
(3) Includes amortization of goodwill to be recorded as a result of the Combination.
(4) Gives effect to certain tax adjustments related to the taxation of Predecessor-IDG as an S Corporation prior to consummation of the Combination and the tax impact of the Compensation Differential in each period, and assumes all income is subject to a corporate tax rate of 40%.
(5) Includes (i)             shares issued by the Company prior to the
    Combination and the Offering and (ii)                  shares to be issued
    to the stockholders of the Founding Companies in connection with the
    Combination; but excludes      shares to be issued in the Offering and
    shares of Common Stock issuable pursuant to outstanding options granted under the Company's Stock Incentive Plan.
(6) Gives effect to: (i) the acquisition of the Other Founding Companies at fair market value in accordance with SAB 97; and (ii) the combination of the Other Founding Companies with Predecessor-IDG as if such combination had occurred as of March 31, 1997.
(7) Adjusted to reflect the sale of      shares of Common Stock offered hereby
    and the application of the estimated net proceeds therefrom. See "Use of Proceeds".

                      PREDECESSOR-IDG SELECTED FINANCIAL DATA

     Pursuant to the requirements of SAB 97, Predecessor-IDG is deemed to be the acquiror, for financial reporting purposes, of the Other Founding Companies. The following selected financial data of Predecessor-IDG are qualified by reference to, and should be read in conjunction with, the financial statements of Predecessor-IDG and notes thereto and other financial data included elsewhere in this Prospectus. The financial data set forth below as of and for each of the periods ended December 31, 1994, 1995, and 1996 have been derived from the audited financial statements of Predecessor-IDG included elsewhere in this Prospectus. The financial data as of and for the period ended March 31, 1996 and 1997 have been derived from the unaudited financial statements of Predecessor-IDG included elsewhere in this Prospectus. The financial data as of and for the periods ended December 31, 1992 and 1993 have been derived from audited financial statements of Predecessor-IDG not included in this Prospectus. These historical results are not indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Prospectus Summary -- Summary Pro Forma Combined Financial Data".

                                                                                                THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                            -----------------------------------------------   -----------------
                                             1992      1993      1994      1995      1996      1996      1997
                                            -------   -------   -------   -------   -------   -------   -------
                                                                      (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales.................................  $59,067   $66,675   $75,624   $83,526   $90,786   $22,569   $23,617
                                            -------   -------   -------   -------   -------   -------   -------
Gross profit..............................   15,929    17,887    19,676    21,165    23,456     5,917     6,173
Selling, general, and administrative
  expenses................................   15,255    16,048    17,447    18,803    21,160     5,136     5,337
                                            -------   -------   -------   -------   -------   -------   -------
Operating income..........................      674     1,839     2,229     2,362     2,296       781       836
Net income................................       14       805     1,255     1,202       693       435       532
BALANCE SHEET DATA:
Working capital...........................      637     1,365    10,604    11,765    17,161    13,809    16,767
Property and equipment, net...............    2,267     2,184     2,202     2,142     2,166     2,106     2,063
Total assets..............................   17,253    18,511    20,297    22,352    26,428    24,394    27,018
Long-term debt, including current
  portion.................................    9,706    10,442    10,365    11,060    16,706    12,372    15,102
Shareholders' equity......................    1,603     2,408     3,146     3,798     4,050     4,233     4,582

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company provides flexible procurement solutions for manufacturers and other users of industrial MROP products, distributing a full line of such industrial MROP products and providing specialized services to a diverse group of more than 20,000 customers. The Company has 41 operating locations in 37 cities, along with four small facilities abroad. The Company had net sales of $251 million for the 12 months ended December 31, 1996, and $67 million for the three months ended March 31, 1997.

     The Company sells MROP supplies directly from stock using catalogs or similar methods (stock sales); such sales were $157.6 million and $151.3 million in 1996 and 1995, respectively. The Company also sells products and services pursuant to supply contracts (normally for a duration of at least one year) for fixed prices or fixed margins on certain products or product lines; such supply contracts generated sales of $81.6 million and $73.3 million in 1996 and 1995, respectively. Pursuant to integrated supply contracts, the Company manages tool cribs and provides a level of enhanced service to certain customers, often with a guaranteed minimum reduction in the customer's total MROP costs. The Company began offering integrated supply contracts in 1995, and revenues from such contracts have grown to $12.1 million in 1996 from $6.3 million in 1995.

     Management expects the upward trend in its integrated supply business and its specialized services supply business to continue for the foreseeable future, driven by increasing demand from customers to outsource their MROP procurement and management functions and for customized MROP procurement solutions. Integrated supply arrangements are still in the early stages of development, but management believes such arrangements are becoming increasingly attractive to customers. IDG has selected integrated supply as a major focus of its operating strategy. Because start-up costs necessary to design and implement an integrated supply arrangement are currently expensed as incurred, such contracts typically have a lower operating margin, in their implementation phase, than the Company's other principal categories of revenue. Management believes, however, that margins on these arrangements generally increase over the term of a contract (as the Company's costs are reduced and savings to the customer increase), and that integrated supply contracts will become a significant component of the Company's operating results.

     Management believes that the success of the Company's integrated supply and other specialized services supply contract business will depend in major part on the Company's utilization of technology to design and implement the MROP procurement solutions that customers desire. The Company, on a combined basis, invested over $800,000 in 1996 to develop and upgrade its proprietary Supply Management System and its internal management information systems in order to expand its capabilities to successfully and profitably deliver such specialized services to customers. The Company will continue to commit resources to its technological capabilities in order to provide superior customer service and achieve internal operating efficiencies.

     Under SAB 97, Predecessor-IDG has been designated as the acquiror for the Combination, and the Company must include in this Prospectus management's discussion and analysis of historical financial information of Predecessor-IDG. Management has also included its discussion and analysis of certain combined historical information of the Founding Companies, in order to provide other important information with respect to the Company in light of certain effects of the Combination. The following discussions have been organized on that basis.

     In these discussions, most percentages and dollar amounts have been rounded to aid presentation; as a result, all such figures are approximations. References to such approximations have generally been omitted.

RESULTS OF OPERATIONS -- COMBINED

     The following table sets forth certain combined operating results of the Founding Companies on a historical basis and shows such results as a percentage of net sales.

                                                 YEARS ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                                  ------------------------------------------------------   ---------------------------------
                                        1994               1995               1996              1996              1997
                                  ----------------   ----------------   ----------------   ---------------   ---------------
                                                                        (IN THOUSANDS)
Net sales.......................  $206,608   100.0%  $230,877   100.0%  $251,303   100.0%  $61,779   100.0%  $66,686   100.0%
Cost of sales...................   157,307    76.1    176,696    76.5    191,115    76.0    46,828    75.8    50,809    76.2
                                  --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
Gross profit....................    49,301    23.9     54,181    23.5     60,188    24.0    14,951    24.2    15,877    23.8
Selling, general, and
  administrative................    44,594    21.6     48,307    20.9     53,306    21.2    13,114    21.2    13,555    20.3
                                  --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
Operating income................  $  4,707     2.3%  $  5,874     2.6%  $  6,882     2.8%  $ 1,837     3.0%  $ 2,322     3.5%
                                  ========   =====   ========   =====   ========   =====   =======   =====   =======   =====

     The combined operating results may not be indicative of the Company's post-Combination results of operations for several reasons. The Founding Companies have operated throughout the periods presented as separate privately-owned entities. Their results of operations reflect varying tax structures, which in turn have influenced other matters such as owners' compensation. Accordingly, selling, general, and administrative expenses may not be comparable among the individual Founding Companies. In addition, the Company will have new senior management going forward, will incur implementation costs of the Combination, and will incur amortization expenses from the goodwill associated with the Combination. Moreover, these combined operating results do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only summations of the respective line items from historical information of the individual Founding Companies.

     The Company will record goodwill in the Combination equal to the excess of the fair value of the consideration paid for the Other Founding Companies over the fair value of the net assets acquired from such companies. The amortization of goodwill is a non-cash charge to operating income. Generally accepted accounting principles require the amortization of goodwill over its useful life, which in the Company's case will be the maximum of 40 years. The pro forma impact of the Company's amortization expense, which is non-deductible for tax purposes, is expected to be approximately $100,000 per year. The owners of the Founding Companies have contractually agreed to certain adjustments in compensation and benefits in connection with the Combination. The aggregate result of these adjustments -- a reduction of $282,000 and $56,000 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively (the "Compensation Differential") -- has been reflected in the Unaudited Pro Forma Combined Statements of Income of the Company presented elsewhere in this Prospectus. However, the combined operating results presented above do not reflect the effect of the Compensation Differential, goodwill amortization, or any other pro forma adjustments.

     The Company anticipates that, following the Combination, it will realize savings from several sources, including (i) increased volume discounts and rebates from vendors, (ii) consolidation of certain administrative functions, and (iii) lower borrowing rates. These savings will be offset, to some extent, by costs related to the Company's new senior management and costs associated with being a public company. No such savings are reflected in the above combined information or the following discussion.

  Three Months Ended March 31, 1997 Compared to March 31, 1996

     Net Sales. Net sales increased $4.9 million, or 7.9%, from $61.8 million for the three months ended March 31, 1996 to $66.7 million for the three months ended March 31, 1997. The increase was attributable to several factors, including an increase in the number of new, and increased revenue under existing, integrated supply contracts. Of the $4.9 million increase, $2.0 million resulted from increased orders from existing customers, $1.0 million from an increase in integrated supply contracts, and $1.5 million in business from new customers.

     Cost of Sales. Cost of sales increased $4.0 million, or 8.5%, from $46.8 million for the three months ended March 31, 1996, to $50.8 million for the three months ended March 31, 1997, primarily as a direct result of the increased amount of sales in the latter period. As a percentage of net sales, however, cost of sales increased from 75.8% for the three months ended March 31, 1996 to 76.2% for the three months ended March 31, 1997. The increase was due to a significant increase in volume of sales with a lower margin customer, which was partially offset by an increase in sales of products with a higher profit margin. The increased margins were recorded in the stock sale category and partially offset by lower margins on abrasive products.

     SG&A Expenses. Selling, general, and administrative expenses increased $441,000, or 3.4%, from $13.1 million for the three months ended March 31, 1996, to $13.6 million for the three months ended March 31, 1997. The increase is attributable in part to the higher volume of business, but it also reflects certain increases in start up costs associated with new integrated supply contracts, employee health care and retirement costs, and professional fees incurred. As a percentage of net sales, however, selling, general, and administrative expenses remained relatively consistent between periods.

     Operating Income. Operating income increased to $2.3 million for the three months ended March 31, 1997, from $1.8 million for the three months ended March 31, 1996. As a percentage of net sales, operating income increased from 3.0% for the three months ended March 31, 1996 to 3.5% for the three months ended March 31, 1997.

  Year Ended 1996 Compared to 1995

     Net Sales. Net sales increased $20.4 million, or 8.8%, from $230.9 million in 1995 to $251.3 million in 1996. The increase primarily reflects substantial growth in revenue from all categories of revenue. An acquisition at the end of 1995 contributed approximately $6.0 million in net sales in 1996. Price increases ranged between 1% and 3%. These factors more than offset a $2.5 million decrease in gross sales to one large customer as a result of a vendor agreeing to bill the customer directly (a "direct bill arrangement") and the Company receiving a commission on the sale rather than recording the gross amount of the sale as revenue.

     Cost of Sales. Cost of sales increased $14.4 million, or 8.1%, from $176.7 million in 1995 to $191.1 million in 1996, primarily as a result of the increase in sales in 1996. As a percentage of net sales, however, cost of sales decreased from 76.5% in 1995 to 76.0% in 1996. The decrease was primarily due to a higher margin product mix, increased margin as a result of the change to the direct bill arrangement with the customer discussed above, and increased vendor rebates.

     SG&A Expenses. Selling, general, and administrative expenses increased $5.0 million, or 10.4%, from $48.3 million in 1995 to $53.3 million in 1996. As a percentage of net sales, these expenses increased from 20.9% in 1995 to 21.2% in 1996. The increase was primarily due to higher start-up costs associated with new specialized services and integrated supply contracts (approximately $1.4 million) and an increase in infrastructure needed to support increased volume. Approximately $800,000 reflects the Company's expenditures for technology upgrades and enhancements.

     Operating Income. Operating income increased $1.0 million or 16.9%, from $5.9 million in 1995 to $6.9 million in 1996. As a percentage of net sales, operating income increased from 2.6% in 1995 to 2.8% in 1996.

  Year Ended 1995 Compared to 1994

     Net Sales. Net sales increased $24.3 million, or 11.8%, from $206.6 million in 1994 to $230.9 million in 1995. The increase is attributable primarily to new customers within the stock sales category, although integrated supply increased $1.5 million. Prices increased an average of 1% to 3%.

     Cost of Sales. Cost of sales increased $19.4 million, or 12.3%, from $157.3 million in 1994 to $176.7 million in 1995, primarily as a result of the increase in sales in 1995. As a percentage of net sales, cost of sales increased from 76.1% in 1994 to 76.5% in 1995. The increase was due to narrowing margins, specifically in the abrasives product category, and some inventory write downs.

     SG&A Expenses. Selling, general, and administrative expenses increased $3.7 million, or 8.3%, from $44.6 million in 1994 to $48.3 million in 1995. As a percentage of net sales, these expenses decreased from

21.6% in 1994 to 20.9% in 1995. The dollar increase in SG&A was primarily the result of increases in integrated supply charges, sales commissions, and compensation expense. However, the decrease as a percent of sales is a result of using existing Company overhead to support the higher sales level.

     Operating Income. Operating income increased $1.2 million, or 25.5%, from $4.7 million in 1994 to $5.9 million in 1995. As a percentage of net sales, operating income increased from 2.3% in 1994 to 2.6% in 1995.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     At March 31, 1997, combined working capital was $34.2 million. Upon consummation of the Combination and after applying the estimated net proceeds of the Offering as discussed under "Use of Proceeds", the Company will have $
million of cash and cash equivalents, $     million of working capital, and no
outstanding indebtedness under its operating lines of credit. The $     million
of operating indebtedness of the Founding Companies is anticipated to be repaid from Offering proceeds in connection with the Combination. The Company is currently negotiating the terms of a credit facility with a bank that is expected to include both an operating line of credit and a facility for use in connection with future acquisitions by the Company (the "Credit Facility").

     The principal operating capital requirements of the Company are for increases in inventory and accounts receivable and purchasing and upgrading property and equipment. Whether or not the Credit Facility is established, management believes that the Company's available cash and working capital, together with cash flow generated from operations, will be adequate to enable the Company to fund its current operations on a combined basis and to fund anticipated internal expansion for at least the next year. Management also believes the Company could make some acquisitions and fund its capital requirements to integrate those new businesses, without establishing the Credit Facility, if it is able to use its Common Stock as the acquisition consideration. However, in order to fully implement its contemplated acquisition program, management believes the Company will need to establish the Credit Facility or obtain comparable borrowing arrangements from other sources. While there can be no assurance that the Company will be able to do so, management believes that the Company's size and other resources will enable it to obtain adequate credit arrangements, on acceptable terms, to meet its anticipated operating and growth objectives for the foreseeable future.

     Net cash (used in) provided by operating activities in 1996 and 1995 was $(3.0 million) and $400,000, respectively. These changes were principally due to the funding of working capital requirements for inventory and accounts receivable for 1996.

     Net cash used for investing activities, primarily attributable to capital expenditures, in 1996 and 1995 was $800,000 and $2.4 million, respectively.

     Net cash provided by financing activities in 1996 and 1995 was $4.0 million and $2.3 million, respectively. Cash was primarily provided by the various lines of credit arrangements that the Founding Companies have established.

RESULTS OF OPERATIONS -- PREDECESSOR-IDG

     This discussion of the historical results of operations of Predecessor-IDG, and the following discussion of "Liquidity and Capital Resources" of Predecessor-IDG, are included herein as prescribed disclosures as a result of SAB 97. They should be read in conjunction with the audited financial statements of Predecessor-IDG included elsewhere in this Prospectus.

     Predecessor-IDG operates three divisions that sell industrial supply products to different industries. The largest division (64% of fiscal 1996 sales) sells to pulp, chemical, textile, and furniture manufacturers. Other divisions sell to the recreational vehicle and manufactured housing market (26% of fiscal 1996 sales) and to the residential and commercial construction industry (10% of fiscal 1996 sales).

  Three Months Ended March 31, 1997 Compared to March 31, 1996

     Net sales increased $1.0 million, or 4.4%, from $22.6 million in 1996 to $23.6 million in 1997. This increase was primarily due to an increase in the number of integrated supply contracts between periods and the strengthening of Predecessor-IDG's sales force.

     Cost of sales increased $700,000, or 4.2%, from $16.7 million in 1996 to $17.4 million in 1997. As a percentage of net sales, cost of sales decreased from 73.9% in 1996 to 73.7% in 1997. The decrease was primarily due to an increase in sales of products with a higher profit margin.

     Selling, general, and administrative expenses increased $200,000, or 3.9%, from $5.1 million in 1996 to $5.3 million in 1997. As a percentage of net sales, selling, general, and administrative expenses decreased from 22.8% in 1996 to 22.6% in 1997.

     Other expense remained flat between periods.

     Operating income increased to $836,000 in 1997 from $781,000 in 1996. As a percentage of net sales, operating income remained constant at 3.5%.

  Year Ended 1996 Compared to 1995

     Net sales increased $7.3 million, or 8.7%, from $83.5 million in 1995 to $90.8 million in 1996. This increase was primarily due to the implementation throughout the year of more integrated supply contracts and the strengthening of Predecessor-IDG's sales force.

     Cost of sales increased $4.9 million, or 7.9%, from $62.4 million in 1995 to $67.3 million in 1996. As a percentage of net sales, cost of sales decreased from 74.7% in 1995 to 74.1% in 1996. The decrease was primarily due to cooperative purchasing arrangements and efficiencies realized in Predecessor-IDG's inventory tracking systems.

     Selling, general, and administrative expenses increased $2.4 million, or 12.8%, from $18.8 million in 1995 to $21.2 million in 1996. As a percentage of net sales, selling, general, and administrative expenses increased from 22.5% in 1995 to 23.3% in 1996. The increase was primarily due to start-up costs associated with the integrated supply contracts discussed above and costs associated with its inventory tracking system implementation.

     Other expenses increased $500,000, or 45.5%, from $1.1 million in 1995 to $1.6 million in 1996. The increase was due to higher interest expense and the settlement and related costs in 1996 of shareholder litigation.

     Operating income decreased from 2.8% of sales in 1995 to 2.5% in 1996.

  Year Ended 1995 compared to 1994

     Net sales increased $7.9 million, or 10.4%, from $75.6 million in 1994 to $83.5 million in 1995. This increase was primarily due to increased penetration of sales to existing customers.

     Cost of sales increased $6.4 million, or 11.4%, from $56.0 million in 1994 to $62.4 million in 1995. As a percentage of net sales, cost of sales increased from 74.1% in 1994 to 74.7% in 1995. The increase was primarily due to writedowns of obsolete and discontinued inventory.

     Selling, general, and administrative expenses increased $1.4 million, or 8.0%, from $17.4 million in 1994 to $18.8 million in 1995. As a percentage of net sales, selling, general, and administrative expenses decreased from 23.0% in 1994 to 22.5% in 1995. The decrease was primarily due to the ability to use the existing corporate overhead level to increase net sales.

     Other expense increased $100,000, or 10.0%, from $1.0 million in 1994 to $1.1 million in 1995. The increase was due to higher interest expense in 1995.

     Operating income remained relatively flat from 1994 to 1995. As a percentage of net sales, operating income decreased from 2.9% in 1994 to 2.8% in 1995.

LIQUIDITY AND CAPITAL RESOURCES -- PREDECESSOR-IDG

     At March 31, 1997, Predecessor-IDG's working capital was $16.8 million. Predecessor-IDG's principal capital requirements have been to fund inventory and accounts receivable and purchase and upgrade property and equipment. Historically, these requirements have been met by cash flows from operating activities and borrowings under bank lines of credit.

     Predecessor-IDG has a bank line of credit for up to $20 million based upon a contractually defined formula of outstanding trade accounts receivable and merchandise inventory. The line is secured by accounts receivable, inventory, and other assets, and expires in March 1999. The line, which is expected to be adequate for Predecessor-IDG's growth through 1998, is anticipated to be repaid upon consummation of the Combination and the Offering.

     Net cash provided by (used in) operating activities for 1996, 1995, and 1994 was ($4.8 million), ($100,000), and $700,000 respectively. These changes were principally due to the funding of working capital requirements for inventory and accounts receivable for all three years and decreased net income and reduction in payables for 1996.

     Net cash used for investing activities was primarily attributable to capital expenditures and for 1996, 1995, and 1994 was $400,000, $200,000, and $300,000, respectively.

     Net cash (used in) provided by financing activities for 1996, 1995, and 1994 was $5.2 million, $100,000, and ($600,000), respectively. Predecessor-IDG, which is an "S Corporation", made distributions to its shareholders of $400,000, $600,000 and $500,000 for 1996, 1995, and 1994, respectively. Predecessor-IDG also repaid a shareholder note of $150,000 in 1995. Its net borrowings for 1996, 1995 and 1994 were $5.7 million, $800,000, and $100,000, respectively.

                                THE COMBINATION

     The Company was formed in February 1997 to create a leading, nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production ("MROP") products. The Company will commence operations by combining the existing businesses of nine MROP distributors (the "Founding Companies") that collectively are engaged in business across a broad spectrum of MROP products and services in different geographic locations around the United States. The Company has entered into a definitive acquisition agreement with each Founding Company. When the acquisitions are consummated, simultaneously with the closing of the Offering, each Founding Company will become an operating subsidiary of the Company. As combined, the Company will have 41 operating locations in 37 cities, along with four small facilities abroad, serving over 20,000 customers. The Founding Companies, on a pro forma combined basis, had net sales of approximately $251 million for the 12 months ended December 31, 1996, and net sales of approximately $67 million for the three months ended March 31, 1997.

     Over the last 10 years, the presidents of the Founding Companies have developed significant professional and personal relationships, through meetings at industry conventions, participating on supplier advisory boards and in trade associations, and periodic informal exchanges. These principals, who have had an average of over 20 years of experience in the industrial distribution industry, have shared ideas for "best practices" with respect to such matters as marketing, management, and operating systems. The decision to form the Company emerged from these relationships, mutual respect developed over time, and a belief by each principal that the Combination would enhance their individual and collective ability to compete successfully in the changing MROP market. As a result, management believes that IDG's ability to integrate successfully the operations of the Founding Companies after the Combination will be greatly facilitated.

FOUNDING COMPANIES

     Predecessor-IDG, or the business to which it succeeded, has been in operation since 1972. Predecessor-IDG operates principally throughout the southeastern United States, with major facilities in Georgia, North Carolina, and South Carolina. Douglass C. Smith, the President of Predecessor-IDG, who has been in the MROP business for 25 years, is President and Chief Operating Officer and a director of the Company. Charles A. Lingenfelter, who has been in the MROP business for approximately 25 years and has been Executive Vice President of Predecessor-IDG, will become its president. Predecessor-IDG's net sales for the twelve months ended December 31, 1996 were approximately $91 million.

     Shearer Industrial Supply Co. ("Shearer") has been in operation since 1947. Shearer operates principally in Delaware, Maryland, North Carolina, and Pennsylvania. Andrew B. Shearer, the President of Shearer, who has been in the MROP business for approximately 12 years, is a director of the Company and will continue as the president of Shearer. Shearer's net sales for the twelve months ended December 31, 1996 were approximately $44 million.

     B & J Industrial Supply Company ("B&J") has been in operation since 1936. B&J operates principally in Alaska, Washington, and Idaho, and has small sales offices in Beijing and Shanghai in the People's Republic of China. Martin C. Burkland, the President of B&J, who has been in the MROP business for 22 years, will continue as the president of B&J. William J. Burkland, the Vice President of Finance of B&J, is a director of the Company. B&J's net sales for the twelve months ended December 31, 1996 were approximately $29 million.

     Tri-Star Industrial Supply, Inc. ("Tri-Star") has been in operation since 1956. Tri-Star operates principally in Arkansas, Illinois, and Missouri. George
L. Sachs, Jr., the President of Tri-Star, who has been in the MROP business for 19 years, is a director of the Company and will continue as the president of Tri-Star. Tri-Star's net sales for the twelve months ended December 31, 1996 were approximately $24 million.

     Associated Suppliers, Inc. ("Associated") has been in operation since 1936. Associated operates principally in Arizona, Oregon, and Washington, and has a small operation in Sonora, Mexico. William J. Janner, Jr., the President of Associated, who has been in the MROP business for 19 years, will continue as the president of Associated. Associated's net sales for the twelve months ended December 31, 1996 were approximately $24 million.

     J.J. Stangel Co. ("J.J. Stangel") has been in operation since 1917. J.J. Stangel operates principally in Wisconsin. John J. Zimmer, the President of J.J. Stangel, who has been in the MROP business for 34 years, will continue as the president of J.J. Stangel. J.J. Stangel's net sales for the twelve months ended December 31, 1996 were approximately $12 million.

     Cramer Industrial Supplies, Inc. ("Cramer") has been in operation since 1900. Cramer operates principally in New York. Thomas W. Stewart, the President of Cramer, who has been in the MROP business for 11 years, will continue as the president of Cramer. Cramer's net sales for the twelve months ended December 31, 1996 were approximately $11 million.

     Grinding Supplies Company ("Grinding") has been in operation since 1933. Grinding operates principally in Michigan. Roy R. Woleben, the President of Grinding, who has been in the MROP business for 27 years, will continue as the president of Grinding. Grinding's net sales for the twelve months ended December 31, 1996 were approximately $8 million.

     Slater Industrial Supply, Inc. ("Slater") has been in operation since 1946. Slater operates principally in California. Robert C. Skidmore, the President of Slater, who has been in the MROP business for 25 years, will continue as the president of Slater. Slater's net sales for the twelve months ended December 31, 1996 were approximately $7 million.

SELECTED FINANCIAL DATA OF THE FOUNDING COMPANIES

     The following table presents selected financial data for each of the Founding Companies for the three most recent calendar years, as well as the most recent interim period and comparable period of the prior year. Each Founding Company has a fiscal year ending December 31, or has been converted to a December 31 year end for purposes of the following table, and has an interim period comprising three months.

                                                           YEARS ENDED           THREE MONTHS ENDED
                                                          DECEMBER 31,                MARCH 31,
                                                   ---------------------------   -------------------
                                                    1994      1995      1996       1996       1997
                                                   -------   -------   -------   --------   --------
                                                                    (IN THOUSANDS)
PREDECESSOR-IDG
  Net sales......................................  $75,624   $83,526   $90,786    $22,569    $23,617
                                                   -------   -------   -------    -------    -------
  Gross profit...................................   19,676    21,165    23,456      5,917      6,173
  Selling, general, and administrative
     expenses(1).................................   17,447    18,803    21,160      5,136      5,337
                                                   -------   -------   -------    -------    -------
  Operating income...............................    2,229     2,362     2,296        781        836
SHEARER INDUSTRIAL SUPPLY CO.
  Net sales......................................  $32,689   $35,946   $44,184    $10,506    $11,293
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    7,304     7,724    10,019      2,355      2,411
  Selling, general, and administrative
     expenses(1).................................    6,852     7,250     9,085      2,203      2,067
                                                   -------   -------   -------    -------    -------
  Operating income...............................      452       474       934        152        344
B & J INDUSTRIAL SUPPLY COMPANY
  Net sales......................................  $22,108   $25,377   $29,083    $ 6,582    $ 8,156
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    5,922     6,646     7,458      1,724      1,985
  Selling, general, and administrative
     expenses(1).................................    5,175     5,631     6,058      1,391      1,646
                                                   -------   -------   -------    -------    -------
  Operating income...............................      747     1,015     1,400        333        339

                                                           YEARS ENDED           THREE MONTHS ENDED
                                                          DECEMBER 31,                MARCH 31,
                                                   ---------------------------   -------------------
                                                    1994      1995      1996       1996       1997
                                                   -------   -------   -------   --------   --------
                                                                    (IN THOUSANDS)
TRI-STAR INDUSTRIAL SUPPLY, INC.
  Net sales......................................  $19,562   $24,474   $24,010    $ 6,178    $ 7,599
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    3,789     5,027     5,319      1,394      1,722
  Selling, general, and administrative
     expenses(1).................................    3,240     4,152     4,431      1,159      1,371
                                                   -------   -------   -------    -------    -------
  Operating income...............................      549       875       888        235        351
ASSOCIATED SUPPLIERS, INC.
  Net sales......................................  $21,636   $24,471   $24,481    $ 6,172    $ 6,133
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    4,425     4,917     4,907      1,257      1,265
  Selling, general, and administrative
     expenses(1).................................    4,068     4,226     4,156      1,156      1,040
                                                   -------   -------   -------    -------    -------
  Operating income...............................      357       691       751        101        225
J.J. STANGEL CO.
  Net sales......................................  $12,607   $12,188   $11,610    $ 2,993    $ 3,093
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    2,978     2,948     2,765        750        774
  Selling, general, and administrative
     expenses(1).................................    2,705     2,636     2,517        629        608
                                                   -------   -------   -------    -------    -------
  Operating income...............................      273       312       248        121        166
CRAMER INDUSTRIAL SUPPLIES, INC.
  Net sales......................................  $ 8,870   $10,159   $11,467    $ 2,929    $ 2,876
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    2,052     2,152     2,279        584        554
  Selling, general, and administrative
     expenses(1).................................    1,894     1,931     2,159        578        613
                                                   -------   -------   -------    -------    -------
  Operating income (loss)........................      158       221       120          6        (59)
GRINDING SUPPLIES COMPANY
  Net sales......................................  $ 7,938   $ 8,371   $ 8,424    $ 2,062    $ 2,121
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    1,850     2,089     2,213        539        579
  Selling, general, and administrative
     expenses(1).................................    1,978     2,284     2,151        462        470
                                                   -------   -------   -------    -------    -------
  Operating income (loss)........................     (128)     (195)       62         77        109
SLATER INDUSTRIAL SUPPLY, INC.
  Net sales......................................  $ 5,574   $ 6,365   $ 7,258    $ 1,788    $ 1,798
                                                   -------   -------   -------    -------    -------
  Gross profit...................................    1,305     1,513     1,772        431        414
  Selling, general, and administrative
     expenses(1).................................    1,235     1,394     1,589        400        403
                                                   -------   -------   -------    -------    -------
  Operating income...............................       70       119       183         31         11

---------------
(1) Does not reflect the effects of certain reductions in salaries and benefits to the owners of the Founding Companies (see "Summary Pro Forma Combined Financial Data").

TERMS OF THE COMBINATION

     To effect the Combination, the Company will acquire each of the Founding Companies in a merger or stock purchase. The aggregate consideration payable to the stockholders of the Founding Companies in the Combination (the "Combination
Consideration") consists of           shares of Common Stock and incidental cash
amounts in lieu of fractional shares. A dissenting shareholder of Predecessor-IDG will receive the fair value of his interest in that company in accordance with applicable law.

     Twenty-five percent of the shares of Common Stock received as Combination Consideration by each Founding Company stockholder will be deposited in an escrow account (the "Escrow Account") for the purpose of securing (i) the guarantee by each stockholder of any receivables on the books and records of its Founding Company as of March 31, 1997, and (ii) the indemnification obligations of each stockholder to the Company under the acquisition agreement with the subject Founding Company, subject to setoff of any indemnification obligations that the Company may have thereunder. A portion of the escrowed shares will be distributed from the Escrow Account one year after the closing of the Combination, and the balance after two years, unless required to be distributed earlier to the Company in respect of its establishment of indemnification claims prior to such times. Only stockholders who are also part of the management of a Founding Company ("Management Stockholders") are subject to indemnification obligations with respect to representations, warranties, and similar business matters concerning the Founding Company ("Business Matters"). Each stockholder's indemnification obligation is several, not joint, and is limited in amount to the product of the number of shares received in the Combination times the price per share in the Offering, except that Management Stockholders are jointly and severally liable for indemnification claims based on Business Matters in an amount equal to the aggregate of the individual limits for all the Management Stockholders. All indemnification obligations, except with respect to taxes and environmental Business Matters, expire at the end of two years after the closing of the Combination.

     The President of each Other Founding Company and the Executive Vice President of Predecessor-IDG will enter into an employment agreement with the Company, effective as of the consummation of the Combination, to serve as the president of that company as an operating subsidiary of the Company. The term of such employment agreement is three years, and provides for termination by the Company for cause (as defined in the respective employment agreements). If such an employee is terminated without cause, he is entitled to a severance payment equal to his salary for the greater of twelve months or the remainder of the three-year term.

     The closing of the Combination is subject to customary conditions. No assurance can be given that the conditions to the closing set forth in all of the acquisition agreements will be satisfied or waived, or that each component of the Combination will close. However, the closing of the Company's acquisition of each Founding Company is a condition to the closing of the acquisition of each other Founding Company and to the consummation of the Offering.

     One shareholder of Predecessor-IDG, who owned approximately 45% of its stock, has dissented from Predecessor-IDG's participation in the Combination. Pursuant to Georgia's dissenter's rights statute, he will be paid cash instead of Common Stock for the fair value of his interest in Predecessor-IDG.
Predecessor-IDG has offered to pay that shareholder $     for his interest,
which amount the Company believes represents the fair value of his interest in Predecessor-IDG as calculated under the dissenter's rights statute (that is, without regard to the effect of the Combination). There can be no assurance, however, that the shareholder will accept the offer or that the ultimate amount paid to the shareholder will not be higher. If he rejects the offer within the prescribed period (and otherwise complies with the requirements of the Georgia dissenter's rights statute) and the parties do not otherwise agree on the amount of the payment, the Company will institute an action under the statute for a
judicial determination of the fair value of his interest. The $     amount
offered by the Company is reflected in the pro forma financial information of the Company included elsewhere in this Prospectus.

                                    BUSINESS

GENERAL

     Industrial Distribution Group, Inc. (the "Company" or "IDG") was formed in February 1997 to create a leading, nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production ("MROP") products. The Company distributes a full line of industrial MROP products, emphasizing its specialized expertise in product applications. The Company's principal product categories include abrasives, cutting tools, hand and power tools, and coolants, lubricants, and adhesives. Utilizing its proprietary computerized Supply Management System, the Company's application and product specialists are able to analyze a customer's acquisition, possession, and application processes for MROP supplies in order to design programs to streamline the processes and reduce associated costs. Such programs may include improving a customer's production and procurement processes, standardizing MROP products, reducing the number of suppliers, or developing integrated supply arrangements that outsource to the Company some or all of a customer's MROP procurement and management functions.

     The Company intends to establish a nationwide presence, with MROP product and service capability in all or most of the major U.S. industrial markets. Currently, the Company has 41 operating locations in 37 cities, along with four small facilities abroad. The Company's more than 20,000 customers include a diverse group of major national and international corporations, including AlliedSignal, Black & Decker, Boeing, Chrysler, General Motors, Hoechst Celanese, PPG Industries, and Shell Oil. On a pro forma combined basis, the Company had net sales of approximately $251 million for the year ended December 31, 1996, and net revenues of approximately $67 million for the three months ended March 31, 1997.

INDUSTRY OVERVIEW

     Manufacturers, processors, and other producers of industrial, commercial, or consumer products have a continual need for a broad range of industrial MROP products. Many of these products -- such as drill bits, sandpaper, and saw blades -- are consumed in production processes and are essential to maintain at the point of production to avoid unnecessary downtime. Other MROP products -- such as power tools, scales, hoists, and lathes -- have relatively longer operational lives and are therefore purchased less frequently, but still must be available "on time" in order to achieve production efficiencies.

     The Company estimates that the size of the market for industrial MROP products in which it participates directly is approximately $70 billion. However, the entire United States MROP market, which includes electrical, PVF (pipes, valves, and fittings), power transmission, and other product categories in which the Company does not currently participate, is estimated to be in excess of $175 billion. This larger market is highly fragmented, with the 50 largest distributors (all of which have annual sales over $90 million) accounting for less than 15% of the market.

     Manufacturers and other users of MROP products are seeking ways to enhance efficiencies and reduce MROP process and procurement costs in order to compete more effectively in the global economy. As a result, the industrial supply industry is experiencing consolidation, as customers focus on the convenience, cost savings, and economies of scale associated with a reduced number of suppliers capable of providing superior service and product selection. Further, as manufacturers focus on their core manufacturing or other production competencies, they are increasingly outsourcing their MROP procurement, management, and application processes in search of comprehensive MROP solutions, such as integrated supply. The Company believes that it will benefit from these industry trends.

BUSINESS STRATEGIES

     As a result of the Combination and the Offering, the Company believes that it has the size, scale of operations, and resources necessary to compete effectively in the evolving industrial MROP supply industry. The Company's size and scale of operations allow it to benefit from high volume purchasing, attract the highly skilled personnel required to deliver enhanced levels of service, and realize internal operating efficiencies. The Company's resources enable it to offer a comprehensive product line and invest in sophisticated inventory management and control systems needed to support its enhanced levels of customer service. Finally, the Company's position enhances its ability to implement its acquisition strategy in the consolidating and fragmented MROP industry.

  Operating Strategy

     Superior Product Expertise and Comprehensive Product Line. One of the Company's core competencies is its extensive product expertise. With its understanding of the most appropriate product for specific customer applications, the Company can identify the MROP product best suited for a customer's specific need. This expertise benefits the customer in two ways, each of which lowers the customer's total MROP costs. First, the customer increases the efficiency of its manufacturing processes by minimizing downtime and other indirect costs. Second, by providing only that level of quality required by the application, the Company can lower the customer's MROP product costs. The Company's comprehensive product line supports its commitment to deliver the most appropriate product to its customers. In addition to maintaining over 100,000 stock keeping units ("SKUs"), as well as special items in stock for regular customers, the Company can provide virtually any MROP item, including special-order items.

     Flexible Procurement Solutions; Integrated Supply. The Company believes the key to serving customers in the changing MROP market is the ability to design and implement customized flexible procurement solutions for acquiring, possessing, and applying MROP products to satisfy each customer's particular needs and achieve its cost reduction objectives. The spectrum of services necessary to deliver such solutions is broad. For customers who are not yet prepared to outsource their entire MROP procurement and management functions, the Company provides a range of options from which customers may select the appropriate types and level of service. For customers who desire total procurement solutions designed and implemented through a single distributor, the Company offers its "fully integrated supply" programs, which permit customers to outsource to the Company the entire MROP procurement and management function, including ownership by the Company of inventory in the customer's on-site MROP supply room (or "tool crib"). The Company's services include, as needed by the customer: assessing a customer's total procurement costs for its MROP requirements (comprised of product ordering, carrying, management, administrative, and other overhead costs); re-engineering procurement and production processes; standardizing products; reducing the number of distributors, with a corresponding reduction in purchase orders and invoices processed by customers; reducing the numbers of products used by the customer; acquiring supplies on an "on-time" basis; managing and supplying MROP items using the Supply Management System; managing and staffing customers' tool cribs; bar coding products in tool cribs to facilitate ordering and to track and control consumption by employee, product, or cost center; and generating a variety of customer-designed management reports.

     Centralized Corporate Functions and Decentralized Operating Management. At the corporate level, on the one hand, the Company will consolidate functions such as financial, accounting, management information systems, employee benefits, and certain purchasing arrangements to eliminate duplicative administrative and other costs that otherwise would be incurred at each of its operating locations. The resulting operating efficiencies, along with the enhanced leverage from higher volume purchasing, should provide the Company an advantage over smaller regional and local competitors. At the operating subsidiary level, on the other hand, the Company will employ a decentralized management structure that focuses management at each operating subsidiary on day-to-day operating matters, profitability, and growth, as well as identifying potential acquisition candidates. The Company believes that its decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on first-hand assessments of the needs and desires of individual customers.

     Superior Customer Service. Providing superior quality and a comprehensive range of MROP services to customers is the IDG hallmark. As part of its commitment to customer service, the Company emphasizes quality assurance in all phases of its operations. The Company's sales and service personnel receive ongoing periodic training in TQM ("total quality management") and other team management skills to assure such quality performance. IDG also will seek certification under the International Standards Organization ("ISO") 9002 standards for distribution with respect to its principal locations and expects to make such certification a Company-wide objective for all future principal locations.

     Commitment to Technology. The Company's proprietary computerized Supply Management System and its internal management and information systems will be instrumental in delivering high quality customer service and in reducing the Company's operating costs. The Supply Management System is designed to allow a customer to order products directly from the Company, set internal purchase control limits for its personnel, coordinate the management of MROP items within its tool cribs, run customized reports, and perform numerous other functions that facilitate the procurement process or reduce its costs. When fully implemented, the Company's internal management and information systems will track all of its products nationwide and will enable a customer and the Company's sales personnel anywhere to determine the availability of products in stock on a real time basis and to evaluate alternative products and pricing. The Company is committed to continually assessing and implementing technological innovations that will enhance its ability to serve customers and improve its operating results. The Company will seek to use technology to reduce its order processing and receiving costs, by means such as product bar coding, electronic funds transfer ("EFT"), electronic data interchange ("EDI"), and vendor managed inventory ("VMI") modules to facilitate on-time procurement of products, without the administrative expense and inconveniences of the traditional exchange of purchase orders and invoices.

  Growth Strategy

     Internal Growth. Management believes that significant opportunities exist to increase revenues and earnings through internal expansion, particularly due to the Company's enhanced competitive position resulting from the Combination. Through focused marketing both inside and outside the United States, the Company will seek to add revenue by offering additional products and services to new and existing customers and identifying any unserved facilities of its larger existing customers. Where necessary to increase its market share, the Company will open or expand facilities in the vicinity of existing operations. The Company will also consider the desirability of internal expansion into new geographic markets.

     Acquisitions in Select Geographic Markets. The Company intends to launch an aggressive acquisitions program to take advantage of consolidation opportunities that management believes exist within the highly fragmented industrial MROP market. The Company will focus primarily on industrial MROP markets in the United States, and initially on those major markets where the Company does not presently operate. The Company will seek to acquire successful MROP distribution and related businesses that are large enough to establish a significant initial presence and to provide for future Company expansion in the particular market. The Company will seek to retain the management of acquired businesses.

     "Hub and Spoke" Expansion Strategy. The Company will utilize a "hub and spoke" approach both for acquisitions and internal expansion. In establishing a "hub" location, the Company generally will assess both the volume of MROP utilization in the geographic area and the ready availability of transportation and warehouse facilities to permit the Company to develop and support smaller operations in surrounding regions through centralization of some functions at the hub location. Upon establishing a hub, the Company will seek to acquire or open additional smaller operations, or "spokes", in the surrounding geographic area to increase market penetration or capitalize on operating efficiencies available through the hub.

     Expansion into International Markets. The Company believes that the consolidation and outsourcing trends that provide growth opportunities in the United States offer comparable opportunities in international markets. The Company plans initially to extend its offering of flexible procurement solutions to foreign manufacturing facilities of its domestic customers to develop a base for potentially expanded international operations. The Company has been active in the People's Republic of China since 1988, establishing sales offices in Beijing (1994) and Shanghai (1996), and in Mexico since 1997.

FLEXIBLE PROCUREMENT SOLUTIONS; INTEGRATED SUPPLY

     The ability to deliver customized flexible procurement solutions that are specially designed to reduce a particular customer's MROP costs is one of the fundamental strengths of the Company. The spectrum of services necessary to design and implement such solutions for customers in the changing industrial MROP market is broad and must encompass all three phases of a customer's MROP cycle -- acquisition, possession, and application. The Company offers the entire spectrum of services in order to assure its ability to design and implement procurement solutions that meet each particular customer's MROP requirements.

     Some customers may require nearly the entire spectrum of services -- a so-called "fully integrated supply" relationship, where the Company essentially forms a strategic alliance with the customer to procure, manage, and apply MROP products at the customer's site and to share the benefits of the cost reductions achieved. The Company's fully integrated supply relationships, which are not standardized and vary from customer to customer, usually include licensing IDG's proprietary Supply Management System to the customer; gaining access to plant floors to re-engineer procurement and production processes and standardize MROP products; coordinating the purchase of multiple MROP product lines; providing consolidated invoices and customized management reports via a direct network link to customers; and managing and staffing tool cribs. In addition, in a fully integrated supply relationship, the Company, rather than the customer, generally owns the inventory in the tool crib. The Company believes that the nature of integrated supply relationships will continue to evolve, and it will seek to maintain the capability to provide whatever level of integration its customers may require over time.

     In a fully integrated supply relationship, the Company often guarantees a minimum annual reduction in the customer's total MROP costs. The Company believes it can achieve such guaranteed cost reductions through its focused and ongoing analysis and re-engineering of a customer's production processes to reduce the variety and number of MROP products used by the customer. In addition to the contractually guaranteed cost reductions, the Company often achieves additional costs savings for the customer through the reduction of certain tool crib staffing expenses; the reduction in shrinkage and obsolete stock due to better inventory controls; and the elimination of certain inventory holding costs. Where the Company saves additional costs for a customer through process improvements, the customer usually shares the additional savings with the Company. The Company believes that, for appropriate customers, a fully integrated supply arrangement also has other benefits. For example, through the use of the Company's proprietary Supply Management System, the customer experiences a better fill rate for MROP products; reduces production downtime due to the unavailability of key products; and obtains more useful information about inventory needs and consumption by cost center than previously collected.

     Other customers require less comprehensive solutions, and the Company has the flexibility to design and implement only those services needed by the customer. In addition to selections from the services described for fully integrated supply arrangements, these specialized services may include any one or more of the following: providing consolidated billing for MROP products and computerized management reports to customers regarding purchases and inventory levels; installing computer software and hardware to implement an EDI system to enable the customer to order products from its own location electronically without contacting the Company by telephone or facsimile; and bar coding products in a customer's tool crib to control inventory and track consumption by product, employee, or cost center. Other services, as needed to respond to a particular customer's MROP requirements, can be designed and implemented to achieve the desired solution.

     At June 30, 1997, the Company had in place 19 fully integrated supply arrangements with 17 customers covering 20 sites, and supply contracts for specialized services with over 300 customers.

PRODUCTS

     The Company offers a full line of industrial MROP products, stocks specific items for regular customers, and can satisfy virtually any requirement a customer may have for an MROP application or service. The Company's principal categories of products include abrasives, cutting tools, hand and power tools, coolants, lubricants, and adhesives, among others. The Company will be able to offer significant depth and breadth in its core product lines to customers throughout its nationwide operations, which will distinguish it from most of its present competitors. The Company's products may be ordered electronically, by telephone, by mail, or by facsimile. The Company will at all times seek to provide its customers with the most convenient method of selecting and ordering products, which in the future may include paper and electronic catalogs, Internet commerce, and other publications.

     The Company's offering of specific products from multiple manufacturers at different prices and quality levels permits the Company to offer the product that provides the best value for the customer. For example, if a customer requires a drill bit to drill 100 holes, it would be inefficient and more costly to purchase the top-of-the line product that is designed for a requirement of drilling 10,000 holes. The Company's application and product specialists are trained specifically to assist customers in making such intelligent cost-saving purchases, with the goal of lowering the customer's total MROP product costs. The Company believes these factors will significantly enhance its volume of repeat business, and they are an integral part of the Company's overall customer costs reduction and total procurement solution.

     The following table sets forth the MROP products offered by the Company, based on the Industrial Distribution Association product categories, describes typical products in each category, and presents the percentage of the Company's aggregate revenues from sales of the product category for 1996:

                                                                                        % OF
                                                                                      AGGREGATE
PRODUCT CATEGORY                                     TYPICAL PRODUCTS                  REVENUE
----------------                                     ----------------                 ---------
Abrasives............................  Grinding Wheels, Sanding Belts, Discs, Sheets     17.3%
                                         or Rolls
Cutting Tools........................  Drills, Taps, Carbide Tools, End Mills            15.3
Hand Tools...........................  Wrenches, Socket Sets, Screwdrivers, Hammers      11.2
Power Tools..........................  Air and Electric Drills, Air Compressors,         10.5
                                         Impact Wrenches, Screwdrivers
Coolants, Lubricants, and                                                                 6.5
  Adhesives..........................  Metal Cutting Coolants, Aerosols, Industrial
                                         Adhesives
Material Handling Equipment..........  Hoists, Slings, Chain, Shelving, Casters           5.2
Maintenance Equipment & Supplies.....  Hydraulic Tools, Paint, Lubrication Equipment      4.3
Safety Products......................  Gloves, Signs, Absorbents, Glasses                 4.0
Contractor Supplies..................  Powder-Actuated Tools, Ladders, Shovels            2.6
Machine Tools & Accessories..........  Milling Machines, Work Holding Vises, Tool         2.1
                                         Holders
Fasteners............................  Socket Screws, Hex Screws, Anchors                 1.7
Industrial Hose......................  Air Hose, Water Hose                               1.7
Quality Control Products.............  Electronic Calipers, Micrometers                   1.6
Saw Blades...........................  Band, Hack, Hole, Jig Saw Blades                   1.5
Fluid Power..........................  Hydraulic and Pneumatic Valves, Cylinders          1.4
Tool & Die Supplies..................  Ground Stock, Drill Rod, Die Sets                  1.4
Power Transmission Equipment.........  Belts, Drives, Bearings, Gears, Pulleys            1.3
Brushes..............................  Wire Wheel, Floor Brooms                           1.2
Tapes................................  Masking, Filament and Duct Tape                    1.1
Industrial Pipe, Valves & Fittings...  Pipes, Valves, Fittings                            0.6
Welding Equipment & Supplies.........  Welders, Weld Rod                                  0.3
Electrical...........................  Fuses, Electrical Switches, Controls               0.2
Metal Goods..........................  Angle Iron, Conduit                                0.1
Other Products.......................  Not otherwise classified                           6.9
                                                                                        -----
          Total......................                                                   100.0%
                                                                                        =====

     In addition to maintaining over 100,000 SKUs in stock, the Company often maintains supplies of special items for regular customers. Moreover, the Company is able to supply virtually any special order MROP item. In order to achieve costs savings for the Company and its customers, the Company periodically reviews its special order activities to identify items ordered with sufficient frequency to warrant inclusion in the Company's stock.

     The Company obtains its products from approximately 3,200 vendors. During the 12 months ended December 31, 1996, only one vendor provided as much as 10% of the products sold by the Company, and no other vendor provided more than 4%. The Company believes it is not materially dependent on any one vendor or small group of vendors.

     The Company ships products anywhere in the world in the time frame required by the customer. To facilitate such "on time" delivery of the Company's products, the Company stores its stock MROP products primarily in warehouses at various locations across the United States. See "-- Properties".

CUSTOMERS

     The Company's customers, who number over 20,000, include a broad range of industrial, commercial, and institutional users of MROP products, from one-person machine shops to national and multinational corporations such as AlliedSignal, Black & Decker, Boeing, Chrysler, General Motors, Hoechst Celanese, PPG Industries, and Shell Oil. For the 12 months ended December 31, 1996, the Company sold products to over 700 customers who purchased at least $50,000 of products, and no single customer accounted for as much as 5% of the Company's net sales.

     The Company will continue to serve a large number and wide variety of customers, as part of its planned growth and nationwide expansion strategy. Management does expect, however, that the Company will place special emphasis on marketing and sales of core product categories to mid- to large-sized users of MROP products who require the value-added benefits of the Company's flexible procurement solutions.

SALES AND MARKETING

     The Company has approximately 180 outside sales representatives, 170 inside sales/customer service representatives, and 50 application and product specialists. Most of the inside sales/customer service representatives support the outside sales representatives and are responsible for certain types of customer service contacts and order entry. The application and product specialists call on designated customers and are responsible for designing and presenting the Company's flexible procurement solutions to those customers and providing technical support with respect to certain products. These specialists are highly trained individuals who build relationships with customers and assist them in reducing total procurement costs and improve production processes. Once the Company's internal operating systems are integrated, its entire sales force will have access to customers' historic product preferences, order values, and inventory levels for all of the products stocked by the Company. The sales force will also be able to access billing information and plant and industry information, and to input product orders. The Company has invested significant resources in developing these sales force automation systems and databases. The databases will be a key component of the Company's marketing strategy and can offer the Company an ongoing competitive advantage in increasing sales to existing customers and attracting new customers.

     The Company will centralize the administration of Company-wide training programs and will provide intensive ongoing TQM training programs for all Company personnel. In addition, each Founding Company has developed, and will continue to provide as operating subsidiaries of the Company, regular training programs for its sales personnel and special training programs for any products distributed only in its market area. Each operating subsidiary will also maintain a technical support group, as part of its overall sales and marketing function, dedicated to answering specific customer inquiries, assisting customers with the operation of products, and finding low cost solutions to manufacturing problems.

PROPERTIES

     The Company's current warehouses, sales, and administrative offices are as follows, although it expects to consolidate certain facilities to achieve operating efficiencies:

LOCATION                  LEASE/OWN  SQUARE FT.
--------                  ---------  ----------   TYPE
Tucson, AZ                  Lease      14,335     Warehouse/Offices
Little Rock, AR             Lease       5,000     Warehouse/Sales
Cerritos, CA                Lease      16,500     Warehouse/Sales/Office
Van Nuys, CA                Lease       2,750     Warehouse/Sales
Tucker, GA                   Own       58,180     Warehouse/Sales/Headquarters
West Point, GA               Own       33,346     Warehouse/Sales
Elkhart, IN                 Lease       8,700     Warehouse/Sales
Decatur, IL                 Lease      10,000     Warehouse/Sales
Baltimore, MD               Lease       7,500     Warehouse/Sales
Hermosillo, Sonora, MX      Lease       2,400     Warehouse/Offices
Ferndale, MI                 Own       30,000     Warehouse/Offices
Springfield, MO             Lease      10,000     Warehouse/Sales
St. Louis, MO               Lease      40,000     Warehouse/Sales
Jamestown, NY                Own        4,000     Warehouse/Sales
Tonawanda, NY                Own       16,700     Warehouse/Sales
Arden, NC                   Lease       5,500     Warehouse/Sales
Charlotte, NC               Lease       6,900     Warehouse/Sales
Greensboro, NC              Lease      52,000     Warehouse/Sales
Greenville, NC              Lease       4,174     Warehouse/Sales
Hudson, NC                  Lease      11,200     Warehouse/Sales
Raleigh, NC                 Lease       8,800     Warehouse/Sales
Shelby, NC                  Lease      68,064     Warehouse/Sales
Statesville, NC             Lease         550     Sales
Lincoln City, OR            Lease       1,800     Sales
Portland, OR                Lease      44,800     Warehouse/Offices
Portland, OR                Lease      11,450     Warehouse/Offices
Portland, OR                Lease      10,500     Warehouse/Sales
Hazleton, PA                Lease       3,500     Sales
Reading, PA                 Lease      15,750     Warehouse/Sales
Southampton, PA             Lease      16,000     Warehouse/Sales
Whitehall, PA               Lease      24,000     Warehouse/Sales
Williamsport, PA            Lease       4,000     Warehouse/Sales
York, PA                    Lease      22,000     Warehouse/Sales
York, PA                    Lease       5,000     Warehouse/Offices
Beijing, PRC                Lease         500     Sales
Shanghai, PRC               Lease         300     Sales
Tianjin, PRC                Lease         500     Warehouse
Greenville, SC              Lease      15,000     Warehouse/Sales
Knoxville, TN               Lease      19,060     Warehouse/Sales
Redmond, WA                 Lease       2,266     Warehouse/Offices
Seattle, WA                 Lease      45,000     Warehouse/Sales
Spokane, WA                 Lease      31,440     Warehouse/Sales
Spokane, WA                 Lease       1,838     Warehouse/Offices
Tacoma, WA                   Own       26,150     Warehouse/Sales
Manitowoc, WI               Lease      40,000     Warehouse/Sales

     The Company's corporate offices are contained within Predecessor-IDG's principal operating location at 2500 Royal Place, Tucker, Georgia, where the Company is expanding a portion of that space to accommodate its executive offices.

MANAGEMENT INFORMATION SYSTEMS

     The Company will develop, maintain, and utilize computerized management and information systems, including its internal management and information systems and its proprietary PC-based Supply Management System for customer product procurement and management. Both of these systems are important elements of the Company's ability to meet customers' requirements for increasing levels of individualized total MROP procurement solutions and also to achieve the Company's desired level of operating efficiencies. The Company utilizes its proprietary Supply Management System in providing flexible procurement solutions for customers. In addition, certain other Founding Companies have internal information systems that allow centralized management of key functions, including communication links between warehouse and sales offices, inventory and accounts receivable management, purchasing, pricing, sales and distribution, and the preparation of periodic operating control reports that provide concise and timely information regarding key aspects of its business.

     In connection with developing its internal Company-wide systems following the Combination, the Company expects to draw upon the best features of the existing systems that have been utilized by the Founding Companies. Once the systems of the Founding Companies are integrated, certain of the information systems will operate over a wide area network, and the real-time information system will allow each warehouse and sales center to share information and monitor daily progress relating to sales activities, credit approval, inventory levels, stock balancing, vendor returns, order fulfillment, and other measures of performance. In addition, the Company's systems will enable it to automatically purchase inventory from certain vendors based on projected customer ordering models.

COMPETITION

     The industrial MROP products industry is highly competitive and features numerous distribution channels, including: national, regional, and local distributors; direct mail suppliers; large warehouse chains; hardware stores; and manufacturers' own sales forces. Many of the Company's competitors are small enterprises who sell to such customers in a limited geographic area, but the Company also competes against several large MROP distributors that have significantly greater resources than the Company. Certain of the Company's competitors sell identical products for lower prices than those offered by the Company. Management believes, however, that the Company's ability to compete effectively is dependent primarily upon its ability to respond to the needs of its customers through quality service and product diversity and availability. As a result of the Combination, the Company will be the 21st largest industrial MROP distributor, based on the 1997 survey of the top 100 industrial distributors published in the June 1997 issue of Industrial Distribution magazine. Management believes the Company's operating and growth strategies will yield operating efficiencies that enhance its ability to compete successfully for the types of customers it desires.

PERSONNEL

     Immediately after the Combination, the Company expects to have approximately 850 full-time and 30 part-time associates. Twelve of the Company's associates will be employed pursuant to a collective bargaining agreement with local unions affiliated with the International Brotherhood of Teamsters. Management believes that the Founding Company that has been employing these persons pursuant to that contract enjoys good relations with these associates, and has not experienced work stoppages. Management believes the Company's relations with all of its associates is good.

LEGAL MATTERS

     On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of Predecessor-IDG, filed suit against a manufacturer of an industrial product and Predecessor-IDG in the

Superior Court of Troup County, Georgia, Civil Action No. 96-CV-964. Milliken claims that a product sold to it by Predecessor-IDG as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia. Milliken alleges damages of $500 million against the defendants. Predecessor-IDG has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. While the damages alleged by Milliken are exceptional in amount, the inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance will be adequate to cover any loss to Predecessor-IDG that might result from the lawsuit.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information regarding the directors and executive officers of the Company is set forth in the following table and paragraphs.

NAME                                    AGE                          POSITION
----                                    ---                          --------
Martin S. Pinson (1)(3)...............  51    Chairman of the Board and Chief Executive Officer
Douglass C. Smith (1).................  56    President and Chief Operating Officer and Director
Jack P. Healey........................  38    Vice President, Chief Financial Officer, and Secretary
David K. Barth........................  53    Director
William J. Burkland...................  35    Director
William R. Fenoglio(1)(2).............  58    Director
William T. Parr(2)(3).................  60    Director
George L. Sachs, Jr. (1)..............  55    Director
Richard M. Seigel (2)(3)..............  51    Director
Andrew B. Shearer.....................  34    Director

---------------

(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

     Mr. Pinson joined the Company in June 1997 as its Chairman and Chief Executive Officer. Prior to joining the Company, Mr. Pinson was a co-founder in 1994, and served as Executive Vice President (from inception) and Chief Financial Officer (from inception to 1995) of U.S. Office Products Company, an international office products supplier to corporate, commercial, and industrial customers, which engaged in a consolidation of office products suppliers. From 1991 to 1995, Mr. Pinson served as President of Pinson and Associates, a Washington, D.C.-based investment, legal, and consulting services firm primarily serving development stage companies. From 1973 to 1990, Mr. Pinson was Senior Vice President and Secretary of Greater Washington Investors, Inc., a publicly-owned venture capital investment company, where he specialized in developing investment strategy and locating new investment opportunities. He received his undergraduate degree from Union College and his law degree from Georgetown University.

     Mr. Smith is a co-founder of the Company and has served as its President and Chief Operating Officer since its inception. Mr. Smith was a co-founder in 1981 of Predecessor-IDG and has served as its President and Chief Executive Officer since that time. Mr. Smith was also a co-founder in 1972 of Boring & Smith Industries, Inc., a predecessor of Predecessor-IDG, and had served as its President until the formation of the Company. Mr. Smith received his undergraduate degree from the University of Maryland and his Masters in Business Administration from Emory University.

     Mr. Healey joined the Company in June 1997 as Vice President, Chief Financial Officer, and Secretary. Prior to joining the Company, Mr. Healey was the partner in charge of assurance services (since 1983) for Miller Ray Healey & Houser, a regional accounting firm and member of the SEC practice section of AICPA, during which time he served as auditor for Predecessor-IDG. Prior to joining that firm, Mr. Healey was a senior auditor with the international accounting firm of Ernst & Young. Mr. Healey is a certified public accountant and a certified fraud examiner. He received his undergraduate degree in accounting from Syracuse University.

     Mr. Barth is the President of Barth Smith Company, an investment and management consulting firm specializing in strategy, marketing, operating and executive staffing issues associated with various distribution channels, which he founded in 1991, which assisted the Company with the Combination. Prior to that time, he served as Vice President, Planning and Development, from 1985 to 1990, and Treasurer, from 1979 to 1984, of W.W. Grainger, Inc., a national distributor of maintenance, repair, and operating supplies and related information to commercial, industrial, contractor, and institutional customers. Mr. Barth also served as Treasurer, Financial Services Group, from 1975 to 1979, and Manager, Treasury Operations, from 1972 to 1975, of Borg-Warner Corporation, a multinational diversified manufacturing, finance, and services company.

Mr. Barth received his undergraduate degree from Knox College in Galesburg, Illinois, and his Masters in Business Administration from the University of California at Berkeley.

     Mr. Burkland is a co-founder of the Company. Mr. Burkland has served since 1994 as the Vice President of Finance and Controller of B & J Industrial Supply Company. From 1992 to 1994, Mr. Burkland served as B & J's Director of International Sales, during which he initiated, managed, and expanded B & J's international business. Mr. Burkland received his undergraduate degree in business administration from the University of Washington.

     Mr. Fenoglio served as the President and Chief Executive Officer of Augat, Inc., a manufacturer of connector products, from 1994 to 1996. Prior to that time, Mr. Fenoglio served as President and Chief Executive Officer (1991 to
1994) and Chief Operating Officer (1985 to 1991) of Barnes Group, Inc., a diversified manufacturer and distributor which owns Bowman Distribution Company. From 1961 to 1984, Mr. Fenoglio was employed by General Electric Corporation and served as the Vice President and General Manager of the Component Motor Division from 1981 to 1984. Mr. Fenoglio is currently a director of the Southern New England Telecommunications Corporation and Southern New England Telephone Company, and he has served as Chairman of the Board of Connecticut Business & Industry Association. Mr. Fenoglio received his undergraduate engineering degree from Rose Hulman Institute of Technology and completed the Advanced Executive Program at Northwestern University's J.L. Kellogg Graduate School of Management.

     Mr. Parr has served as Vice Chairman and a director of J. Smith Lanier & Co., an insurance placement company, since 1980. He currently serves as a director of ITC Holding and several of its subsidiaries, including ITC Services Co., Inc. (a management services company), Valley Telephone, InterCall, Inc. (a conference calling service provider), and Globe Telecommunications, Inc. (a non-regulated telecommunications provider). He also serves as a director of AvData Systems, Inc. and ITC DeltaCom. Mr. Parr received his undergraduate degree in mathematics from Georgia State University.

     Mr. Sachs is a co-founder of the Company. Mr. Sachs has served since 1985 as the President of Tri-Star Industrial Supply, Inc., one of the Founding Companies, and from 1978 to 1985, he served as Tri-Star's Vice
President -- Finance. Prior to joining Tri-Star, Mr. Sachs served as an Audit Manager for Arthur Andersen & Co. from 1968 to 1978. Mr. Sachs received his undergraduate degree in accounting from California State Polytechnic University, and is a certified public accountant.

     Mr. Seigel is the Chairman and Chief Executive Officer (since 1990) of SYSCO Food Services of Los Angeles, a subsidiary of SYSCO Corporation that distributes a broad range of products and services to restaurants, hotels, hospitals, schools, the military, and other institutions. Prior to that time, Mr. Seigel had been Senior Vice President of SYSCO Corporation (1988 to 1990), which he joined in 1988 following the acquisition by SYSCO Corporation of a subsidiary of Staley-Continental, Inc. for which Mr. Seigel served as President from 1984 to 1988. Mr. Seigel received his undergraduate degree from Knox College and his Masters in Business Administration from The Amos Tuck School of Business at Dartmouth College.

     Mr. Shearer is a co-founder of the Company. Mr. Shearer has served since 1991 as the President of Shearer Industrial Supply Co., one of the Founding Companies. Prior to becoming President, Mr. Shearer was employed by Shearer Industrial Supply Co. in various positions from 1985. Mr. Shearer received his undergraduate degree in business management from New Hampshire College.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Pinson and Healey, and effective as of the consummation of the Combination, will enter into an employment agreement with Mr. Smith. The agreements provide for a base salary of $250,000, $250,000, and $150,000 per year for Messrs. Pinson, Smith, and Healey, respectively; an annual bonus as determined by the Company's Board of Directors; and Company benefits of the type generally provided to key executives. While the Company may terminate an employment agreement at any time during the term, if the Company terminates the agreement other than for cause, death, or disability, the Company must pay severance based on the officer's base salary under the agreement for the greater of 12 months or the unexpired portion of the term and any performance bonus to which the officer would otherwise be entitled for the fiscal year in which such termination occurs. Messrs. Pinson's and Healey's employment agreements each have a three-year term from June 1, 1997, and Mr. Smith's employment agreement has a three-year term from the date of the Combination. All of the agreements contain customary proscriptions against misuse of Company information, competition with the Company, and solicitation of employees of the Company.

DIRECTORS COMPENSATION

     The Company pays its outside directors an annual fee of $10,000, payable quarterly. The Company reimburses all directors for their travel and other expenses incurred in connection with attending Board or Committee meetings, and also reimburses its outside directors for actual expenses otherwise incurred in
performing their duties. In addition, on             , 1997, the Company granted
each outside director options to purchase           shares of Common Stock at
the Offering Price. Such options will vest in three equal installments on the first three anniversaries of the date of grant.

STOCK INCENTIVE PLAN

     In July 1997, the Company adopted its Stock Incentive Plan to provide key employees, officers, and directors an opportunity to own Common Stock of the Company and to provide incentives for such persons to promote the financial success of the Company. Awards under the Stock Incentive Plan may be structured in a variety of ways, including "incentive stock options", as defined in Section 422 of the Internal Revenue Code, as amended ("IRC"), "nonqualified stock options", shares of Common Stock subject to terms and conditions set by the Board of Directors ("restricted stock awards"), and stock appreciation rights ("SARs"). Incentive stock options may be granted only to full-time employees (including officers) of the Company, including its subsidiaries. Non-qualified options, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors. The Stock Incentive Plan provides for the issuance of an aggregate number of shares of Common Stock equal to 15% of the Company's fully diluted shares of Common Stock outstanding from time to time, subject to the issuance of a maximum of 450,000 shares pursuant to incentive stock options.

     Incentive stock options are also subject to certain limitations prescribed by the IRC, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. In addition, such incentive stock options may not be exercised for more than 5 years from the stated grant. The Board of Directors of the Company (or a committee designated by the Board) otherwise generally has discretion to set the terms and conditions of options and other awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the Incentive Plan.

     As of                1997, options to purchase an aggregate of
               shares of Common Stock have been granted under the Stock
Incentive Plan and were outstanding, including options for                and
               shares of Common Stock issued to Mr. Pinson and Mr. Healey, respectively.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") under which qualified employees of the Company and its subsidiaries have the right to purchase shares of Common Stock on a quarterly basis through payroll deductions by the employee. The Stock Purchase Plan will
become effective on             , and will be administered by the Compensation
Committee of the Company's Board of Directors. The price to be paid for a share of Common Stock under the plan is 85% of the fair market value (as defined in the Stock Purchase Plan) of a share of Common Stock at the beginning or the end of each quarterly purchase period, whichever is lower. The amount of any participant's payroll deductions or cash contributions made pursuant to the Stock Purchase Plan may not exceed 10% of such participant's total annual compensation and may not exceed $25,000 per year. A maximum of 500,000 shares of Common Stock may be issued under the Stock Purchase Plan. The Stock Purchase Plan may be terminated or amended by the Company's Board of Directors; provided, however, that no such amendment shall (i) disqualify the Stock Purchase Plan under Section 423 of the IRC or
(ii) without the consent of a participant, materially impair the rights of such participant with respect to any shares of Common Stock previously purchased for him or her under the Stock Purchase Plan.

     The Stock Purchase Plan is intended to qualify under Sections 421 and 423 of the IRC. In accordance therewith, no income will be recognized by a participant when shares are acquired pursuant to the Stock Purchase Plan. With certain exceptions, when a participant disposes of such shares, he or she will recognize a capital gain equal to the difference between the acquisition price and the amount realized on such disposition. The Company will not be allowed a deduction with respect to any shares transferred to a participant pursuant to the Stock Purchase Plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Company's Certificate of Incorporation and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and losses suffered and reasonable expenses incurred by such person in any action, suit, or proceeding in which such person was (or is made or threatened to be made) a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company will enter into indemnification agreements with its directors and certain executive officers. It will be obligated to pay the reasonable expenses of the directors or officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that such indemnified party is not entitled to indemnification. See "Description of Capital Stock -- Indemnification and Limitations on Liability of Officers and Directors".

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information regarding the beneficial ownership of the Common Stock, as of the date hereof and giving effect to the Combination and the Offering, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, including those persons who are known to be such holders after the closing of the Combination,
(ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                             SHARES
                                                          BENEFICIALLY   PERCENT PRIOR         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNED(1)     TO OFFERING(2)   AFTER OFFERING(2)
------------------------------------                      ------------   --------------   -----------------
Martin S. Pinson........................................
Douglass C. Smith(3)....................................
Jack P. Healey..........................................
David K. Barth(4).......................................
William J. Burkland(5)..................................
William R. Fenoglio.....................................
William T. Parr.........................................
George L. Sachs, Jr.....................................
Richard M. Seigel.......................................
Andrew B. Shearer.......................................
All directors and executive officers as a group (10
  persons)..............................................

---------------

  * Denotes less than 1%
(1) Includes shares to be received as Combination Consideration by any stockholder of a Founding Company simultaneously with the closing of the Offering.
(2) The percentages shown prior to the Offering include all shares to be issued as Combination Consideration simultaneously with the closing of the Offering. The percentages shown after the Offering are based on the
    assumptions that: (i) there will be             shares of Common Stock
    outstanding immediately after the closing of the Offering, and (ii) no such person or entity will purchase any shares in the Offering.
(3) Does not include an aggregate of           shares owned by Mr. Smith's wife
    and his two adult daughters, with respect to which Mr. Smith disclaims beneficial ownership.
(4) Does not include an aggregate of      shares owned by Mr. Barth's business
    associate, with respect to which Mr. Barth disclaims beneficial ownership.
(5) Does not include an aggregate of           shares owned by Mr. Burkland's
    wife, with respect to which Mr. Burkland disclaims beneficial ownership.

                              CERTAIN TRANSACTIONS

     In February 1997 the Company entered into agreements with the Founding Companies to (i) confirm their respective intentions (without effecting a binding commitment to consummate the Combination) to assist the Company's pursuit of the Combination and the Offering and (ii) commit to pay their pro rata share of the expenses thereof, whether or not the transactions are consummated. In the aggregate, the Founding Companies have advanced $655,000 to IDG pursuant to those agreements, none of which is repayable by IDG.

     In 1996 and 1997, each of the Founding Companies paid $7,500 ($67,500 in the aggregate) to Barth Smith Company, a consulting firm in which David K. Barth, a director of the Company, has a 75% ownership interest. After consummation of the Offering, it is expected that Barth Smith Company will assist IDG in implementing its acquisition strategy.

     In June and July 1997, Messrs. Pinson, Healey, and Barth purchased 600, 225, and 200 shares, respectively, at aggregate purchase prices of $600, $225, and $200, respectively.

     Between January 1996 and May 1997, Predecessor-IDG paid approximately $130,000 in fees to Miller Ray Healey & Houser, certified public accountants, in connection with accounting services performed on behalf of Predecessor-IDG. Jack
P. Healey was a partner in Miller Ray Healey & Houser during that time.

     Since January 1996, Predecessor-IDG has paid approximately $518,000 in insurance premiums to J. Smith Lanier & Co., an independent insurance agency, in connection with business and health insurance purchased by Predecessor-IDG. William T. Parr is the Vice Chairman of, and has a 12% ownership interest in, J. Smith Lanier & Co.

     In connection with the Combination, and as consideration for their respective interests in the Founding Companies, certain officers, directors, and principal stockholders of the Company, and certain immediate family members of such individuals, will receive shares of Common Stock of the Company as follows:
Douglass C. Smith --        shares; William J. Burkland --        shares; Andrew
B. Shearer --        shares; Charles A. Lingenfelter --        shares; William
J. Janner, Jr. --        shares; Martin C. Burkland --        shares; Charles T.
Burkland --        shares; Thomas W. Stewart --        shares; Roy R.
Woleben --        shares; Robert C. Skidmore --        shares; John
Zimmer --        shares; and George L. Sachs, Jr. --        shares. See "The
Combination".

     Upon consummation of the Combination, the Company will succeed to certain real property leases as lessee with respect to which shareholders of the Company (former shareholders of certain of the Founding Companies), or their affiliates, are the lessors. The Company believes that the monthly rent and other terms of each of these leases are not less favorable to the Company than could be obtained from unaffiliated parties for comparable properties in the respective geographic areas. Specifically, following consummation of the Combination, the Company will lease property in (i) Spokane, Washington from a company in which the father of William J. Burkland has a 25% ownership interest; (ii) Whitehall, Pennsylvania from Andrew B. Shearer; (iii) York, Pennsylvania from a company in which Andrew B. Shearer has a 40% ownership interest; (iv) Reading, Williamsport, and York, Pennsylvania from a trust of which Andrew B. Shearer's mother is the trustee and he and his father, brother, and sisters are the beneficiaries; (v) Hazelton and Lancaster, Pennsylvania from a trust of which Andrew B. Shearer and his father, brother, and sisters are the beneficiaries;
(vi) Manitowoc, Wisconsin from a trust of which John Zimmer is a beneficiary; and (vii) St. Louis and Springfield, Missouri from a company in which George L. Sachs, Jr. has a 15% ownership interest. Messrs. Burkland, Shearer, and Sachs are each directors and principal stockholders of the Company, and Mr. Zimmer is a founding stockholder of the Company.

     The Company has agreed to cause the release of certain personal guarantees of indebtedness of the Founding Companies granted by certain former stockholders of those Founding Companies who are now officers, directors, and holders of 5% or more of the outstanding shares of the Company within 60 days after consummation of the Offering. The aggregate amount of such guarantees for each of these individuals is as follows: Douglass C. Smith -- $31,000; Robert C. Skidmore -- $598,720; George L. Sachs, Jr. -- $1,929,670; and Thomas W.
Stewart -- $100,000.

     Prior to the Combination, B&J had agreed to pay Charles T. Burkland, a former president and currently a significant stockholder of B&J, a non-qualified, unfunded pension in the amount of $10,000 per month during his lifetime and thereafter to his spouse, if she survived him, for her lifetime. As a condition to B&J's participation in the Combination, B&J made a lump sum payment of $1.11 million to Charles T. Burkland in exchange for relief from its obligation to make such monthly pension payments through 2012. As part of that arrangement, the Company agreed to make such $10,000 monthly payments beginning in January 2013, if either Mr. Burkland or his spouse is then surviving, and continuing thereafter until both of them are deceased. In addition, the Company has agreed to pay 75% of the health and dental insurance costs of Mr. Burkland and his spouse until their deaths. Mr. Burkland is 71 years old, and his spouse is 67 years old.

     Predecessor-IDG has been treated for federal and certain state income tax purposes as an S Corporation under the IRC. As a result, earnings of the corporation have been subject to taxation at the stockholder rather than the corporate level for federal and certain state income tax purposes. Prior to the Combination, Predecessor-IDG will make distributions to its stockholders of previously earned and undistributed earnings through June 30, 1997. The Company will make another distribution as promptly as practicable after the closing of the Combination to each of the stockholders of Predecessor-IDG equal to such corporation's earned but undistributed earnings in accordance with Predecessor-IDG's final tax return.

     On July 10, 1997, the Board of Directors adopted a policy that any transactions between the Company and any of its officers, directors, or principal stockholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors will be responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no market for the Common Stock and no predictions can be made as to the effect, if any, that sales of such shares or the availability of such shares for sale in the public market will have on the market prices prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

     Upon completion of the Offering, the Company will have outstanding
          shares of Common Stock, of which only the           shares sold in the
Offering (          shares if the Underwriters' over-allotment option is
exercised in full) will be freely tradable without restrictions or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144").

     Shares of Common Stock not sold in the Offering were issued and sold by the Company in private transactions in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and are restricted securities under Rule 144. These shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, pursuant to Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person who has beneficially owned any such shares for at least one year, including "affiliates" of the Company, would be entitled to sell in broker's transactions or to market makers within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale provisions, or notice requirements. The above is a summary of Rule 144 and is not intended to be a complete description thereof. Notwithstanding the eligibility of certain shares to be sold after the expiration of the 90 day period, such shares are subject to certain lockup agreements described below.

     As a condition to the Combination, the stockholders of the Founding Companies have agreed that they will not, directly or indirectly, sell or otherwise dispose of the shares of Common Stock issued to them as Combination Consideration for a period of two years after the Combination. In addition, the Company, its officers and directors, and stockholders of the Founding Companies have agreed that they will not, directly or indirectly, offer, pledge, sell, contract to sell, or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the Merrill Lynch & Co. on behalf of Underwriters. See "Underwriting".

     The Company plans to file a shelf registration statement to register shares of Common Stock under the Securities Act for its use in connection with future acquisitions. When and if any such registration statement is filed, the shares issued pursuant to it (after the above 180-day period established by the lock-up agreements with Merrill Lynch & Co.) generally will be freely tradable by persons not affiliated with the Company, unless the Company contractually restricts their sale.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.10 par value per share, having such rights and privileges as the Board of Directors may from time to time determine. Giving effect to the Combination, shares of Common Stock, and no shares of Preferred Stock, will be issued and outstanding immediately prior to the Offering.

     The following summary of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation, as amended, and Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on any issue submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors of the Company may, in its discretion, declare out of sources legally available therefor. See "Dividend Policy". Upon dissolution, liquidation, or winding up of the Company, holders of Common Stock are entitled to receive on a ratable basis, after payment or provision for payment of all debts and liabilities of the Company and any preferential amount due with respect to outstanding shares of Preferred stock, all assets of the Company available for distribution, in cash or in kind. Holders of shares of Common Stock do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding shares of Common Stock are, and the shares offered hereby (when sold in the manner contemplated by this Prospectus) will be, fully paid and nonassessable.

     The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the Company's Board of Directors will consist of not less than three but no more than 15 directors. Currently, there are nine directors, four of whom are independent directors.

     The Bylaws provide that, subject to any rights of the Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies may be filled by the affirmative vote of a majority of the remaining directors. A vacancy resulting from an increase in the number of directors also may be filled by action of the Board of Directors.

PREFERRED STOCK

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors, from time to time, may authorize the issuance of shares of Preferred Stock in one or more series, may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences, and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions thereon. No stockholder authorization is required for the issuance of shares of Preferred Stock unless imposed by then applicable law. Shares of Preferred Stock may be issued for any general corporate purposes, including acquisitions. The Board of Directors may issue one or more series of Preferred Stock with rights more favorable with regard to dividends and liquidation than the rights of holders of Common Stock. Any such series of Preferred Stock also could be used for the purpose of preventing a hostile takeover of the Company that is considered to be desirable by the holders of the Common Stock, could otherwise adversely affect the voting power of the holders of Common Stock, and could serve to perpetuate the directors' control of the Company under certain circumstances. No transaction is now contemplated that would result in the issuance of any such shares of Preferred Stock.

INDEMNIFICATION AND LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation provides for indemnification of directors to the full extent permitted by Delaware law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its stockholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Pursuant to its Certificate of Incorporation, the Company may indemnify its officers, employees, agents and other persons to the fullest extent permitted by Delaware law. The Company's Bylaws obligate the Company, under certain circumstances, to advance expenses to its directors and officers in defending an action, suit or proceeding for which indemnification may be sought. In addition, the Company has entered into indemnification agreements with its directors and executive officers pursuant to which the Company has agreed to indemnify such persons in certain circumstances.

     The Company's Bylaws also provide that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who, while a director, officer, employee or agent, is or was serving as a director, officer, trustee, general partner, employee or agent of one of the Company's subsidiaries or, at the request of the Company, of any other organization, against any liability asserted against such person or incurred by such person in any such capacity, whether the Company would have the power to indemnify such person against such liability under Delaware law. The Company intends to purchase and maintain insurance on behalf of all of its directors and executive officers.

OTHER MATTERS

     Application will be made for listing of the Common Stock on the New York Stock Exchange under the proposed symbol "IDG".

     The transfer agent and registrar for the Company's Common Stock is SunTrust Bank, Atlanta, Georgia.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
The Robinson-Humphrey Company, Inc. ........................
                                                              ---------
             Total..........................................
                                                              =========

     The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at
such price less a concession not in excess of $.     per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $.     per
share to certain other dealers. After the Offering, the initial public offering price, concession, and discount may be changed.

     The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the initial public offering price set forth on the cover page hereof, less the underwriting discount. The Underwriters may exercise this option only to cover overallotments, if any, made on the sale of the shares of Common Stock offered hereby. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing
table bears to the           shares of Common Stock initially offered hereby.

     The Company has agreed not to (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, except for any shares of Common Stock issued or options to purchase Common Stock granted pursuant to the Company's benefit plans described herein.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of the Prospectus), the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Underwriters have provided from time to time, and may provide in the future, investment banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees and commissions.

     The Company will apply for listing of Common Stock on the New York Stock Exchange under the trading symbol "IDG".

     The Underwriters have reserved for sale, at the initial public offering
price, up to           shares of Common Stock for certain employees, directors,
and business associates of the Company who have expressed an interest in purchasing such shares of Common Stock. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered hereby.

     Prior to the Offering, there has been no established trading market for the shares of Common Stock. The initial public offering price for the Common Stock offered hereby has been determined by negotiations between the Company and the Underwriters. Among the factors considered in making such determination were the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the past and present operations of the Founding Companies and the Company, the historical results of operations of the Founding Companies and the Company and the trend of its revenues and earnings, the prospects for future earnings of the Company, the general condition of prices of similar securities of generally comparable companies and other relevant factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, counsel to the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

     The audited financial statements of Predecessor-IDG, B&J Industrial Supply Company, and Associated Suppliers, Inc. in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Shearer Industrial Supply Co. in this Prospectus and elsewhere in the Registration Statement have been audited by Miller & Co. LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of J. J. Stangel Co. in this Prospectus and elsewhere in the Registration Statement have been audited by Schenck & Associates, SC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Tri-Star Industrial Supply, Inc. in this Prospectus and elsewhere in the Registration Statement have been audited by Baird, Kurtz & Dobson, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement, or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to register the securities offered by the Registration Statement under the Exchange Act simultaneously with the effectiveness of the Registration Statement and to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law or the New York Stock Exchange.

                         INDEX TO FINANCIAL INFORMATION

                         PRO FORMA FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Industrial Distribution Group, Inc.
  Introduction to Unaudited Pro forma Combined Financial
     Statements.............................................  F-3
  Pro Forma Combined Balance Sheet as of March 31, 1997
     (Unaudited)............................................  F-4
  Pro Forma Combined Statements of Income for the Year Ended
     December 31, 1996 and the Three Months Ended March 31,
     1997 (Unaudited).......................................  F-5
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................  F-7

                 HISTORICAL FINANCIAL STATEMENTS
Industrial Distribution Group, Inc. ("Predecessor-IDG")
  Report of Independent Public Accountants..................  F-9
  Balance Sheets............................................  F-10
  Statements of Income......................................  F-11
  Statements of Shareholders' Equity........................  F-12
  Statements of Cash Flows..................................  F-13
  Notes to Financial Statements.............................  F-14
Associated Suppliers, Inc.
  Report of Independent Public Accountants..................  F-20
  Consolidated Balance Sheets...............................  F-21
  Consolidated Statements of Income.........................  F-22
  Consolidated Statements of Shareholders' Equity...........  F-23
  Consolidated Statements of Cash Flows.....................  F-24
  Notes to Consolidated Financial Statements................  F-25
B & J Industrial Supply Company
  Report of Independent Public Accountants..................  F-31
  Consolidated Balance Sheets...............................  F-32
  Consolidated Statements of Income.........................  F-33
  Consolidated Statements of Shareholders' Equity...........  F-34
  Consolidated Statements of Cash Flows.....................  F-35
  Notes to Consolidated Financial Statements................  F-36
Shearer Industrial Supply Co.
  Report of Independent Certified Public Accountants........  F-42
  Consolidated Balance Sheets...............................  F-43
  Consolidated Statements of Earnings.......................  F-45
  Consolidated Statements of Stockholders' Equity...........  F-46
  Consolidated Statements of Cash Flows.....................  F-47
  Notes to Consolidated Financial Statements................  F-49
J. J. Stangel Co.
  Report of Independent Public Accountants..................  F-58
  Balance Sheets............................................  F-59
  Statements of Income and Retained Earnings................  F-61
  Statements of Cash Flows..................................  F-62
  Notes to Financial Statements.............................  F-63

                                                              PAGE
                                                              ----
Tri-Star Industrial Supply, Inc.
  Independent Accountants' Report...........................  F-68
  Balance Sheets............................................  F-69
  Statements of Income......................................  F-70
  Statements of Retained Earnings...........................  F-71
  Statements of Cash Flows..................................  F-72
  Notes to Financial Statements.............................  F-73

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

     The Company will acquire the Founding Companies simultaneously with the closing of this Offering. Pursuant to the requirements of SAB 97, Predecessor-IDG has been designated as the acquiror of the Other Founding Companies for financial reporting purposes. Based upon the provisions of SAB 97, these acquisitions will be accounted for as purchases at estimated fair value. However, since the Founding Companies were not under common control or management, pro forma results may not be comparable to, or indicative of, future performance.

     The unaudited pro forma combined balance sheet gives effect to the Combination as if it had occurred on March 31, 1997. The unaudited pro forma combined statements of income give effect to these transactions as if they had occurred on January 1, 1996.

     The following unaudited pro forma financial statements present Predecessor-IDG and the Other Founding Companies and give effect to the following pro forma adjustments: (i) the acquisition of the Other Founding Companies in accordance with the applicable provisions of SAB 97; (ii) the adjustment to compensation expense for specified Founding Company owners pursuant to the acquisition agreement applicable to such Founding Company ("Compensation Differential"); (iii) the incremental provision for income taxes attributable to the income of Predecessor-IDG (an S Corporation), net of the income tax benefits related to the Compensation Differential and other; (iv) the liability for the cash consideration to be paid to the dissenting shareholder in
the Combination; (v) the issuance of           shares of Common Stock to
shareholders of the Founding Companies in connection with the Combination; (vi) the adjustments to record the net deferred income tax liability attributable to the temporary differences between the financial reporting and income tax bases of assets and liabilities currently held in Predecessor-IDG (an S Corporation); and (vii) the adjustment for goodwill recorded in connection with the Combination.

     The Company has performed a preliminary analysis of the savings that it expects to realize as a result of (i) consolidating certain general and administrative functions; (ii) the reduction in interest payments related to the repayment of certain outstanding Founding Company debt; (iii) its ability to borrow at lower interest rates than the Founding Companies; (iv) the interest earned on the net proceeds of the Offering remaining after payment of the expenses of the Offering, the cash portion of the consideration paid for the Founding Companies, and the repayment of certain outstanding Founding Company debt; and (v) efficiencies in other general and administrative areas. The Company has not and cannot quantify these savings until after completion of the Combination. It is anticipated that these savings will be partially offset by the costs of the Company's new senior management and expenses associated with being a public company. These costs cannot be quantified accurately. Accordingly, only those anticipated savings and costs that are factually supportable have been included in the accompanying pro forma financial information of the Company.

     The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions and events in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. See "Risk Factors" included elsewhere herein.

     These pro forma financial statements should be read in conjunction with other information contained elsewhere in this Prospectus under the heading "Selected Pro Forma Combined Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the historical financial statements of Predecessor-IDG and the Other Founding Companies. See "Index to Financial Statements".

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                                 (IN THOUSANDS)

                                    PREDECESSOR-
                                        IDG        ASSOCIATED     B&J     CRAMER    GRINDING   SHEARER   SLATER    J.J. STANGEL
                                    ------------   ----------   -------   -------   --------   -------   -------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.........    $    13        $   46     $ 2,872   $    4     $  621    $    0    $    5       $  371
Accounts receivable, net..........      9,856         2,798       3,796    1,190      1,151     5,481       903          839
Inventories, net..................     13,890         3,136       4,179    1,309        667     2,932       875        1,056
Prepaid expenses and other current
  assets..........................        397           131         359       84         41        72        63           91
                                      -------        ------     -------   ------     ------    ------    ------       ------
        Total current assets......     24,156         6,111      11,206    2,587      2,480     8,485     1,846        2,357
                                      -------        ------     -------   ------     ------    ------    ------       ------
PROPERTY AND EQUIPMENT, net.......      2,063           379       1,100      496        306       567        95          554
OTHER ASSETS......................        799           150         647       28          0       299        39          205
GOODWILL..........................          0             0           0        0          0        83         0            0
                                      -------        ------     -------   ------     ------    ------    ------       ------
        Total assets..............    $27,018        $6,640     $12,953   $3,111     $2,786    $9,434    $1,980       $3,116
                                      =======        ======     =======   ======     ======    ======    ======       ======

LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued
  expenses........................      7,334         1,862       2,933    1,229        602     3,539       686        1,012
Current maturities of long-term
  debt............................         55           185         129       41          0       117        17           20
Line of credit....................          0         2,226       1,040    1,353          0     2,840       599            0
Pro forma cash consideration due
  to dissenting shareholder of
  Predecessor-IDG.................          0             0           0        0          0         0         0            0
                                      -------        ------     -------   ------     ------    ------    ------       ------
        Total current
          liabilities.............      7,389         4,273       4,102    2,623        602     6,496     1,302        1,032
                                      -------        ------     -------   ------     ------    ------    ------       ------
LONG-TERM DEBT, net of current
  maturities......................     15,047           504         358      189          0       730       742          635
                                      -------        ------     -------   ------     ------    ------    ------       ------
OTHER LIABILITIES.................          0             0       1,125        0          0        30         0           93
                                      -------        ------     -------   ------     ------    ------    ------       ------
DEFERRED INCOME TAXES.............          0             0           4        0          0        52         0            0
                                      -------        ------     -------   ------     ------    ------    ------       ------
STOCKHOLDERS' EQUITY:
Preferred stock...................          0             0           0        0          0        62         0            0
Common stock......................          1             0           9        3        207        33        40           17
Additional paid-in capital &
  other...........................        307           312           0    1,299          0        88       141           14
Retained earnings (deficit).......      4,274         1,551       7,534   (1,003)     1,977     2,538      (245)       1,626
Treasury stock....................          0             0        (179)       0          0      (595)        0         (301)
                                      -------        ------     -------   ------     ------    ------    ------       ------
        Total stockholders' equity
          (deficit)...............      4,582         1,863       7,364      299      2,184     2,126       (64)       1,356
                                      -------        ------     -------   ------     ------    ------    ------       ------
        Total liabilities and
          stockholders' equity
          (deficit)...............    $27,018        $6,640     $12,953   $3,111     $2,786    $9,434    $1,980       $3,116
                                      =======        ======     =======   ======     ======    ======    ======       ======

                                                PRO FORMA         PRO FORMA
                                    TRI-STAR   ADJUSTMENTS        COMBINED
                                    --------   ------------       ---------
                                               (SEE NOTE 4)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.........   $   71      $  1,230a         $ 5,233
Accounts receivable, net..........    3,209                         29,223
Inventories, net..................    2,681         1,900b          32,625
Prepaid expenses and other current
  assets..........................      160          (760)b            845
                                                      207c
                                     ------                        -------
        Total current assets......    6,121                         67,926
                                     ------                        -------
PROPERTY AND EQUIPMENT, net.......      425         2,852d           8,837
OTHER ASSETS......................       64        (1,230)a          1,001
GOODWILL..........................        0           (83)e          4,242
                                                    4,242f
                                     ------                        -------
        Total assets..............   $6,610                        $82,006
                                     ======                        =======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued
  expenses........................    2,178                         21,375
Current maturities of long-term
  debt............................      182                            746
Line of credit....................      975                          9,033
Pro forma cash consideration due
  to dissenting shareholder of
  Predecessor-IDG.................        0                              0
                                     ------                        -------
        Total current
          liabilities.............    3,335                         31,154
                                     ------                        -------
LONG-TERM DEBT, net of current
  maturities......................    1,308        (1,781)g         17,732
                                     ------                        -------
OTHER LIABILITIES.................        0                          1,248
                                     ------                        -------
DEFERRED INCOME TAXES.............        0                             56
                                     ------                        -------
STOCKHOLDERS' EQUITY:
Preferred stock...................        0           (62)h              0
Common stock......................        5          (283)h,o           32
Additional paid-in capital &
  other...........................        0        29,623 b,e,g,h,  31,784
Retained earnings (deficit).......    1,977       (20,229)c,h            0
Treasury stock....................      (15)        1,090h               0
                                     ------                        -------
        Total stockholders' equity
          (deficit)...............    1,967                         31,816
                                     ------                        -------
        Total liabilities and
          stockholders' equity
          (deficit)...............   $6,610                        $82,006
                                     ======                        =======

The accompanying notes are an integral part of this unaudited pro forma combined financial statement.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        PREDECESSOR-
                                            IDG        ASSOCIATED     B&J     CRAMER    GRINDING   SHEARER   SLATER   J.J. STANGEL
                                        ------------   ----------   -------   -------   --------   -------   ------   ------------

NET SALES.............................    $90,786       $24,481     $29,083   $11,467    $8,424    $44,184   $7,258     $11,610
COST OF SALES.........................     67,330        19,574      21,625     9,188     6,211     34,165    5,486       8,845
                                          -------       -------     -------   -------    ------    -------   ------     -------
         Gross profit.................     23,456         4,907       7,458     2,279     2,213     10,019    1,772       2,765
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES............................     21,160         4,156       6,058     2,159     2,151      9,063    1,589       2,517
GOODWILL AMORTIZATION.................          0             0           0         0         0         22        0           0
                                          -------       -------     -------   -------    ------    -------   ------     -------
INCOME FROM OPERATIONS................      2,296           751       1,400       120        62        934      183         248
OTHER INCOME (EXPENSE):
  Interest expense....................     (1,016)         (278)       (213)     (173)        0       (437)    (131)        (82)
  Other...............................       (562)          (89)        244         0        83        235       12          10
                                          -------       -------     -------   -------    ------    -------   ------     -------
INCOME (LOSS) BEFORE INCOME TAXES.....        718           384       1,431       (53)      145        732       64         176
PROVISION FOR INCOME TAXES............         25           158         440         0        45        319        0          69
                                          -------       -------     -------   -------    ------    -------   ------     -------
NET INCOME (LOSS).....................    $   693       $   226     $   991   $   (53)   $  100    $   413   $   64     $   107
                                          =======       =======     =======   =======    ======    =======   ======     =======
PRO FORMA NET INCOME PER SHARE........
SHARES USED IN COMPUTING PRO FORMA NET
  INCOME PER SHARE....................

                                                    PRO FORMA     PRO FORMA
                                        TRI-STAR   ADJUSTMENTS    COMBINED
                                        --------   ------------   ---------
                                                   (SEE NOTE 4)
NET SALES.............................  $24,010       $(245)i     $ 251,058
COST OF SALES.........................   18,691        (485)i       190,677
                                                         47b
                                        -------                   ---------
         Gross profit.................    5,319                      60,381
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES............................    4,431        (282)j        53,506
                                                        400k
                                                         33i
                                                         71d
GOODWILL AMORTIZATION.................        0         (22)e           106
                                                        106l
                                        -------                   ---------
INCOME FROM OPERATIONS................      888                       6,769
OTHER INCOME (EXPENSE):
  Interest expense....................     (191)      1,961m           (560)
  Other...............................       (8)       (207)i          (250)
                                                         32p
                                        -------                   ---------
INCOME (LOSS) BEFORE INCOME TAXES.....      689                       5,959
PROVISION FOR INCOME TAXES............      271       1,057n          2,384
                                        -------                   ---------
NET INCOME (LOSS).....................  $   418                   $   3,575
                                        =======                   =========
PRO FORMA NET INCOME PER SHARE........                            $
                                                                  =========
SHARES USED IN COMPUTING PRO FORMA NET
  INCOME PER SHARE....................
                                                                  =========

The accompanying notes are an integral part of this unaudited pro forma combined financial statement.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       PREDECESSOR-
                                           IDG        ASSOCIATED    B&J     CRAMER   GRINDING   SHEARER   SLATER   J.J. STANGEL
                                       ------------   ----------   ------   ------   --------   -------   ------   ------------

NET SALES............................    $23,617        $6,133     $8,156   $2,876    $2,121    $11,293   $1,798      $3,093
COST OF SALES........................     17,444         4,868      6,171    2,322     1,542      8,882    1,384       2,319
                                         -------        ------     ------   ------    ------    -------   ------      ------
     Gross profit....................      6,173         1,265      1,985      554       579      2,411      414         774
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES...........................      5,337         1,040      1,646      613       470      2,062      403         608
GOODWILL AMORTIZATION................          0             0          0        0         0          5        0           0
                                         -------        ------     ------   ------    ------    -------   ------      ------
INCOME (LOSS) FROM OPERATIONS........        836           225        339      (59)      109        344       11         166
OTHER INCOME (EXPENSE):
  Interest expense...................       (322)          (57)       (60)     (40)        0        (80)     (33)        (18)
  Other..............................         64             0         16        0        10         55       43          (9)
                                         -------        ------     ------   ------    ------    -------   ------      ------
INCOME (LOSS) BEFORE INCOME TAXES....        578           168        295      (99)      119        319       21         139
PROVISION FOR INCOME TAXES...........         46            53        100        0         0        128        0          60
                                         -------        ------     ------   ------    ------    -------   ------      ------
NET INCOME (LOSS)....................    $   532        $  115     $  195   $  (99)   $  119    $   191   $   21      $   79
                                         =======        ======     ======   ======    ======    =======   ======      ======
PRO FORMA NET INCOME PER SHARE.......
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE...............

                                                   PRO FORMA     PRO FORMA
                                       TRI-STAR   ADJUSTMENTS    COMBINED
                                       --------   ------------   ---------
                                                  (SEE NOTE 4)
NET SALES............................   $7,599        $ (2)i     $  66,684
COST OF SALES........................    5,877         (16)i        50,778
                                                       (15)b
                                        ------                   ---------
     Gross profit....................    1,722                      15,906
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES...........................    1,371          27i         13,639
                                                       100k
                                                       (56)j
                                                        18d
GOODWILL AMORTIZATION................        0          (5)e            26
                                                        26l
                                        ------                   ---------
INCOME (LOSS) FROM OPERATIONS........      351                       2,241
OTHER INCOME (EXPENSE):
  Interest expense...................      (44)        590m            (64)
  Other..............................       (7)         13i            185
                                        ------                   ---------
INCOME (LOSS) BEFORE INCOME TAXES....      300                       2,362
PROVISION FOR INCOME TAXES...........      113         445n            945
                                        ------                   ---------
NET INCOME (LOSS)....................   $  187                   $   1,417
                                        ======                   =========
PRO FORMA NET INCOME PER SHARE.......                            $
                                                                 =========
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE...............
                                                                 =========

The accompanying notes are an integral part of this unaudited pro forma combined financial statement.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                      MARCH 31, 1997 AND DECEMBER 31, 1996

1.  BACKGROUND

     Industrial Distribution Group, Inc., a Delaware corporation (the "Company"), was formed to create a nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production ("MROP") products. The Company will commence operations by combining the existing operations of nine MROP distributors that collectively are engaged in business across a broad spectrum of MROP products and services in different geographic locations around the United States.

2.  HISTORICAL FINANCIAL STATEMENTS

     The historical financial statements represent the financial position and results of operations of the Founding Companies and were derived from the respective financial statements where indicated. All Founding Companies have a December 31 year-end, or their financial results have been recast to a December 31 year-end. Quarterly statements of income have been included in the pro forma statements of income for the three months ended March 31, 1997. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 80. The Company will have a December 31 year-end.

3.  ACQUISITION OF FOUNDING COMPANIES

     Concurrent with the closing of the Offering, the Company will acquire substantially all of the net assets of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting, with Predecessor-IDG being treated as the acquiror.

     The following table sets forth for each Founding Company the shares of Common Stock to be paid to its stockholders.

                                                                 SHARES
                                                                 ------
Predecessor-IDG.............................................
Associated..................................................
B&J.........................................................
Cramer......................................................
Grinding....................................................
Shearer.....................................................
Slater......................................................
J.J. Stangel................................................
Tri-Star....................................................
                                                               ---------
          Total.............................................
                                                               =========

     The estimated purchase price for the acquisitions is subject to certain purchase price adjustments following closing. See "Certain Transactions".

     The holders of all of the shares of Common Stock issued as consideration in the Combination have contractually agreed with the Company not to offer, sell, or otherwise dispose of any of those shares for a minimum period of two years after the Offering. The fair value of these shares reflects this restriction.

     Of the estimated total purchase price of                (based on the fair
value of the shares to be issued) of the acquisitions,                has been
allocated to the assets acquired and liabilities assumed.

     Based on management's preliminary analysis, it is anticipated that the historical carrying value of the Founding Companies' assets and liabilities except for certain property will approximate fair value. The amounts allocated to property and goodwill are approximately $2.9 million and $4.2 million. Management of

                      INDUSTRIAL DISTRIBUTION GROUP, INC.

the Company has not identified any other material tangible or identifiable intangible assets of the Founding Companies to which a portion of the purchase price could reasonably be allocated.

4.  PRO FORMA BALANCE SHEET AND INCOME STATEMENT ADJUSTMENTS

    a. Records the buyout of the cash surrender value of life insurance policies in the amount of $1,230,000 by shareholders of the Founding Companies.

    b. Records the elimination of LIFO inventory reserves, net of deferred income taxes.

    c. Records the adjustment for deferred income tax balances attributable to the temporary differences between the financial reporting and income tax bases of assets and liabilities of Predecessor-IDG (an S Corporation).

    d. Adjusts the carrying value of property and equipment purchased from the Other Founding Companies to fair market value and records the related pro forma depreciation.

    e. Eliminates existing goodwill of Shearer and the related amortization expense.

    f. Records an estimate of the goodwill to be recorded in connection with the
       Combination based upon an estimated fair value of $     per share which
       represents a discount of 25% from the assumed initial public offering price of $ due to restrictions on the sale and transferability of the shares issued.

    g. Reclassifies notes payable to stockholders.

    h. Records the elimination of stockholders' equity of the Founding
       Companies.

    i. Reclassifies vendor and customer discounts consistently between the Founding Companies.

    j. Adjusts compensation to the level that the presidents of the Founding Companies have contractually agreed to receive subsequent to the Combination.

    k. Records compensation for the chief executive officer and chief financial officer of the Company.

    l. Records the pro forma goodwill amortization expense using a 40-year estimated life.

    m. Records change in interest expense for pro forma adjustments to debt.

    n. Records the incremental provision for federal and state income taxes assuming a 40% effective tax rate.

    o. Records the issuance of             shares to be issued to the
       stockholders of the Founding Companies and senior management and other advisors to the Company.

    p. Reclassifies state income taxes paid by a Founding Company.

5.  POST COMBINATION ADJUSTMENTS

     The proceeds from the issuance of           shares of the Company's Common
Stock, net of estimated offering costs of           (based on an assumed initial
public offering price of           per share, the midpoint of the estimated
price range), will be applied to the repayment of certain debt obligations of the Founding Companies and will increase cash and equity of the Company by
          and           .

     Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees, and printing expenses.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Industrial Distribution Group, Inc.:

     We have audited the accompanying balance sheets of INDUSTRIAL DISTRIBUTION GROUP, INC. (a Georgia corporation) as of December 31, 1995 and 1996 and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Industrial Distribution Group, Inc. as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 23, 1997

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              -----------------    MARCH 31,
                                                               1995      1996        1997
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    12   $     8     $    13
  Trade accounts receivable, net of allowance for doubtful
     accounts of $148 in 1995, 1996, and 1997...............    7,154     9,256       9,856
  Inventories, net..........................................   11,927    14,074      13,890
  Other receivables.........................................      141       144         144
  Prepaid expenses and other assets.........................       67       460         253
                                                              -------   -------     -------
          Total current assets..............................   19,301    23,942      24,156
PROPERTY AND EQUIPMENT, net.................................    2,142     2,166       2,063
OTHER ASSETS................................................      909       320         799
                                                              -------   -------     -------
          Total assets......................................  $22,352   $26,428     $27,018
                                                              =======   =======     =======

                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities under line of credit...................  $     0   $ 1,062     $     0
  Current maturities of long-term debt......................       42        47          55
  Accounts payable..........................................    6,168     4,730       6,323
  Accrued expenses..........................................    1,326       942       1,011
                                                              -------   -------     -------
          Total current liabilities.........................    7,536     6,781       7,389
                                                              -------   -------     -------
LINE OF CREDIT, less current maturities.....................    9,368    13,993      13,473
                                                              -------   -------     -------
LONG-TERM DEBT, less current maturities.....................    1,650     1,604       1,574
                                                              -------   -------     -------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value; 1,000,000 shares authorized,
     110,665 shares issued and outstanding in 1995, 1996,
     and 1997...............................................        1         1           1
  Additional paid-in capital................................      307       307         307
  Retained earnings.........................................    3,490     3,742       4,274
                                                              -------   -------     -------
          Total shareholders' equity........................    3,798     4,050       4,582
                                                              -------   -------     -------
          Total liabilities and shareholders' equity........  $22,352   $26,428     $27,018
                                                              =======   =======     =======

      The accompanying notes are an integral part of these balance sheets.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                    THREE-MONTH
                                                                                   PERIOD ENDED
                                                     YEAR ENDED DECEMBER 31,         MARCH 31,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
NET SALES........................................  $75,624   $83,526   $90,786   $22,569   $23,617
COST OF SALES....................................   55,948    62,361    67,330    16,652    17,444
                                                   -------   -------   -------   -------   -------
  Gross profit...................................   19,676    21,165    23,456     5,917     6,173
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES....   17,447    18,803    21,160     5,136     5,337
                                                   -------   -------   -------   -------   -------
          Income from operations.................    2,229     2,362     2,296       781       836
                                                   -------   -------   -------   -------   -------
OTHER INCOME (EXPENSE):
  Gain (loss) on sale of assets..................       10         3        12        (1)        0
  Interest expense...............................     (856)     (963)   (1,016)     (251)     (322)
  Other income...................................       43        57        47        11        78
  Litigation costs (Note 8)......................     (165)     (245)     (621)     (104)      (14)
                                                   -------   -------   -------   -------   -------
                                                      (968)   (1,148)   (1,578)     (345)     (258)
                                                   -------   -------   -------   -------   -------
          Income before state income tax
            provision............................    1,261     1,214       718       436       578
STATE INCOME TAX PROVISION (Note 2)..............        6        12        25         1        46
                                                   -------   -------   -------   -------   -------
NET INCOME.......................................  $ 1,255   $ 1,202   $   693   $   435   $   532
                                                   =======   =======   =======   =======   =======
PRO FORMA FEDERAL INCOME TAX PROVISION...........                      $   208             $   160
                                                                       -------             -------
PRO FORMA NET INCOME.............................                      $   485             $   372
                                                                       =======             =======

        The accompanying notes are an integral part of these statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON STOCK     ADDITIONAL                  TOTAL
                                                 ----------------    PAID-IN     RETAINED   SHAREHOLDERS'
                                                 SHARES    AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                 -------   ------   ----------   --------   -------------
BALANCE, December 31, 1993.....................  110,665     $1        $307       $2,100       $2,408
  Net income...................................        0      0           0        1,255        1,255
  Distributions to shareholders................        0      0           0         (517)        (517)
                                                 -------     --        ----       ------       ------
BALANCE, December 31, 1994.....................  110,665      1         307        2,838        3,146
  Net income...................................        0      0           0        1,202        1,202
  Distributions to shareholders................        0      0           0         (550)        (550)
                                                 -------     --        ----       ------       ------
BALANCE, December 31, 1995.....................  110,665      1         307        3,490        3,798
  Net income...................................        0      0           0          693          693
  Distributions to shareholders................        0      0           0         (441)        (441)
                                                 -------     --        ----       ------       ------
BALANCE, December 31, 1996.....................  110,665      1         307        3,742        4,050
  Net income...................................        0      0           0          532          532
                                                 -------     --        ----       ------       ------
BALANCE, March 31, 1997 (unaudited)............  110,665     $1        $307       $4,274       $4,582
                                                 =======     ==        ====       ======       ======

        The accompanying notes are an integral part of these statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               THREE-MONTH
                                                                               PERIOD ENDED
                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                           -----------------------------    ------------------
                                            1994       1995       1996       1996       1997
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................  $ 1,255    $ 1,202    $   693    $   435    $   532
                                           -------    -------    -------    -------    -------
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
     Depreciation........................      271        320        357         79         99
     (Gain) loss on sale of assets.......      (10)        (3)       (12)        (1)         4
     Changes in assets and liabilities:
       Trade accounts receivable, net....     (544)      (510)    (2,102)    (1,863)      (600)
       Inventories, net..................   (1,500)    (1,387)    (2,147)       (80)       184
       Other receivables.................       10        (59)        (3)         0          0
       Prepaid expenses and other
          assets.........................      115       (338)       196       (126)      (272)
       Accounts payable and accrued
          expenses.......................    1,125        707     (1,822)       341      1,708
                                           -------    -------    -------    -------    -------
          Total adjustments..............     (533)    (1,270)    (5,533)    (1,650)     1,123
                                           -------    -------    -------    -------    -------
          Net cash provided by (used in)
            operating activities.........      722        (68)    (4,840)    (1,215)     1,655
                                           -------    -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets...........       20          5         23          0          0
  Capital expenditures...................     (276)      (202)      (392)       (42)         0
                                           -------    -------    -------    -------    -------
          Net cash used in investing
            activities...................     (256)      (197)      (369)       (42)         0
                                           -------    -------    -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments) borrowings under line
     of credit...........................      (80)       819      5,687      1,340     (1,582)
  Principal repayments of long-term
     debt................................      (20)       (33)       (41)       (74)       (68)
  Repayment of note payable to
     shareholder.........................        0       (150)         0          0          0
  Distributions to shareholders..........     (517)      (550)      (441)         0          0
                                           -------    -------    -------    -------    -------
          Net cash (used in) provided by
            financing activities.........     (617)        86      5,205      1,266     (1,650)
                                           -------    -------    -------    -------    -------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS............................     (151)      (179)        (4)         9          5
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.................................      342        191         12         12          8
                                           -------    -------    -------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.................................  $   191    $    12    $     8    $    21    $    13
                                           =======    =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Noncash financing to purchase assets...  $    23    $    60    $     0    $     0    $     0
                                           =======    =======    =======    =======    =======
  Interest paid..........................  $   856    $   963    $   919    $   251    $   419
                                           =======    =======    =======    =======    =======
  Income taxes paid......................  $     6    $    12    $    25    $     1    $    46
                                           =======    =======    =======    =======    =======

        The accompanying notes are an integral part of these statements.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995, AND 1996

1.  DESCRIPTION OF THE BUSINESS

     Industrial Distribution Group, Inc. (the "Company" or "Predecessor-IDG") is a wholesale industrial supply distribution company headquartered in Tucker, Georgia, with branch offices and warehouses in Georgia, North Carolina, South Carolina, Indiana, Tennessee, and Oregon. The Company distributes industrial supplies and equipment throughout the United States. The Company is also an authorized repair center for many of its suppliers and provides additional services, such as customizing conveyor belts and band saw blades, for its customers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION OF FINANCIAL STATEMENTS

     The financial statements of the Company include the corporate headquarters as well as its operating divisions, Boring-Smith, Dixie Industrial Supply, and Ensco Supply. All significant interdivisional transactions and balances have been eliminated.

CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

TRADE ACCOUNTS RECEIVABLE

     An allowance for doubtful accounts has been established based on a review of the current status of existing receivables, historical collection experience, and management's evaluation of the effect of existing economic conditions. Receivables are charged to the allowance account when deemed to be uncollectible.

INVENTORIES

     Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined by the first-in, first-out basis, and market is considered to be net realizable value. Inventories are stated net of an allowance of $150,000 to adjust cost to net realizable value as of December 31, 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the accompanying statements of income. Depreciation of property and equipment is provided using either the straight-line or accelerated method using the following estimated useful lives:

Buildings...................................................  19-31 years
Office and warehouse equipment..............................    5-7 years
Vehicles....................................................    3-5 years

OTHER ASSETS

     As of December 31, 1995, other assets included a receivable from a shareholder for $52,000. During 1996, in connection with the settlement of a lawsuit filed by the shareholder (Note 8), the Company forgave the receivable from this shareholder.

INCOME TAXES

     The Company, with the consent of its shareholders, has elected as of January 1, 1990 to be taxed under the provisions of subchapter S of the Internal Revenue Code. Accordingly, the financial statements do not

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

include a provision for current income taxes because the Company does not incur federal income taxes. Instead, its earnings and losses are included in the shareholders' personal income tax returns, and the shareholders are taxed based on their personal income tax strategies.

     Subsequent to year-end, the Company will change from an S corporation to a C corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflects the estimated impact of recognizing income tax expenses as if the Company had been a C corporation for tax reporting purposes for the year ended December 31, 1996.

NATURE OF OPERATIONS, RISKS, AND UNCERTAINTIES

     The Company operates primarily in wholesale distribution of industrial supplies. There are no other significant business segments in which the Company operates. The Company has a broad customer base representing many diverse industries. As of December 31, 1994, 1995, and 1996, no one customer represented greater than 10% of the Company's revenues or accounts receivable. The principal industries served by Dixie Industrial Supply are the metal working, chemical, transportation, textile, pulp and paper, and furniture industries. Dixie Industrial Supply has seven branches located in North Carolina, South Carolina, Georgia, and Tennessee. The principal customers of Boring-Smith are the manufactured housing, recreational vehicle, and boating industries throughout the continental United States who purchase production tools and supplies. Boring-Smith distributes its products from three stationary warehouses and eight mobile warehouses. Ensco Supply's principal customers are primarily commercial mechanical, electrical, HVAC, and general contractors who purchase power tools and related supplies. Ensco Supply has three warehouses, all located in North Carolina.

     The following schedule reflects the distribution in gross sales for the years ended December 31, 1994, 1995, and 1996:

                                                              1994    1995    1996
                                                              ----    ----    ----
Dixie Industrial Supply.....................................   62%     62%     64%
Boring-Smith................................................   27      28      26
Ensco Supply................................................   11      10      10
                                                              ---     ---     ---
                                                              100%    100%    100%
                                                              ===     ===     ===

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue is recognized on sales of products at the time of shipment.

COST OF SALES

     Cost of sales consists of the cost of materials purchased offset by discounts and rebates received from suppliers.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," to be effective for fiscal years beginning after December 15, 1995. The adoption of this

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

statement as of January 1, 1996 did not have a significant impact on the Company's financial position or results of operations.

RECLASSIFICATIONS

     Certain reclassifications have been made to 1994 and 1995 amounts to conform to current year presentation.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

3.  PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1995 and 1996 consist of the following (in thousands):

                                                               1995      1996
                                                              -------   -------
Land........................................................  $   238   $   238
Buildings...................................................    2,141     2,221
Furniture and fixtures......................................    1,204     1,206
Computer equipment..........................................      700       735
Trucks......................................................      352       591
Leasehold improvements......................................      746       746
                                                              -------   -------
                                                                5,381     5,737
Less accumulated depreciation...............................   (3,239)   (3,571)
                                                              -------   -------
          Property and equipment, net.......................  $ 2,142   $ 2,166
                                                              =======   =======

     Depreciation expense was $271,000, $320,000, and $357,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

4.  LINE OF CREDIT

     The Company obtained a line of credit from a financial institution in November 1993, which was amended in March 1996. The loan availability under the line of credit is determined by a formula based on trade accounts receivable and merchandise inventory, not to exceed $15,000,000. As of December 31, 1996, the Company had an overadvancement on the line of credit. In accordance with the loan agreement, the amount of overadvance is payable on demand and is included in the accompanying balance sheet as a current liability. The line is secured by trade accounts receivable, merchandise inventory, intangibles, and other assets.

     Borrowings under the agreement bear interest, at the election of the Company, at either the bank's prime rate, plus a margin based on the Company's ratio of debt to adjusted tangible net worth, or LIBOR, plus a margin based on the Company's ratio of debt to adjusted tangible net worth. The prime rate is adjusted daily based on published rates, while the LIBOR rate is locked in for one, two, or three months, based on the Company's election. Interest is payable monthly with the principal balance due in March 1999. The effective interest rate under the line of credit during 1996 was approximately 9.5%.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Borrowings outstanding under the line of credit as of December 31, 1995 and 1996 were as follows:

                                                               1995     1996
                                                              ------   -------
                                                               (IN THOUSANDS)
Variable rate line of credit, interest computed at prime
  plus .75%
  (9% as of December 31, 1996)..............................  $9,368   $ 7,555
Variable rate line of credit, interest computed at LIBOR
  plus 3.25%
  (8.75% as of December 31, 1996)...........................       0     7,500
                                                              ------   -------
          Total borrowings under line of credit.............   9,368    15,055
Less current maturities.....................................       0    (1,062)
                                                              ------   -------
Net long-term borrowings under line of credit...............  $9,368   $13,993
                                                              ======   =======

     The line of credit agreement contains various covenants pertaining to maintenance of certain financial relationships. These covenants include requirements on capital expenditures, maintaining a minimum adjusted tangible net worth, a maximum ratio of debt to adjusted tangible net worth, a minimum current ratio, a minimum EBITD ratio, and certain other covenants. The Company was in default of certain of these covenants as of December 31, 1996. The Company obtained a waiver in May 1997 for certain covenants, while other covenants were amended on a going-forward basis.

5.  LONG-TERM DEBT

     Long-term debt as of December 31, 1995 and 1996 consists of the following:

                                                               1995     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
9.75% mortgage payable, due in monthly installments of
  $15,036, including interest through July 1999, at which
  time remaining principal and interest are due; secured by
  a building................................................  $1,623   $1,600
8% note payable, due in monthly installments of $553,
  including interest through October 1998, at which time
  remaining principal and interest are due; secured by a
  vehicle and personal guaranty of a shareholder............      17       11
9% note payable, due in monthly installments of $822,
  including interest through March 1999, at which time
  remaining principal and interest are due; secured by a
  vehicle...................................................      27       20
8.5% note payable, due in monthly installments of $665,
  including interest through September 1999, at which time
  remaining principal and interest are due; secured by a
  vehicle...................................................      25       20
                                                              ------   ------
          Total long-term debt..............................   1,692    1,651
Less current portion........................................     (42)     (47)
                                                              ------   ------
          Total long-term debt, less current portion........  $1,650   $1,604
                                                              ======   ======

     Future maturities of long-term debt as of December 31, 1996 are as follows (in thousands):

1997........................................................  $   47
1998........................................................      50
1999........................................................      39
2000........................................................      34
2001........................................................      38
Thereafter..................................................   1,443
                                                              ------
                                                              $1,651
                                                              ======

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  EMPLOYEE BENEFIT PLAN

     During 1994, the Company amended its profit-sharing plan and implemented a 401(k) savings plan (the "Plan") for all eligible employees. Employees of the Company are eligible to participate in the Plan after satisfying certain requirements as to age and length of service. The Company, at its discretion, may make contributions equal to a matching percentage that it deems advisable based on a tiered formula in relation to the employees' eligible contributions. In addition, the Company, at its discretion, may contribute an amount which it designates as a qualified nonelective contribution. For the plan years ended December 31, 1994, 1995, and 1996, employer contributions to the Plan were $0, $89,000, and $0, respectively.

7.  RELATED-PARTY TRANSACTIONS

     The Company leases, at customary terms and market rates, vehicles, furniture, fixtures, and equipment from a limited partnership in which two shareholders of the Company are partners. Rental expense paid to this limited partnership amounted to $96,000, $71,000, and $31,000 during 1994, 1995, and 1996, respectively (Note 8).

     The Company purchases business and health insurance through an independent agency owned by a shareholder of the Company. The amount paid for such insurance during 1994, 1995, and 1996 was approximately $289,000, $288,000, and $294,000, respectively.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company has entered into operating leases for certain office and warehouse facilities and equipment. The Company also subleases a portion of its warehouse facilities. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

     As of December 31, 1996, minimum future rental payments due under noncancelable operating lease arrangements are as follows (in thousands):

1997........................................................  $1,116
1998........................................................     885
1999........................................................     673
2000........................................................     323
2001........................................................      26
Thereafter..................................................       0
                                                              ------
                                                              $3,023
                                                              ======

     Rental expense for all of the operating leases amounted to $1,309,000, $1,208,000, and $1,258,000 during 1994, 1995, and 1996, respectively. Of these amounts, $96,000, $71,000, and $31,000 were paid to related parties during 1994, 1995, and 1996, respectively (Note 7).

LITIGATION

     In 1993, a shareholder brought suit against the Company and members of management seeking dissolution of the Company on grounds that there was a shareholder voting deadlock and that those in control of the Company had acted in a fraudulent manner in the operation of the Company. The shareholder also sought certain damages from the Company and management. The court refused to dissolve the Company and found that management had not acted in a fraudulent manner in the operation of the Company. In a related judgment, the court ordered the Company to pay the shareholder's attorneys fees in the amount of $100,000.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                              ("PREDECESSOR-IDG")

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Company has appealed that decision, but has recorded $100,000 as of December 31, 1996 in accrued expenses in the accompanying balance sheet. The parties submitted certain other claims by the shareholder and counterclaims by the Company to binding arbitration. Based on the arbitration, the Company was required to pay the shareholder and a related party approximately $263,000 and to forgive $68,000 owed the Company by the shareholder. During 1994, 1995, and 1996, the Company charged to expense approximately $165,000, $245,000, and $621,000, respectively, for legal fees and resolution of the aforementioned case and arbitration.

     On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of the Company, filed suit against a manufacturer of an industrial product and the Company in the Superior Court of Troup County, Georgia. Milliken claims that a product sold to it by the Company as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia, and alleges damages of $500 million against the defendants. The Company has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. The litigation is in the early stages of discovery. While the damages alleged by Milliken are exceptional in amount, the inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance will be adequate to cover any loss to the Company that might result from the lawsuit.

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

9. SUBSEQUENT EVENT (UNAUDITED)

     Effective June 9, 1997, the judgment against the Company related to the $100,000 of attorneys fees was reversed on appeal (Note 8).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Associated Suppliers, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of ASSOCIATED SUPPLIERS, INC. (an Oregon corporation) AND SUBSIDIARIES as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Suppliers, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 1, 1997

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                            ------------------       MARCH 31,
                                                             1995        1996          1997
                                                            ------      ------      -----------
                                                                                    (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $   29      $   18        $   46
  Accounts receivable, less allowance for doubtful
     accounts of $46, $51, and $50 in 1995, 1996, and
     1997, respectively...................................   2,565       2,327         2,798
  Inventories, net........................................   3,190       2,806         3,136
  Prepaid expenses and other..............................      53          46            75
  Deferred tax assets.....................................      52          56            56
                                                            ------      ------        ------
          Total current assets............................   5,889       5,253         6,111
PROPERTY AND EQUIPMENT, net...............................     342         312           379
OTHER ASSETS..............................................      39         121           150
                                                            ------      ------        ------
          Total assets....................................  $6,270      $5,686        $6,640
                                                            ======      ======        ======

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit..........................................  $2,305      $1,921        $2,226
  Current portion of long-term debt and capital lease
     obligations..........................................      50          58            97
  Current portion of company-guaranteed debt of ESOP......     223         105            88
  Accounts payable........................................   1,541       1,255         1,698
  Accrued expenses........................................     204         236           113
  Income taxes payable....................................      73         123            51
                                                            ------      ------        ------
          Total current liabilities.......................   4,396       3,698         4,273
                                                            ------      ------        ------
LONG-TERM DEBT and CAPITAL LEASE OBLIGATIONS, less current
  portion.................................................     105          70           317
                                                            ------      ------        ------
COMPANY-GUARANTEED DEBT OF ESOP, less current portion.....     316         204           187
                                                            ------      ------        ------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 500,000 shares authorized,
     177,440, 164,420, and 164,420 shares issued and
     outstanding in 1995, 1996, and 1997, respectively....       0           0             0
  Additional paid-in capital..............................     782         587           587
  Retained earnings.......................................   1,210       1,436         1,551
                                                            ------      ------        ------
                                                             1,992       2,023         2,138
  Unearned compensation under ESOP........................    (539)       (309)         (275)
                                                            ------      ------        ------
          Total shareholders' equity......................   1,453       1,714         1,863
                                                            ------      ------        ------
          Total liabilities and shareholders' equity......  $6,270      $5,686        $6,640
                                                            ======      ======        ======

   The accompanying notes are an integral part of these consolidated balance sheets.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                THREE-MONTH
                                                            YEAR ENDED          PERIOD ENDED
                                                           DECEMBER 31,          MARCH 31,
                                                        ------------------    ----------------
                                                         1995       1996       1996      1997
                                                        -------    -------    ------    ------
                                                                                (UNAUDITED)
NET SALES.............................................  $24,471    $24,481    $6,172    $6,133
COST OF SALES.........................................   19,554     19,574     4,915     4,868
                                                        -------    -------    ------    ------
  Gross profit........................................    4,917      4,907     1,257     1,265
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES.........    4,226      4,156     1,156     1,040
                                                        -------    -------    ------    ------
  Income from operations..............................      691        751       101       225
INTEREST EXPENSE......................................      269        278        63        57
OTHER (INCOME) EXPENSE................................       (2)        89         0         0
                                                        -------    -------    ------    ------
INCOME BEFORE INCOME TAXES............................      424        384        38       168
PROVISION FOR INCOME TAXES............................      173        158        11        53
                                                        -------    -------    ------    ------
NET INCOME............................................  $   251    $   226    $   27    $  115
                                                        =======    =======    ======    ======

 The accompanying notes are an integral part of these consolidated statements.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     UNEARNED
                                                           ADDITIONAL              COMPENSATION
                                                 COMMON     PAID-IN     RETAINED      UNDER
                                                 SHARES     CAPITAL     EARNINGS       ESOP       TOTAL
                                                 -------   ----------   --------   ------------   ------
BALANCE, December 31, 1994.....................  180,746      $830       $  959       $(469)      $1,320
  Acquisition of common stock from departing
     ESOP participants.........................   (3,306)      (48)           0        (266)        (314)
  Compensation under ESOP......................        0         0            0         196          196
  Net income...................................        0         0          251           0          251
                                                 -------      ----       ------       -----       ------
BALANCE, December 31, 1995.....................  177,440       782        1,210        (539)       1,453
  Acquisition of common stock from departing
     ESOP participants.........................  (13,020)     (195)           0           0         (195)
  Compensation under ESOP......................        0         0            0         230          230
  Net income...................................        0         0          226           0          226
                                                 -------      ----       ------       -----       ------
BALANCE, December 31, 1996.....................  164,420       587        1,436        (309)       1,714
  Compensation under ESOP......................        0         0            0          34           34
  Net income...................................        0         0          115           0          115
                                                 -------      ----       ------       -----       ------
BALANCE, March 31, 1997 (unaudited)............  164,420      $587       $1,551       $(275)      $1,863
                                                 =======      ====       ======       =====       ======

 The accompanying notes are an integral part of these consolidated statements.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               THREE-MONTH
                                                               YEAR ENDED     PERIOD ENDED
                                                              DECEMBER 31,      MARCH 31,
                                                              -------------   -------------
                                                              1995    1996    1996    1997
                                                              -----   -----   -----   -----
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 251   $ 226   $  27   $ 115
                                                              -----   -----   -----   -----
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................    122     130      36      39
     (Gain) loss on sale of equipment.......................    (13)     12       0       0
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (451)    238     (36)   (471)
       Inventories..........................................    (87)    384     (88)   (330)
       Prepaid expenses and other assets....................     10     (32)     (4)    (58)
       Deferred tax assets..................................      1      (4)      0       0
       Accounts payable, accrued expenses, and income taxes
          payable...........................................     20    (204)   (113)    248
                                                              -----   -----   -----   -----
          Total adjustments.................................   (398)    524    (205)   (572)
                                                              -----   -----   -----   -----
          Net cash (used in) provided by operating
            activities......................................   (147)    750    (178)   (457)
                                                              -----   -----   -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................   (167)   (112)    (24)   (107)
  Change in cash surrender value of officers' life
     insurance..............................................     (8)      2       0       0
  Investment in joint venture...............................      0     (45)      0       0
                                                              -----   -----   -----   -----
          Net cash used in investing activities.............   (175)   (155)    (24)   (107)
                                                              -----   -----   -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayment) under line of credit...........    397    (384)    227     306
  Net borrowings of long-term debt and capital lease
     obligations............................................     (8)    (27)    (12)    286
  Acquisition of common stock from departing ESOP
     participants...........................................    (48)   (195)      0       0
                                                              -----   -----   -----   -----
          Net cash provided by (used in) financing
            activities......................................    341    (606)    215     592
                                                              -----   -----   -----   -----
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     19     (11)     13      28
CASH AND CASH EQUIVALENTS, beginning of period..............     10      29      29      18
                                                              -----   -----   -----   -----
CASH AND CASH EQUIVALENTS, end of period....................  $  29   $  18   $  42   $  46
                                                              =====   =====   =====   =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid..........................................  $ 230   $ 240
                                                              =====   =====
     Income taxes paid -- net of refunds....................  $  91   $ 116
                                                              =====   =====

 The accompanying notes are an integral part of these consolidated statements.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Associated Suppliers, Inc. and its five wholly owned subsidiaries (the "Company") are engaged in the wholesale distribution of industrial tools and supplies. The Company is located in Oregon, Washington, and Arizona. MACS Industrial Supply, Inc., a subsidiary located in New Mexico, was closed during 1995. A new subsidiary, Factory Tool Outlet, Inc., located in Oregon, was formed and opened during 1996.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Associated Suppliers, Inc. and its wholly owned subsidiaries: Davis Industrial Products, Co. (Oregon), Mining & Construction Suppliers, Inc. (Arizona), Tri-State Industrial Supply Co. (Washington), Supplies for Industry, Inc. (Washington), and Factory Tool Outlet, Inc. (Oregon). All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     An allowance for uncollectible accounts has been established based on the Company's collection experience and an assessment of the collectibility of specific accounts.

INVENTORIES

     Inventories consist primarily of merchandise purchased for resale and are valued at the lower of the weighted average cost or market value. Cost is determined on an average cost basis, and market is considered as net realizable value. Inventories are stated net of an allowance to adjust cost to net realizable value of $112,000 as of December 31, 1995 and 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other expense (income) in the accompanying financial statements. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the respective assets as follows:

Leasehold improvements......................................   Life of related lease
Machinery and office equipment..............................     Five to seven years
Motor vehicles..............................................     Five to seven years
Rental equipment............................................      One to three years

OTHER ASSETS

     Other assets as of December 31, 1995 and 1996 include the cash surrender value of executive life insurance policies totaling $39,000 and $37,000, respectively (face value of $550,000). In addition, during 1995, the Company entered into a joint venture agreement with Hermientos Y Servicios USAMEX, a Mexico corporation. The Company contributed capital of $45,000 to this joint venture in 1996. As it is not expected

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES that the Company will be able to exercise control over the Mexican company, the investment is accounted for using the cost method of accounting. There was no operating activity in this Mexico corporation in either 1995 or 1996.

INCOME TAXES

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities using currently enacted tax rates.

REVENUE RECOGNITION

     Revenue is recognized on sales of products at the time of shipment.

COST OF SALES

     Cost of sales includes the cost of merchandise purchased, less any applicable rebates and volume discounts.

CONCENTRATION OF CREDIT RISK

     The Company places its temporary cash investments with qualified financial institutions and, by policy, limits the amount of credit exposure to one financial institution. The Company has a broad customer base, representing many diverse industries doing business in numerous geographic areas. As of December 31, 1996, one customer represented 11% of the Company's accounts receivables. For the years ended December 31, 1995 and 1996, no one customer represented 10% of the Company's sales and one supplier represented 20% and 22%, respectively, of the Company's purchases.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

2.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1995 and 1996 (in thousands):

                                                               1995       1996
                                                              -------    ------
Leasehold improvements......................................  $   100    $   70
Machinery and equipment.....................................    1,044       848
Motor vehicles..............................................      224       174
Rental equipment............................................        9         0
                                                              -------    ------
                                                                1,377     1,092
Less accumulated depreciation...............................   (1,035)     (780)
                                                              -------    ------
          Property and equipment, net.......................  $   342    $  312
                                                              =======    ======

     Depreciation expense totaled $117,000 and $130,000 for the years ended December 31, 1995 and 1996, respectively.

3.  LINE OF CREDIT

     The Company has a revolving operating line-of-credit agreement with a bank maturing July 28, 1997. Interest is charged at the bank's prime lending rate (8.25% as of December 31, 1996) plus .25% and is collateralized by eligible accounts receivable, inventories, equipment, and other assets of the Company. At December 31, 1996, the Company's maximum borrowing base is $3,500,000. The outstanding balance on the line of credit at December 31, 1995 and 1996 is $2,305,000 and $1,921,000, respectively.

4.  LONG-TERM DEBT AND CAPITAL LEASES

     At December 31, 1995 and 1996, long-term debt and capital leases consist of the following (in thousands):

                                                              1995    1996
                                                              ----    ----
Prime plus 1% note payable to bank, due in monthly
  installments of $546 through June 1998; collateralized by
  a vehicle.................................................  $ 15    $ 10
8.25% note payable to bank, due in monthly installments of
  $419 through October 1998; collateralized by a vehicle....    13       8
9% note payable to bank, due in monthly installments of $518
  through February 1998; collateralized by a vehicle........    12       7
Capital leases..............................................   115     103
                                                              ----    ----
          Total long-term debt and capital leases...........   155     128
Less current portion........................................   (50)    (58)
                                                              ----    ----
          Long-term debt and capital leases, less current
            portion.........................................  $105    $ 70
                                                              ====    ====

     Additionally, a bank has made available to the Company funds for foreign investment (Note 1) in the amount of $150,000 at a stated interest rate of the bank's prime lending rate plus 1%. At December 31, 1995 and 1996, no funds had been borrowed under this agreement.

     The capital lease obligations expire at various dates through July 2001, with estimated residual values totaling approximately $16,000.

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

     Maturities of long-term debt and capital leases as of December 31, 1996 are as follows (in thousands):

1997........................................................  $ 66
1998........................................................    56
1999........................................................    11
2000........................................................     6
2001........................................................     3
                                                              ----
Total minimum obligations...................................   142
Less amount representing interest on capital leases.........   (14)
                                                              ----
Present value of minimum obligations........................  $128
                                                              ====

     Additionally, the Company was required to issue a letter of credit for $63,000 as security for one of the capital lease agreements. The letter of credit is to be exercised only upon default of the capital lease agreement.

5.  EMPLOYEE BENEFIT PLANS

     The Company has a leveraged noncontributory employee stock ownership plan ("ESOP") covering substantially all employees meeting certain age and length-of-service requirements.

     Contributions to the ESOP are determined by the Company's management. Management intends to fund the ESOP in an amount which, when aggregated with the ESOP plan's dividend and interest earnings, at least equals the annual principal and interest due on notes payable to former participants. The notes payable to former participants represent the debt incurred by the ESOP to repurchase shares held by these departing participants. The Company is contingently liable for repayment of the notes, and accordingly, the liability is included in the accompanying balance sheets with a corresponding amount representing unearned compensation shown as a reduction to shareholders' equity.

     Contributions for the years ended December 31, 1995 and 1996 are classified as follows in thousands:

                                                              1995   1996
                                                              ----   -----
Compensation expense........................................  $196   $  88
Interest expense............................................    39      38
Current employer contribution...............................    17       0
                                                              ----   -----
          Total contribution................................  $252   $ 126
                                                              ====   =====

     As payments are made on the notes, shares are released from collateral and the Company recognizes compensation expense equal to the carrying value of the shares allocated to participant accounts. The ESOP classifies shares which collateralize the debt as unallocated shares. All other shares of the ESOP are held in participant accounts and are considered allocated.

     At December 31, 1995 and 1996, the unallocated, allocated, and total shares held by the ESOP and their respective fair market values are as follows (in thousands except share data):

                                                            1995               1996
                                                      ----------------   ----------------
                                                                 FAIR               FAIR
                                                                MARKET             MARKET
                                                      SHARES    VALUE    SHARES    VALUE
                                                      -------   ------   -------   ------
Unallocated.........................................   35,000   $  530    20,000   $  303
Allocated...........................................  112,000    1,673   114,000    1,772
                                                      -------   ------   -------   ------
          Total.....................................  147,000   $2,203   134,000   $2,075
                                                      =======   ======   =======   ======

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

     The market value per share at December 31, 1995 and 1996 was $15.00 and $15.50, respectively.

     During 1996, the board of directors voted to terminate the ESOP. All funds of nonseparated participants shall be rolled into a 401(k) savings plan. Separated participants shall be paid out subsequent to year-end (Note 9).

6.  PROVISION FOR INCOME TAXES

     The provision for income taxes includes income taxes deferred because of temporary differences between financial statement and tax bases of assets and liabilities and consisted of the following for the years ended December 31, 1995 and 1996:

                                                              1995     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Current:
  Federal...................................................   $136     $132
  State and local...........................................     31       30
                                                               ----     ----
                                                                167      162
                                                               ----     ----
Deferred:
  Federal...................................................      4       (3)
  State and local...........................................      2       (1)
                                                               ----     ----
                                                                  6       (4)
                                                               ----     ----
          Total provision...................................   $173     $158
                                                               ====     ====

     The provision for income taxes for the years ended December 31, 1995 and 1996 differs from the amount computed by applying the federal statutory rate of 34% due to the following:

                                                              1995     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Tax at federal statutory rate...............................   $144     $131
State and local income taxes, net of federal benefit........     20       18
Nondeductible travel and entertainment......................      9        9
                                                               ----     ----
          Total provision...................................   $173     $158
                                                               ====     ====

     Deferred taxes are recorded on differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1995 and 1996 are as follows:

                                                              1995     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Deferred tax assets:
  Allowance for doubtful accounts...........................   $ 18     $ 20
  Inventory allowance.......................................     44       44
  Other.....................................................      2        5
                                                               ----     ----
                                                                 64       69
Deferred tax liabilities:
  Other.....................................................    (12)     (13)
                                                               ----     ----
  Net deferred tax assets...................................   $ 52     $ 56
                                                               ====     ====

                  ASSOCIATED SUPPLIERS, INC. AND SUBSIDIARIES

7.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company entered into operating leases for certain office, retail, and warehouse facilities and equipment. The Company also subleases a portion of its warehouse facilities. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

     Future minimum lease payments under all leases as of December 31, 1996 were as follows (in thousands):

1997........................................................  $288
1998........................................................   334
1999........................................................   305
2000........................................................   217
2001........................................................   183
Thereafter..................................................   844

     Total rental expense for the years ended December 31, 1995 and 1996 was approximately $287,000 and $351,000, respectively.

LITIGATION

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

8.  RELATED-PARTY TRANSACTIONS

     Davis Industrial Products Co. leased its office and warehouse facilities from a related party during the years ended December 31, 1995 and 1996. Total lease payments were $145,000 and $169,000 for the years ended December 31, 1995 and 1996, respectively.

     Mining & Construction Suppliers, Inc. leases its office and warehouse facilities from parties related through common ownership. The operating lease expires December 31, 1999. Total lease payments were approximately $70,000 for the years ended December 31, 1995 and 1996.

9.  SUBSEQUENT EVENTS

     The Company secured a $300,000 commitment from a bank to liquidate all outstanding debt obligations to separated participants in the ESOP plan (Note
5). Terms of the agreement call for 60 monthly principal payments of $5,000, plus interest at the bank's prime lending rate plus .75%. The commitment matures March 2002 and is secured by all assets of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To B & J Industrial Supply Company:

     We have audited the accompanying consolidated balance sheets of B & J INDUSTRIAL SUPPLY COMPANY (a Washington corporation) AND SUBSIDIARIES as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B & J Industrial Supply Company and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 24, 1997

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                               -----------------    MARCH 31,
                                                                1995      1996        1997
                                                               -------   -------   -----------
                                                                                   (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 1,120   $ 1,407     $ 1,917
  Short-term investments....................................       915       948         955
  Accounts receivable, less allowances for doubtful accounts of $115, $125, and $125 in 1995, 1996, and 1997,
     respectively...........................................     2,844     3,973       3,796
  Prepaids and other current assets.........................       121        94          89
  Deferred tax assets.......................................       247       324         270
  Inventories, net..........................................     3,896     4,455       4,179
                                                               -------   -------     -------
          Total current assets..............................     9,143    11,201      11,206
                                                               -------   -------     -------
PROPERTY AND EQUIPMENT, net.................................     1,187     1,114       1,100
                                                               -------   -------     -------
OTHER ASSETS:
  Cash surrender value of life insurance....................       549       616         616
  Other.....................................................         5        17          31
                                                               -------   -------     -------
          Total other assets................................       554       633         647
                                                               -------   -------     -------
          Total assets......................................   $10,884   $12,948     $12,953
                                                               =======   =======     =======

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit............................................   $   900   $ 1,077     $ 1,040
  Current portion of long-term debt and other long-term
     obligations............................................       118       128         129
  Accounts payable..........................................     1,360     2,056       2,055
  Accrued liabilities.......................................       139       316         183
  Accrued employee benefits.................................       421       446         488
  Income taxes payable......................................        93       228         207
                                                               -------   -------     -------
          Total current liabilities.........................     3,031     4,251       4,102
                                                               -------   -------     -------
LONG-TERM DEBT..............................................       459       373         358
                                                               -------   -------     -------
DEFERRED TAX LIABILITIES....................................        33        17           4
                                                               -------   -------     -------
OTHER LONG-TERM OBLIGATIONS.................................     1,183     1,138       1,125
                                                               -------   -------     -------
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY:
  Common stock, $10 par value; 5,000 shares authorized, 950
     shares issued and outstanding in 1995, 1996, and
     1997...................................................         9         9           9
  Retained earnings.........................................     6,348     7,339       7,534
                                                               -------   -------     -------
                                                                 6,357     7,348       7,543
  Treasury stock, 50 shares.................................      (179)     (179)       (179)
                                                               -------   -------     -------
          Total shareholders' equity........................     6,178     7,169       7,364
                                                               -------   -------     -------
          Total liabilities and shareholders' equity........   $10,884   $12,948     $12,953
                                                               =======   =======     =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                THREE-MONTH
                                                                                   PERIOD
                                                                                   ENDED
                                                YEAR ENDED DECEMBER 31,          MARCH 31,
                                             -----------------------------    ----------------
                                              1994       1995       1996       1996      1997
                                             -------    -------    -------    ------    ------
                                                                                (UNAUDITED)
NET SALES..................................  $22,108    $25,377    $29,083    $6,582    $8,156
COST OF SALES..............................   16,186     18,731     21,625     4,858     6,171
                                             -------    -------    -------    ------    ------
  Gross profit.............................    5,922      6,646      7,458     1,724     1,985
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES.................................    5,175      5,631      6,058     1,391     1,646
                                             -------    -------    -------    ------    ------
  Income from operations...................      747      1,015      1,400       333       339
INTEREST EXPENSE...........................     (113)      (129)      (213)      (51)      (60)
INTEREST INCOME............................       36         56         73        13        22
OTHER INCOME (EXPENSE).....................      (31)        68        171        45        (6)
                                             -------    -------    -------    ------    ------
INCOME BEFORE INCOME TAXES.................      639      1,010      1,431       340       295
PROVISION FOR INCOME TAXES.................      229        323        440       134       100
                                             -------    -------    -------    ------    ------
NET INCOME.................................  $   410    $   687    $   991    $  206    $  195
                                             =======    =======    =======    ======    ======

 The accompanying notes are an integral part of these consolidated statements.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         COMMON STOCK
                                                        ---------------   RETAINED   TREASURY
                                                        SHARES   AMOUNT   EARNINGS    STOCK     TOTAL
                                                        ------   ------   --------   --------   ------
BALANCE, December 31, 1993............................   950       $9      $5,251     $(179)    $5,081
  Net income..........................................     0        0         410         0        410
                                                         ---       --      ------     -----     ------
BALANCE, December 31, 1994............................   950        9       5,661      (179)     5,491
  Net income..........................................     0        0         687         0        687
                                                         ---       --      ------     -----     ------
BALANCE, December 31, 1995............................   950        9       6,348      (179)     6,178
  Net income..........................................     0        0         991         0        991
                                                         ---       --      ------     -----     ------
BALANCE, December 31, 1996............................   950        9       7,339      (179)     7,169
  Net income..........................................     0        0         195         0        195
                                                         ---       --      ------     -----     ------
BALANCE, March 31, 1997 (unaudited)...................   950       $9      $7,534     $(179)    $7,364
                                                         ===       ==      ======     =====     ======

 The accompanying notes are an integral part of these consolidated statements.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                THREE-MONTH
                                                                                PERIOD ENDED
                                                 YEAR ENDED DECEMBER 31,         MARCH 31,
                                                --------------------------    ----------------
                                                1994      1995      1996       1996      1997
                                                -----    ------    -------    ------    ------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................  $ 410    $  687    $   991    $  264    $  195
                                                -----    ------    -------    ------    ------
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Depreciation.............................    128       153        132        31        31
     Loss (gain) on sale of assets............     41       (11)        (7)        0         0
     Deferred taxes...........................      9        15        (99)      (20)       41
     Changes in operating assets and
       liabilities:
       Accounts receivable....................      9      (721)    (1,128)     (213)      177
       Inventories............................   (179)     (232)      (559)     (144)      276
       Prepaids and other assets..............   (167)      271         15        69         5
       Accounts payable, accrued liabilities,
          and income taxes payable............   (214)      471      1,035       (42)     (113)
                                                -----    ------    -------    ------    ------
          Total adjustments...................   (373)      (54)      (611)     (319)      417
                                                -----    ------    -------    ------    ------
          Net cash provided by (used in)
            operating activities..............     37       633        380       (55)      612
                                                -----    ------    -------    ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment, net....   (239)     (117)       (51)       (9)      (17)
  Cash surrender value of life insurance......    (47)     (100)       (67)       (1)      (14)
  Change in short-term investments............    192      (133)       (34)       (7)       (7)
                                                -----    ------    -------    ------    ------
          Net cash used in investing
            activities........................    (94)     (350)      (152)      (17)      (38)
                                                -----    ------    -------    ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in line of credit...    255       320        177        45       (37)
  Repayments of other long-term obligations...    (93)     (105)      (118)      (83)      (27)
                                                -----    ------    -------    ------    ------
          Net cash provided by (used in)
            financing activities..............    162       215         59       (38)      (64)
                                                -----    ------    -------    ------    ------
NET CHANGE IN CASH AND CASH EQUIVALENTS.......    105       498        287      (110)      510
CASH AND CASH EQUIVALENTS, beginning of
  period......................................    517       622      1,120     1,120     1,407
                                                -----    ------    -------    ------    ------
CASH AND CASH EQUIVALENTS, end of period......  $ 622    $1,120    $ 1,407    $1,010    $1,917
                                                =====    ======    =======    ======    ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid...............................  $ 200    $  213    $   214    $   83    $   80
                                                =====    ======    =======    ======    ======
  Income taxes paid...........................  $ 359    $  121    $   309    $  195    $  121
                                                =====    ======    =======    ======    ======

 The accompanying notes are an integral part of these consolidated statements.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995, AND 1996

1.  DESCRIPTION OF THE BUSINESS

     B & J Industrial Supply Company and subsidiaries (the "Company") is a Washington wholesale industrial distribution company headquartered in Seattle, Washington, with branch offices and warehouses in Spokane and Tacoma, Washington, and the People's Republic of China. The Company is also an authorized repair center for many of its suppliers and provides additional services, such as band saw welding and rigging equipment assembly, to its customers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of B & J Industrial Supply Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     An allowance for uncollectible accounts has been established based on the Company's collection experience and an assessment of the collectibility of specific accounts.

INVENTORIES

     Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market value. Cost is determined on an average cost basis, and market is considered to be net realizable value. Inventories are stated net of an allowance to adjust cost to net realizable value of $220,000 as of December 31, 1995 and 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other (income) expense in the consolidated statements of income. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements..................................               40 years
Leasehold improvements......................................  Life of related lease
Furniture, fixtures, and equipment..........................           5 - 10 years
Computer hardware and software..............................                5 years

OTHER ASSETS

     Other assets as of December 31, 1995 and 1996 included the cash surrender values of executive life insurance policies totaling $549,000 and $616,000, respectively.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

INCOME TAXES

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities using currently enacted tax rates.

REVENUE RECOGNITION

     Revenue is recognized on sales of products at the time of shipment.

COST OF SALES

     Cost of sales consists of the cost of materials purchased, offset by rebates received from suppliers.

CONCENTRATION OF CREDIT RISK

     The Company maintains its cash balances in one financial institution located in Seattle, Washington. The balances are insured by the Federal Deposit Insurance Company ("FDIC") up to $100,000. The Company believes that its credit risk related to its exposure above the FDIC insurance limits is minimal.

     The Company has a broad customer base representing many diverse industries doing business in the Pacific Northwest and China. As of December 31, 1995 and 1996, no one customer represented 10% of the Company's accounts receivable or sales. For the years ended December 31, 1994, 1995, and 1996, one supplier represented approximately 10% of the Company's purchases.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. The adoption of this statement as of January 1, 1996 did not have a significant impact on the Company's financial position or results of operations.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The consolidated financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1995 and 1996 (in thousands):

                                                               1995      1996
                                                              -------   -------
Land, building, and improvements............................  $   817   $   817
Leasehold improvements......................................      435       435
Furniture, fixtures, and equipment..........................      805       804
Computer hardware and software..............................      445       464
                                                              -------   -------
                                                                2,502     2,520
Less accumulated depreciation...............................   (1,315)   (1,406)
                                                              -------   -------
          Property and equipment, net.......................  $ 1,187   $ 1,114
                                                              =======   =======

     Depreciation expense totaled $128,000, $153,000, and $132,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

4.  LINE OF CREDIT

     The Company has a line of credit with Seattle First National Bank requiring monthly payments of interest at the prime rate (8.25% at December 31, 1996). The maximum available line of credit was $1,250,000 at December 31, 1995 and 1996. The line of credit is secured by accounts receivable of the Company. The balance outstanding under the line of credit was $900,000 and $1,077,000 at December 31, 1995 and 1996, respectively.

5.  LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

     Long-term debt at December 31, 1995 and 1996 consisted of the following (in thousands):

                                                              1995   1996
                                                              ----   ----
8.31% note payable to Seattle First National Bank; due in
  monthly installments of $7,632, including interest,
  through March 1, 2001; secured by real estate.............  $390   $326
10% note payable to former shareholder; due in monthly
  installments of $2,379 through January 15, 2003...........   145    130
                                                              ----   ----
          Total long-term debt..............................   535    456
Less current portion........................................    76     83
                                                              ----   ----
          Total long-term debt, less current portion........  $459   $373
                                                              ====   ====

     The Company has an obligation to a former director, bearing interest of 10% per annum with monthly payments of $925 through January 15, 2003. As of December 31, 1995 and 1996, the amount due under this obligation was $56,000 and $50,000, respectively.

     The Company also has an obligation to a retired officer to provide monthly payments of $10,000 over his remaining life or, in the event he predeceases his spouse, over the life of the spouse. Payments under this obligation have been discounted at a 10% annual interest rate. As of December 31, 1995 and 1996, the amount accrued under this obligation was $1,169,000 and $1,133,000, respectively.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

     Maturities of long-term debt and other obligations as of December 31, 1996 are as follows (in thousands):

1997........................................................  $128
1998........................................................   140
1999........................................................   152
2000........................................................   165
2001........................................................   107
Thereafter..................................................   947

6.  INCOME TAXES

     The provision for income taxes includes income taxes deferred because of temporary differences between financial statement and tax bases of assets and liabilities and consisted of the following for the years ended December 31, 1994, 1995, and 1996:

                                                              1994   1995   1996
                                                              ----   ----   ----
                                                                (IN THOUSANDS)
Current.....................................................  $219   $312   $532
Deferred....................................................    10     11    (92)
                                                              ----   ----   ----
Total provision.............................................  $229   $323   $440
                                                              ====   ====   ====

     The provision for income taxes for the years ended December 31, 1994, 1995, and 1996 differs from the amount computed by applying the statutory rate of 34% due to the following:

                                                              1994   1995   1996
                                                              ----   ----   ----
                                                                (IN THOUSANDS)
Tax at federal statutory rate...............................  $217   $347   $480
Nondeductible expenses......................................    69     41     29
Tax-exempt interest income..................................    (7)   (10)   (10)
Pension benefits paid.......................................   (11)   (12)   (12)
Cash surrender value of life insurance......................   (34)   (34)   (23)
Other.......................................................    (5)    (9)   (24)
                                                              ----   ----   ----
Provision for income taxes..................................  $229   $323   $440
                                                              ====   ====   ====

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

     Deferred taxes are recorded based on differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1995 and 1996 are as follows:

                                                               1995    1996
                                                              ------   -----
                                                              (IN THOUSANDS)
Deferred tax assets:
  Allowance for doubtful accounts...........................   $  39    $ 42
  Accrued employee benefits.................................     144     153
  Capitalized inventory costs...............................      91      83
  Inventory allowance.......................................      75      75
                                                               -----    ----
                                                                 349     353
                                                               -----    ----
Deferred tax liabilities:
  Book over tax depreciation................................     (33)    (17)
  Prepaid insurance.........................................     (34)    (29)
  Other.....................................................     (68)      0
                                                               -----    ----
                                                                (135)    (46)
                                                               -----    ----
          Net deferred tax assets...........................   $ 214    $307
                                                               =====    ====

7.  EMPLOYEE BENEFIT PLANS

     Beginning January 1, 1989, the Company established a 401(k) savings plan (the "Plan") for the Company's nonunion employees under which the participants may contribute up to 10% of their compensation. Employees over age 21 with more than one year of service who are not covered by a union plan are eligible for participation in the Plan. During 1994, 1995, and 1996, the Company made contributions to the Plan equivalent to 5% of eligible participants' salaries. The Company's contributions totaled $105,000, $101,000, and $149,000 during 1994, 1995, and 1996, respectively.

8.  RELATED-PARTY TRANSACTIONS

     The Company leases its Spokane facility from a company owned by four current and former shareholders of the Company under an operating lease that expires November 30, 2002. Minimum annual lease payments are $82,000 and are subject to increases at five-year intervals, based on increases in the consumer price index. Rental expense recognized under this lease was $82,000 for each of the years ended December 31, 1994, 1995, and 1996.

     The Company has entered into contracts with two former officers and a former director to provide certain future retirement-related payments (Note 5).

9.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     In addition to the facility lease discussed in Note 8, the Company leases a warehouse and office facility in Seattle under an operating lease that expires in December 1998. The Company subleases certain of its properties under operating leases that expire October 31, 1997. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

                B & J INDUSTRIAL SUPPLY COMPANY AND SUBSIDIARIES

     The minimum future rental payments, net of sublease revenues, under all leases as of December 31, 1996 were as follows (in thousands):

1997........................................................  $242
1998........................................................   243
1999........................................................    82
2000........................................................    82
2001........................................................    82
2002 and thereafter.........................................    75

     During the years ended December 31, 1994, 1995, and 1996, rental expense under operating leases totaled $232,000, $232,000, and $254,000, respectively. During the years ended December 31, 1994, 1995, and 1996, rental income related to subleases was approximately $20,000, $23,000 and $20,000, respectively.

UNION CONTRACTS

     The Company has labor contracts with two unions. Union employees are covered by union-sponsored pension plans in accordance with the applicable labor agreement. Under the terms of the Multiple Employers Pension Act of 1980, employers under such plans are liable for the unfunded portion of said plans. While a liability may exist, the amount is indeterminable at this time. The amount becomes determinable upon withdrawal from said plan.

LITIGATION

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Shearer Industrial Supply Co.:

     We have audited the accompanying consolidated balance sheets of SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES as of December 31, 1995 and 1996 and the related consolidated statements of earnings, stockholder's equity, and cash flows for the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the consolidated financial position of Shearer Industrial Supply Co. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ MILLER & CO. LLP

York, Pennsylvania
February 21, 1997

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              ----------------    MARCH 31,
                                                               1995     1996        1997
                                                              ------   -------   -----------
                                                                                 (UNAUDITED)
                                           ASSETS
CURRENT ASSETS
  Accounts receivable, less allowance for doubtful accounts
     of $0, $0, and $12 in 1995, 1996, and 1997,
     respectively...........................................  $4,008   $ 5,311     $ 5,474
  Accounts receivable -- affiliates.........................       8        10           7
  Life insurance receivable.................................      77         0           0
  Inventories...............................................   3,818     3,515       2,932
  Prepaid expenses..........................................      50        57          72
                                                              ------   -------     -------
          Total current assets..............................   7,961     8,893       8,485
                                                              ------   -------     -------
EQUIPMENT AND IMPROVEMENTS
  Trucks and automobiles....................................     403       453         452
  Office equipment..........................................     479       479         479
  Store and warehouse equipment.............................     376       376         376
  Leasehold improvements....................................     306       306         306
                                                              ------   -------     -------
                                                               1,564     1,614       1,613
  Less accumulated depreciation and amortization............    (839)   (1,004)     (1,046)
                                                              ------   -------     -------
          Total equipment and improvements, net.............     725       610         567
                                                              ------   -------     -------
OTHER ASSETS
  Cash surrender value of life insurance....................     105       121         124
  Goodwill..................................................     111        89          83
  Investments...............................................     142       149         149
  Investments -- other......................................      27        26          26
                                                              ------   -------     -------
          Total other assets................................     385       385         382
                                                              ------   -------     -------
          Total assets......................................  $9,071   $ 9,888     $ 9,434
                                                              ======   =======     =======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              ----------------    MARCH 31,
                                                               1995     1996        1997
                                                              ------   -------   -----------
                                                                                 (UNAUDITED)
                            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Cash overdraft............................................  $  214   $   797     $   679
  Line of credit............................................   3,618     3,296       2,840
  Current maturities of notes payable.......................     229       127          93
  Current maturities of obligations under capital leases....      24        21          24
  Accounts payable..........................................   2,034     2,297       2,469
  Other current liabilities.................................     499       592         391
                                                              ------   -------     -------
          Total current liabilities.........................   6,618     7,130       6,496
NOTES PAYABLE...............................................     827       726         699
OBLIGATIONS UNDER CAPITAL LEASES............................      31         9          31
DEFERRED COMPENSATION.......................................      31        37          30
DEFERRED INCOME TAXES.......................................      47        52          52
                                                              ------   -------     -------
          Total liabilities.................................   7,554     7,954       7,308
                                                              ------   -------     -------
COMMITMENTS AND CONTINGENCY
STOCKHOLDER'S EQUITY
  Preferred stock -- voting (no par value; 5,000,000 shares
     authorized; 17,500 shares issued; 258 shares
     outstanding; $10 per share liquidation preference;
     $1.40 noncumulative dividend)..........................      62        62          62
  Common stock -- nonvoting (no par value; 5,000,000 shares
     authorized; 9,500 shares issued; 2,375 shares
     outstanding)...........................................      33        33          33
  Retained earnings.........................................   1,934     2,347       2,538
  Unrealized holding gains..................................      83        87          88
                                                              ------   -------     -------
                                                               2,112     2,529       2,721
  Less treasury stock, at cost
     (Preferred -- 17,242 shares)
     (Common -- 7,125 shares)...............................     595       595         595
                                                              ------   -------     -------
          Total stockholder's equity........................   1,517     1,934       2,126
                                                              ------   -------     -------
          Total liabilities and stockholder's equity........  $9,071   $ 9,888     $ 9,434
                                                              ======   =======     =======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                        DECEMBER 31,                 MARCH 31,
                                                 ---------------------------   ---------------------
                                                  1994      1995      1996      1996        1997
                                                 -------   -------   -------   -------   -----------
                                                                                         (UNAUDITED)
NET SALES......................................  $32,689   $35,946   $44,184   $10,506     $11,293
COST OF SALES..................................   25,385    28,222    34,165     8,151       8,882
                                                 -------   -------   -------   -------     -------
  Gross profit.................................    7,304     7,724    10,019     2,355       2,411
OPERATING EXPENSES.............................    1,967     1,900     2,297       761         740
SELLING EXPENSES...............................    4,885     5,350     6,788     1,442       1,327
                                                 -------   -------   -------   -------     -------
  Earnings from operations.....................      452       474       934       152         344
INTEREST EXPENSE...............................      317       328       437       110          80
OTHER EXPENSES.................................      314       216       266        48          91
OTHER INCOME...................................      446       550       501       145         146
                                                 -------   -------   -------   -------     -------
  Earnings before income taxes.................      267       480       732       139         319
INCOME TAXES...................................      131       179       319        56         128
                                                 -------   -------   -------   -------     -------
          Net earnings.........................  $   136   $   301   $   413   $    83     $   191
                                                 =======   =======   =======   =======     =======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                        UNREALIZED                  TOTAL
                                        PREFERRED   COMMON   RETAINED    HOLDING     TREASURY   STOCKHOLDER'S
                                          STOCK     STOCK    EARNINGS     GAINS       STOCK        EQUITY
                                        ---------   ------   --------   ----------   --------   -------------
BALANCES -- DECEMBER 31, 1993.........     $62       $33      $1,497       $ 0         $595        $  997
  Net earnings........................       0         0         136         0            0           136
  Unrealized holding gains (net of $53
     of deferred income taxes)........       0         0           0        76            0            76
                                           ---       ---      ------       ---         ----        ------
BALANCES -- DECEMBER 31, 1994.........      62        33       1,633        76          595         1,209
  Net earnings........................       0         0         301         0            0           301
  Unrealized holding gains (net of $4
     of deferred income taxes)........       0         0           0         7            0             7
                                           ---       ---      ------       ---         ----        ------
BALANCES -- DECEMBER 31, 1995.........      62        33       1,934        83          595         1,517
  Net earnings........................       0         0         413         0            0           413
  Unrealized holding gains (net of $3
     of deferred income taxes)........       0         0           0         4            0             4
                                           ---       ---      ------       ---         ----        ------
BALANCES -- DECEMBER 31, 1996.........      62        33       2,347        87          595         1,934
  Net earnings........................       0         0         191         0            0           191
  Unrealized holding gains............       0         0           0         1            0             1
                                           ---       ---      ------       ---         ----        ------
BALANCES -- MARCH 31, 1997
  (unaudited).........................     $62       $33      $2,538       $88         $595        $2,126
                                           ===       ===      ======       ===         ====        ======

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            DECEMBER 31,             MARCH 31,
                                                      -------------------------   ---------------
                                                      1994     1995      1996      1996     1997
                                                      -----   -------   -------   -------   -----
                                                                                    (UNAUDITED)
RECONCILIATION OF NET EARNINGS TO NET CASH PROVIDED
  BY (USED IN) OPERATING ACTIVITIES:
  Net earnings......................................  $ 136   $   301   $   413   $    83   $ 191
  Adjustments to reconcile net earnings to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..................    103       106       168        58      41
     Amortization of goodwill.......................      9         0        22         0       6
     Bad debts......................................    131        22        30         0       0
     Increase in cash surrender value of life
       insurance....................................    (11)      (18)      (16)       (3)     (3)
     Change in LIFO reserve.........................     26        67        44         0       0
     Deferred income taxes..........................     28         9         2         3       0
     (Increase) decrease in assets:
       Accounts receivable..........................   (943)       38    (1,333)   (1,404)   (163)
       Accounts receivable -- affiliates............     26         0        (2)      (19)      3
       Life insurance receivable....................      0       (65)       77        77       0
       Inventories..................................     97      (172)      259        23     583
       Prepaid expenses.............................     51       (13)       (7)       33      99
     Increase (decrease) in liabilities:
       Accounts payable.............................    266        94       263       617     172
       Other current liabilities and deferred
          compensation..............................    207       (56)       99      (261)   (315)
                                                      -----   -------   -------   -------   -----
       Net cash provided by (used in) operating
          activities................................    126       313        19      (793)    614
                                                      -----   -------   -------   -------   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................   (124)      (47)      (53)        0      (3)
  Repayment of note receivable......................      0        38         0         0       0
  Cash paid to acquire certain net assets...........      0    (1,407)        0         0       0
                                                      -----   -------   -------   -------   -----
          Net cash used in investing activities.....   (124)   (1,416)      (53)        0      (3)
                                                      -----   -------   -------   -------   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in line of credit......................   (123)    1,307      (322)     (124)   (456)
  Proceeds from notes payable.......................     44       100        27         0       0
  Principal repayments of notes payable.............   (131)     (151)     (230)      (61)    (37)
  Principal repayments of obligations under capital
     leases.........................................     (7)       (5)      (24)        0       0
                                                      -----   -------   -------   -------   -----
          Net cash (used in) provided by financing
            activities..............................   (217)    1,251      (549)     (185)   (493)
                                                      -----   -------   -------   -------   -----
          Net (decrease) increase in cash...........   (215)      148      (583)     (978)    118
CASH OVERDRAFT -- BEGINNING.........................   (147)     (362)     (214)     (214)   (797)
                                                      -----   -------   -------   -------   -----
CASH OVERDRAFT -- ENDING............................  $(362)  $  (214)  $  (797)  $(1,192)  $(679)
                                                      =====   =======   =======   =======   =====

        The accompanying notes are an integral part of these statements.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                                 (IN THOUSANDS)

SUPPLEMENTARY SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

IN 1994:

     The Company reclassified $38,038 of a related party notes receivable, which had been previously netted against notes payable, to notes receivable.

     The Company recorded unrealized holding gains of $129,211, net of related deferred income taxes of $53,000 on available-for-sale securities as a direct increase to equity.

IN 1995:

     The Company recorded unrealized holding gains of $11,306 on available-for-sale securities, less related deferred income taxes of $4,000, as a direct increase to equity.

     The Company's subsidiary, Wm. H. Taylor & Co., Inc. incurred a note payable of $75,000 for the purchase of goodwill.

     The Company's subsidiary, Turner Industries, Inc., purchased the operations and certain net assets of three companies for $1,406,850. In conjunction with this acquisition, liabilities were assumed as follows:

                                                               LIABILITIES
                                                                 ASSUMED
                                                              --------------
                                                              (IN THOUSANDS)
Fair value of assets acquired...............................     $ 1,473
Cash paid for certain net assets............................      (1,407)
                                                                 -------
                                                                 $    66
                                                                 =======

IN 1996:

     The Company recorded unrealized holding gains of $6,584 on available-for-sale securities, less related deferred income taxes of $3,000, as a direct increase to equity.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995, AND 1996

1.  NATURE OF OPERATIONS

     The Company and its subsidiaries are primarily distributors of general line industrial products with customers located in the Mid-Atlantic states.

2.  ESTIMATES AND SUMMARY OF ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of Shearer Industrial Supply Co. (the "Company") and its wholly owned subsidiaries, Wm. H. Taylor & Co., Inc., and Turner Industries, Inc., all of which are Pennsylvania corporations. All significant intercompany balances and transactions are eliminated in consolidation.

ACCOUNTS RECEIVABLE

          The Companies consider accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

INVENTORIES

          Inventories are determined primarily from perpetual records. Inventories owned by the Company are stated at cost using the last-in, first-out ("LIFO") method. Inventories owned by the Company's subsidiaries are stated at the lower of average cost or market.

EQUIPMENT AND IMPROVEMENTS

          Equipment and improvements are stated at cost and depreciated or amortized using the straight-line and accelerated methods over their estimated average useful lives as follows: trucks and automobiles, 3 to 5 years; office equipment, 5 to 10 years; store and warehouse equipment, 5 to 7 years; and leasehold improvements, 31.5 to 39 years.

GOODWILL

          Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. Goodwill is amortized using the straight-line method over five years beginning January 1, 1996.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

INVESTMENTS

          At the date of acquisition and each subsequent balance sheet date, investments in debt and equity securities are classified into three categories and accounted for as follows:

             1. Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

             2. Debt securities and equity securities having a readily determinable fair value that are acquired and held principally for the purpose of selling and benefiting from short-term price fluctuations are classified as trading securities and stated at fair value. Unrealized gains and losses are included in operating results.

             3. Debt securities and equity securities having a readily determinable fair value and not classified as held-to-maturity or trading securities are classified as available-for-sale securities and stated at fair value. Unrealized gains and losses are excluded from operating results and are reported, net of tax, as a separate component of equity.

          Realized gains and losses, if any, on the sale or disposal of investments are computed on a specific identification basis.

INVESTMENTS -- OTHER

          Investments -- other represent investments in equity securities and are stated at the lower of aggregate cost or estimated market value because no readily determinable fair value is available.

ADVERTISING COSTS

     Advertising costs are expensed as incurred.

INCOME TAXES

          Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes relate to differences between the bases of inventories, equipment and improvements, goodwill, investments, and deferred compensation for financial and income tax reporting. Collectively, these differences are referred to as temporary differences. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the temporary differences reverse, or when the underlying assets and liabilities are recovered or settled.

INTERIM UNAUDITED FINANCIAL INFORMATION

          The consolidated financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

3.  INVENTORIES

     Inventories consist of the following as of December 31 (in thousands):

                                                               1995     1996
                                                              ------   ------
Inventories owned by Shearer Industrial Supply Co. (at FIFO
  costs)....................................................  $2,968   $3,317
Less LIFO reserve...........................................   1,102    1,146
                                                              ------   ------
Inventories owned by Shearer Industrial Supply Co. (at LIFO
  costs)....................................................   1,866    2,171
Inventories owned by Wm. H. Taylor & Co., Inc. (at average
  costs)....................................................     849      762
Inventories owned by Turner Industries, Inc.................   1,103      582
                                                              ------   ------
                                                              $3,818   $3,515
                                                              ======   ======

     The LIFO reserve increased by $25,565 in 1994, which caused gross profit to decrease by $25,565. The LIFO reserve increased by $67,064 in 1995, which caused gross profit to decrease by $67,064. The LIFO reserve increased $43,806 in 1996, which caused gross profit to decrease by $43,806.

4.  CASH SURRENDER VALUE OF LIFE INSURANCE

     The Company is the owner and beneficiary of several life insurance policies on the lives of its officers and former officers having an aggregate face value of $2,936,000. As of December 31, 1995 and 1996, the cash surrender value is stated net of policy loans totaling $41,304 and $40,304, respectively.

     Wm. H. Taylor & Co., Inc. is the owner and beneficiary of life insurance policies having an aggregate face value of $462,600. As of December 31, 1995 and 1996, the cash surrender value is stated net of policy loans totaling $198,544.

5.  GOODWILL

     Goodwill consists of the following as of December 31 (in thousands):

                                                              1995   1996
                                                              ----   ----
Cost........................................................  $111   $111
          Less accumulated amortization.....................     0     22
                                                              ----   ----
                                                              $111   $ 89
                                                              ====   ====

6.  INVESTMENTS

     The cost, gross unrealized gains and losses, and fair value of available-for-sale securities consist of the following as of December 31 (in thousands):

                                                                         GROSS
                                                                       UNREALIZED
                                                                     --------------   FAIR
AVAILABLE-FOR-SALE                                            COST   GAINS   LOSSES   VALUE
------------------                                            ----   -----   ------   -----
1995:
Equity securities...........................................   $2    $140      $0     $142
                                                               ==    ====      ==     ====
1996:
Equity securities...........................................   $2    $147      $0     $149
                                                               ==    ====      ==     ====

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

     Unrealized holding gains on available-for-sale securities included as a separate component of equity consist of the following as of and for the years ended December 31 (in thousands):

                                                              1995    1996
                                                              ----    ----
Unrealized holding gains -- beginning (net of cumulative
  deferred taxes of $53 and $57, respectively)..............  $76     $84
Net unrealized holding gains................................   11       6
Deferred income tax effect..................................   (4)     (3)
                                                              ---     ---
Unrealized holding gains -- ending (net of cumulative
  deferred taxes of $57 and $60, respectively)..............  $83     $87
                                                              ===     ===

7.  INVESTMENTS -- OTHER

     The Company's subsidiary, Turner Industries, Inc., owns shares of stock in ServiStar as follows as of December 31 (in thousands):

                                                              1995    1996
                                                              ----    ----
8 shares of common stock....................................  $ 1     $ 1
521 shares of preferred stock...............................   26      25
                                                              ---     ---
                                                              $27     $26
                                                              ===     ===

     Cost is estimated to equal market value.

8.  CASH OVERDRAFT

     The cash overdraft represents net outstanding checks which have not been presented to the bank for payment as of December 31, 1995 and 1996. Under the Companies' cash management arrangement, as checks and deposits are presented to the bank, they will be applied to the line of credit outstanding balance.

9.  LINES OF CREDIT

     The Company and its subsidiaries have an authorized $4,500,000 line of credit with CoreStates Hamilton Bank. The line of credit is subject to a borrowing base formula. The first $1,315,850 of borrowings on the line of credit bear interest at the bank's prime rate, or 8.25% as of December 31, 1996. Advances above $1,315,850 bear interest at the lower of the bank's prime rate or the bank's money market loan rate, or 8.25% as of December 31, 1996. Total borrowings outstanding as of December 31, 1995 and 1996 amounted to $3,295,850 and $3,617,850, respectively.

     Additionally, in 1996 CoreStates Hamilton Bank has extended the Company an additional authorized $500,000 line of credit. Borrowings bear interest at the lower of the bank's prime rate or the bank's money market loan rate. There were no borrowings against the additional line of credit as of December 31, 1996.

     Both lines of credit are collateralized by the Company's assets. The lines of credit, if not renewed by the bank, expire May 31, 1997. The lines of credit agreements require the Companies to maintain certain financial covenants. The agreements also require the Companies to obtain the bank's approval prior to incurring any other indebtedness, excluding normal trade debt. The agreements also contain certain other restrictive covenants.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

10.  NOTES PAYABLE

     Notes payable consist of the following as of December 31, 1995 and 1996 (in thousands):

                                                               1995    1996
                                                              ------   ----
Uncollateralized notes payable to former stockholders of Wm.
  H. Taylor & Co., Inc.; originating from the purchase of
  treasury stock; interest at 7% to 10.4%; payable in
  varying installments......................................  $  392   $369
Uncollateralized notes payable to former stockholders of the
  Company; originating from the 1991 purchases of treasury
  stock; interest at 8% to 9%; payable in varying
  installments..............................................     401    364
Uncollateralized noninterest bearing note payable to Air
  Compressor Services, Inc.; originating from the purchase
  of goodwill; payable in equal monthly principal
  installments of $2,083; interest at 0%, beginning November
  12, 1996; the effect of unrecorded imputed interest is
  insignificant.............................................      75     71
Note payable to Navistar Financial; payable in equal monthly principal and interest installments of $859; interest at
  8.75%; collateralized by a truck..........................       0     25
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $1,382;
  interest at 8.15%; collateralized by accounts receivable;
  inventories and certain equipment.........................      27     12
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $480;
  interest at 10.65%........................................      16     11
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $673;
  interest at 6.15%; collateralized by a truck..............       8      1
Uncollateralized demand note payable to a related party;
  interest at prime less 1%; repaid during 1996.............     100      0
Note payable to Phoenixcor, Inc.; payable in thirty monthly
  principal and interest installments of $2,628, and then
  thirty additional principal and interest installments of
  $1,617; including interest at 11.88%; collateralized by
  certain equipment owned by Turner Industries, Inc.; repaid
  during 1996...............................................      17      0
Note payable to CoreStates Hamilton Bank; payable in equal
  monthly principal and interest installments of $3,187;
  interest at 6.5%; collateralized by accounts receivable
  inventories and certain equipment; repaid during 1996.....      13      0
Note payable to Clarklift Services, Inc.; payable in equal
  monthly principal and interest installments of $348;
  interest at 10.74%; collateralized by a truck; repaid
  during 1996...............................................       4      0
Note payable to Ford Credit Co.; payable in equal monthly
  principal and interest installments of $454; interest at
  9.5%; collateralized by a truck; repaid during 1996.......       3      0
                                                              ------   ----
                                                               1,056    853
Less current maturities.....................................     229    127
                                                              ------   ----
                                                              $  827   $726
                                                              ======   ====

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

     Aggregate maturities of notes payable, assuming no change in current terms, consist of the following for the five years ending December 31 (in thousands):

                                                              AGGREGATE
                                                              MATURITIES
                                                               OF NOTES
                                                               PAYABLE
                                                              ----------
1997........................................................     127
1998........................................................     122
1999........................................................     120
2000........................................................      92
2001........................................................      70

11.  OBLIGATIONS UNDER CAPITAL LEASES

     The Company's subsidiary, Turner Industries, Inc. entered into a capital lease agreement in order to finance the purchase of equipment. The lease term was forty-eight months and required twenty-four payments of $750 and twenty-four payments of $504, which included interest at 11.014%. The lease was repaid during 1996.

     During 1995, Turner Industries, Inc. also assumed a capital lease agreement in order to finance the purchase of office equipment. The remaining lease term is twenty-nine months and requires monthly payments of $1,938, which includes interest at 8.75%.

     Future minimum lease payments consist of the following for the remaining two years ending December 31:

                                                               FUTURE
                                                              MINIMUM
                                                               LEASE
                                                              PAYMENTS
                                                              --------
1997........................................................   $23,253
1998........................................................     9,689
                                                               -------
                                                                32,942
Less amount representing interest...........................     2,066
                                                               -------
                                                                30,876
Less current portion........................................    21,396
                                                               -------
                                                               $ 9,480
                                                               =======

     The cost, accumulated amortization, net book value, and amortization expense of the capital lease assets consist of the following as of and for the years ended December 31 (in thousands):

                                                              1994   1995   1996
                                                              ----   ----   ----
Cost........................................................         $75    $76
Less accumulated amortization...............................          17     30
                                                                     ---    ---
                                                                     $58    $46
                                                                     ===    ===
Amortization expense........................................  $ 4    $ 3    $12
                                                              ===    ===    ===

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

12.  OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following as of December 31 (in thousands):

                                                              1995   1996
                                                              ----   ----
Accrued interest............................................  $ 30   $ 16
Accrued payroll and commissions.............................   218    298
Deferred compensation.......................................     7      0
Accrued profit sharing......................................    60     75
Payroll taxes withheld and accrued..........................    25     15
Accrued expenses............................................    34     33
Sales taxes payable.........................................     9      0
Accrued corporate taxes.....................................   116    155
                                                              ----   ----
                                                              $499   $592
                                                              ====   ====

13.  DEFERRED COMPENSATION AGREEMENTS

     The Company's subsidiary, Wm. H. Taylor & Co., Inc., entered into deferred compensation agreements with certain individuals. These agreements require the payment of monthly amounts commencing with the retirement of these individuals. The costs associated with these agreements are being accrued ratably over the employment period of the individuals.

14.  COMMITMENTS

     The Company and its subsidiaries lease facilities and certain vehicles under operating leases which have varying terms and monthly payments.

     Future minimum lease payments consist of the following for each of the five years ending December 31, 2001, and thereafter (in thousands):

                                                              VEHICLES   BUILDINGS   TOTALS
                                                              --------   ---------   ------
1997........................................................    $152      $  401     $  553
1998........................................................      79         255        334
1999........................................................      24         174        198
2000........................................................       0         151        151
2001........................................................       0         165        165
Thereafter..................................................       0       1,545      1,545
                                                                ----      ------     ------
                                                                $255      $2,691     $2,946
                                                                ====      ======     ======

     The Company also leases certain facilities on a year-to-year basis. Total rent expense under operating leases for vehicles and buildings amounted to $402,857, $427,204, and $593,264 for the years ended December 31, 1994, 1995, and 1996, respectively.

     During 1991, the Company entered into a noncompete agreement with its former majority stockholder. The agreement, as amended, prohibits the former stockholder from competing with the Company for a ten-year period. The $550,000 cost of the agreement is payable by the Company in monthly payments of $4,583. Total noncompete agreement expense for the years ended December 31, 1994, 1995, and 1996 was $55,000. The cost of the agreement is being expensed as paid over the ten-year noncompete term. As of December 31, 1995 and 1996, future payments required by the noncompete agreement amount to $293,333 and $238,333, respectively.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

15.  CONTINGENCY

     The Company self-insures its group health insurance coverage through an insurance trust. The plan is administered through a third-party administrator who approves all claims and draws checks from the trust to pay all claims. As protection for substantial claims, the Company purchased stop-loss insurance, therefore placing caps on specific and aggregate claims.

     Approximate maximum exposure consists of the following as of December 31, 1996:

Specific loss (per person/per plan year)....................  $ 30,000
Aggregate loss..............................................   299,000

     No accrual has been made for incurred but unpaid claims as of December 31, 1995 and 1996, because it was determined that the insurance trust has sufficient assets to provide for such claims. The assets of the insurance trust are not included in the financial statements of the Company.

16.  PROFIT SHARING PLAN

     The Companies sponsor a combination profit sharing and 401(k) retirement savings plan which covers substantially all of their employees. Contributions to this plan are made at the sole discretion of management, and profit sharing expense amounted to $55,000, $60,000, and $76,557 for the years ended December 31, 1994, 1995, and 1996, respectively.

17.  INCOME TAXES

     Income taxes consist of the following for the years ended December 31 (in thousands):

                                                              1994   1995   1996
                                                              ----   ----   ----
Current expense:
  Federal...................................................  $ 74   $140   $238
  State.....................................................    29     30     79
                                                              ----   ----   ----
                                                               103    170    317
Deferred expense............................................    28      9      2
                                                              ----   ----   ----
                                                              $131   $179   $319
                                                              ====   ====   ====

     The federal income tax provision differs from the provision that would result from applying graduated federal statutory rates to earnings before income taxes because of the federal benefit of state income taxes and because certain transactions, such as a portion of meals and entertainment, a portion of noncompete expense, net life insurance expense, and certain dues, are without tax consequence.

                 SHEARER INDUSTRIAL SUPPLY CO. AND SUBSIDIARIES

     Net deferred income taxes in the accompanying balance sheets consist of the following as of December 31 (in thousands):

                                                              1995   1996
                                                              ----   -----
Deferred income tax assets:
  Inventories...............................................  $ 24   $  37
  Deferred compensation.....................................    16      15
                                                              ----   -----
                                                                40      52
Deferred income tax liabilities:
  Equipment and improvements and goodwill...................   (32)    (45)
  Investments...............................................   (55)    (59)
                                                              ----   -----
                                                               (87)   (104)
                                                              $(47)  $ (52)
                                                              ====   =====

     The Company and its subsidiaries' effective tax rate varied from the statutory U.S. federal income tax rate for the years ended December 31:

                                                              1994    1995    1996
                                                              ----    ----    ----
U.S. federal income tax rate................................  32.7%   34.0%   34.0%
State income taxes, net of federal benefit..................   8.0     6.6     6.6
Nondeductible meals and entertainment.......................   4.0     2.8     2.0
Nontaxable life insurance proceeds..........................   0.0    (5.5)    0.0
Other individually insignificant items......................   4.3    (0.6)    1.0
                                                              ----    ----    ----
                                                              49.0%   37.3%   43.6%
                                                              ====    ====    ====

18.  RELATED PARTY TRANSACTIONS

     The Company is related to York Penn Machinery Co. through common management and ownership. The Company receives reimbursements, primarily group insurance, for payments made on behalf of the affiliates.

     The Company also leases certain property used in its operations from related parties under noncancelable lease agreements. Rent expense for these properties was $244,602, $256,252, and $265,877 for the years ended December 31, 1994, 1995, and 1996, respectively.

     The Company also paid interest to former stockholders of the Company on uncollateralized notes payable. Total interest expense on these uncollateralized notes payable is $0, $35,012, and $31,889, for the years ended December 31, 1994, 1995, and 1996, respectively.

19.  ADVERTISING COSTS

     Advertising costs for the years ended December 31, 1994, 1995, and 1996 amounted to $104,000, $141,710, and $142,228, respectively.

20.  CONCENTRATION OF CREDIT RISK

     The Company grants normal credit terms to its customers which are principally manufacturing industries in Pennsylvania and surrounding states.

21.  VENDOR DEPENDENCE

     The Company purchased approximately 25%, 25%, and 24% of its inventory from one vendor for the years ended December 31, 1994, 1995, and 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To J. J. Stangel Company:

     We have audited the accompanying balance sheet of J. J. STANGEL COMPANY as of September 30, 1996 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. J. Stangel Company as of September 30, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ SCHENCK & ASSOCIATES, SC

Green Bay, Wisconsin
February 27, 1997

                             J. J. STANGEL COMPANY

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,    MARCH 31,
                                                                  1996           1997
                                                              -------------   -----------
                                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................     $  223         $  371
  Receivables:
     Trade, net of allowance of $9 and $11, respectively....        711            827
     Other..................................................         39             12
  Note receivable...........................................         20             20
  Inventories...............................................      1,087          1,056
  Prepaid expenses..........................................         52             71
  Refundable income taxes...................................         29              0
                                                                 ------         ------
          Total current assets..............................      2,161          2,357
                                                                 ------         ------
PROPERTY AND EQUIPMENT:
  Leasehold improvements....................................         70             70
  Office furniture and fixtures.............................        180            182
  Data processing equipment.................................        258            264
  Equipment.................................................        200            200
  Vehicles..................................................        221            221
                                                                 ------         ------
                                                                    929            937
  Less accumulated depreciation.............................       (588)          (640)
                                                                 ------         ------
                                                                    341            297
  Capital lease building, less accumulated amortization of
     $251 and $260, respectively............................        266            257
                                                                 ------         ------
          Net property and equipment........................        607            554
                                                                 ------         ------
OTHER ASSETS:
  Deferred charge, net of amortization......................          9              8
  Cash surrender value of life insurance....................        113            119
  Deferred tax benefit......................................         78             78
                                                                 ------         ------
          Total other assets................................        200            205
                                                                 ------         ------
          Total assets......................................     $2,968         $3,116
                                                                 ======         ======

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,    MARCH 31,
                                                                  1996           1997
                                                              -------------   -----------
                                                                              (UNAUDITED)
                          LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities........................................     $   20         $   20
  Current maturities of deferred compensation...............         19             19
  Accounts payable..........................................        668            801
  Accrued liabilities:
     Profit sharing.........................................         67             34
     Payroll and payroll taxes..............................        137             72
     Vacation...............................................         19             19
     Other..................................................         33             67
                                                                 ------         ------
          Total current liabilities.........................        963          1,032
LONG-TERM DEBT, less current maturities.....................        645            635
DEFERRED COMPENSATION.......................................        102             93
                                                                 ------         ------
          Total liabilities.................................      1,710          1,760
                                                                 ------         ------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value:
     Issued, 173 shares.....................................         17             17
  Additional paid-in capital................................         14             14
  Retained earnings.........................................      1,528          1,626
                                                                 ------         ------
                                                                  1,559          1,657
  Less treasury stock, at cost, 83 shares...................       (301)          (301)
                                                                 ------         ------
          Total stockholder's equity........................      1,258          1,356
                                                                 ------         ------
          Total liabilities and stockholder's equity........     $2,968         $3,116
                                                                 ======         ======

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 YEAR ENDED     SIX-MONTH PERIOD
                                                                SEPTEMBER 30,   ENDED MARCH 31,
                                                                -------------   ----------------
                                                                    1996         1996      1997
                                                                -------------   ------    ------
                                                                                  (UNAUDITED)
  NET SALES...................................................     $11,713      $5,841    $5,838
  COST OF SALES...............................................       8,990       4,408     4,406
                                                                   -------      ------    ------
    Gross profit..............................................       2,723       1,433     1,432
  OPERATING EXPENSES..........................................       2,534       1,186     1,209
                                                                   -------      ------    ------
    Income from operations....................................         189         247       223
                                                                   -------      ------    ------
  OTHER INCOME (EXPENSE):
    Interest and other income (expense).......................          78         (42)      (15)
    Interest expense..........................................         (71)        (41)      (39)
                                                                   -------      ------    ------
  OTHER INCOME (EXPENSE), Net.................................           7         (83)      (54)
                                                                   -------      ------    ------
  INCOME BEFORE INCOME TAXES..................................         196         164       169
  PROVISION FOR INCOME TAXES..................................          72          66        71
                                                                   -------      ------    ------
  NET INCOME..................................................         124      $   98        98
                                                                                ======
  RETAINED EARNINGS:
    Beginning of year.........................................       1,404                 1,528
                                                                   -------                ------
    End of year...............................................     $ 1,528                $1,626
                                                                   =======                ======

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                                 SIX-MONTH
                                                                                  PERIOD
                                                                                   ENDED
                                                                 YEAR ENDED      MARCH 31,
                                                                SEPTEMBER 30,   -----------
                                                                    1996        1996   1997
                                                                -------------   ----   ----
                                                                                (UNAUDITED)
  OPERATING ACTIVITIES:
    Net income................................................      $124        $ 98   $ 98
    Adjustments to reconcile net income to net cash provided
       by operating activities:
       Depreciation...........................................       104          61     61
       Amortization...........................................        17           0      0
       Increase in cash surrender value of life insurance.....        (1)          0      0
       Decrease (increase) in:
         Receivables..........................................        30         (89)   (90)
         Refundable income taxes..............................       (29)          0      0
         Inventories..........................................       105          57     31
         Other current assets.................................        21          10    (18)
         Deferred tax benefit.................................        (2)          0      0
       (Decrease) increase in:
         Accounts payable.....................................       (63)        (18)   129
         Accrued income taxes.................................       (37)        (23)    63
         Other current liabilities............................        56         (26)   (94)
                                                                    ----        ----   ----
            Net cash provided by operating activities.........       325          70    180
                                                                    ----        ----   ----
  INVESTING ACTIVITIES:
    Purchase of property and equipment........................       (84)         (8)    (7)
    Collection on notes receivable............................        72           0      0
    Issuance of notes receivable..............................       (70)         (2)     0
    Purchase of cash surrender value of life insurance........       (11)         (5)    (6)
                                                                    ----        ----   ----
            Net cash used for investing activities............       (93)        (15)   (13)
                                                                    ----        ----   ----
  FINANCING ACTIVITIES:
    Repayment of deferred compensation obligation.............       (19)          0      0
    Repayment of capital lease obligation.....................        (7)          0      0
    Retirement of long-term debt..............................       (12)        (20)   (19)
                                                                    ----        ----   ----
            Net cash used for financing activities............       (38)        (20)   (19)
                                                                    ----        ----   ----
  CASH AND CASH EQUIVALENTS:
    Net increase..............................................       194          35    148
    Beginning of period.......................................        29          28    223
                                                                    ----        ----   ----
    End of period.............................................      $223        $ 63   $371
                                                                    ====        ====   ====
  SUPPLEMENTAL CASH FLOWS INFORMATION:
    Cash paid for:
       Interest...............................................      $ 71        $ 43   $ 39
                                                                    ====        ====   ====
       Income taxes...........................................      $140        $ 89   $  8
                                                                    ====        ====   ====

                       See notes to financial statements.

                             J. J. STANGEL COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A.  NATURE OF BUSINESS

     J.J. Stangel Company (the "Company") (a Wisconsin corporation) provides industrial tools and supplies for sale to customers located mainly in northeastern Wisconsin.

B.  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

C.  CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company did not have cash equivalents at September 30, 1996.

D.  INVENTORIES

     Inventories are stated at the lower of cost, determined on the last-in, first-out ("LIFO") method, or market.

E.  PROPERTY, EQUIPMENT, AND RELATED DEPRECIATION

     Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized, while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold or otherwise disposed of are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

     Depreciation for financial reporting purposes is provided over the estimated useful lives of the respective assets, using both straight-line and accelerated methods as follows:

Building and building improvements..........................    19-31.5 years
Office furniture and fixtures...............................       5-10 years
Data processing equipment...................................       3-10 years
Equipment...................................................       5-15 years
Vehicles....................................................          5 years

     For income tax purposes, accelerated depreciation methods are used.

F.  DEFERRED CHARGE

     A deferred charge has been established for a membership fee. The deferred charge is amortized on the straight-line method over a 15-year period for financial statement and income tax reporting purposes.

G.  INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment and accrued between the basis of property and equipment and accrued liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences

                             J. J. STANGEL COMPANY
of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

H.  ADVERTISING COSTS

     Advertising and marketing costs are expensed as incurred. Advertising and marketing costs amounted to $12,043 for the year ended September 30, 1996.

I.  NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," to be effective for fiscal years beginning after December 15, 1995. The Company does not anticipate that the adoption of this statement will have a significant impact on the Company's financial position or results of operations.

J.  INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of March 31, 1997, and for the six months ended March 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

2.  CONCENTRATIONS OF CREDIT RISK

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents.

3.  INVENTORIES

     Inventories as of September 30, 1996 consist of the following (in thousands):

Inventories at average cost.................................  $1,470
Adjustment to LIFO basis....................................    (383)
                                                              ------
Inventories at LIFO.........................................  $1,087
                                                              ======

     The Company uses the LIFO method of valuing inventories for both financial reporting and income tax purposes. The use of the LIFO method of inventory valuation had the effect of decreasing the income before tax of the Company by approximately $29,000 for the year ended September 30, 1996.

     During 1996, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 1996 purchases, the effect of which decreased cost of goods sold by approximately $2,500.

4.  NOTE RECEIVABLE

     The note receivable of $20,000 at September 30, 1996 was due on demand from the Company's stockholder at an interest rate of 9.25%.

                             J. J. STANGEL COMPANY

5.  LIFE INSURANCE

     The Company is beneficiary of life insurance policies totaling $750,000 on John J. Zimmer, President of the Company, and $135,000 on Joseph A. Zimmer, former stockholder of the Company. There are no policy loans outstanding at September 30, 1996.

6.  NOTE PAYABLE

     The Company has a $650,000 line of credit with First National Bank in Manitowoc which provides for interest at 1% over prime (effectively 9.25% at September 30, 1996). The line is secured by substantially all assets under a Selective Business Security Agreement. There were no borrowings against the line of credit at September 30, 1996.

7.  LONG-TERM DEBT

     Long-term debt at September 30, 1996 consists of the following:

                                                              (IN THOUSANDS)
                                                              --------------
Joseph A. Zimmer:
  8% note, due in monthly installments of $2,703 through
     July 2008, under the terms of a stock redemption
     agreement dated August 1, 1991, secured by treasury
     stock..................................................       $247
Zimmer Family Trust:
  Capital lease obligation due in monthly installments of
     $2,887, including interest at 12%, through 2014 (Note
     10)....................................................        265
  Capital lease obligation due in monthly installments of
     $1,668, including interest at 12%, through 2014 (Note
     10)....................................................        153
                                                                   ----
                                                                    665
Less current maturities.....................................         20
                                                                   ----
Long-term debt, less current maturities.....................       $645
                                                                   ====

     Maturities of long-term debt for each of the five years succeeding September 30, 1996 and in total are as follows (in thousands):

1997........................................................  $ 20
1998........................................................    22
1999........................................................    25
2000........................................................    27
2001........................................................    30
Thereafter..................................................   541
                                                              ----
                                                              $665
                                                              ====

8.  PROFIT-SHARING PLAN

     The Company maintains a defined contribution plan with Section 401(k) features, which covers substantially all employees. Those covered may elect to make contributions to the plan's trust fund. The Company may contribute a discretionary amount based upon the profit of the Company. The Company contributions under this plan approximated $89,000 for the year ended September 30, 1996.

                             J. J. STANGEL COMPANY

9.  INCOME TAXES

     The provision for income taxes for the year ended September 30, 1996 consists of the following (in thousands):

Current:
  Federal...................................................  $57
  State.....................................................   17
Deferred....................................................   (2)
                                                              ---
                                                              $72
                                                              ===

     For tax purposes, the Company has approximately $36,000 of charitable contribution carryforwards.

     The provision for income taxes for the year ended September 30, 1996 differs from the amount computed by applying the federal statutory rate of 34% due to the following (in thousands):

Tax at federal statutory rate...............................  $67
State income taxes, net of federal benefit..................   10
Nondeductible travel and entertainment......................    4
Other.......................................................   (9)
                                                              ---
          Total provision...................................  $72
                                                              ===

     The Company's total deferred tax assets and liabilities at September 30, 1996 are as follows (in thousands):

Deferred tax assets:
  Allowance for doubtful accounts...........................  $  3
  Inventory allowance.......................................    25
  Accrued vacation..........................................     7
  Deferred compensation.....................................    44
  Charitable contributions carryforward.....................    13
  Fixed assets..............................................    10
                                                              ----
                                                               102
Deferred tax liabilities:
  Other.....................................................   (24)
                                                              ----
                                                              $ 78
                                                              ====

     The deferred tax assets have not been offset by a valuation allowance because the Company believes there is at least a 50% chance that the deferred tax assets will be realized.

10.  CAPITAL LEASES

     The Company leases its office and warehouse building from the Zimmer Family Trust. These leases, which expire in 1999 with 15-year renewal options expiring in 2014, are accounted for as capital leases.

                             J. J. STANGEL COMPANY

     The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments at September 30, 1996 are as follows (in thousands):

1997........................................................  $ 55
1998........................................................    55
1999........................................................    55
2000........................................................    55
2001........................................................    54
Thereafter..................................................   715
                                                              ----
                                                               989
Less amount representing interest...........................   571
                                                              ----
                                                              $418
                                                              ====

11.  DEFERRED COMPENSATION

     The Company has a deferred compensation agreement with one of its former officers/stockholders. The agreement provides for monthly payments of $3,333 from July 1995 (the "agreed retirement date") to December 1995; $2,500 from January 1996 through December 1999; and $1,667 from January 2000 through December 2002. The present value (at 10%) of these payments at September 30, 1996 is $120,840.

12.  COMMITMENTS

     The Company has an outstanding obligation with a former employee to make monthly retirement payments of $1,438 for the rest of her life. Based on the former employee's age and a discount rate of 8.25%, the present value of these future payments is $54,000. Management has not recorded this liability since they do not believe it is material to the financial position of the Company.

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

                        INDEPENDENT ACCOUNTANTS' REPORT

To Tri-Star Industrial Supply, Inc.:

     We have audited the accompanying balance sheets of TRI-STAR INDUSTRIAL SUPPLY, INC. as of September 30, 1995 and 1996 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRI-STAR INDUSTRIAL SUPPLY, INC. as of September 30, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ BAIRD, KURTZ & DOBSON

April 4, 1997
St. Louis, Missouri

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               SEPTEMBER 30,
                                                              ---------------    MARCH 31,
                                                               1995     1996       1997
                                                              ------   ------   -----------
                                                                                (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash......................................................  $    8   $   60     $   71
  Accounts receivable, less allowance for doubtful accounts;
     1995 -- $25, 1996 -- $50, 1997 -- $59..................   2,796    2,539      3,209
  Inventory.................................................   2,543    2,362      2,681
  Prepaid expenses..........................................      67       67         67
  Deferred income taxes.....................................      70       92         93
                                                              ------   ------     ------
          Total current assets..............................   5,484    5,120      6,121
                                                              ------   ------     ------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements....................................     248      280        289
  Machinery and equipment...................................      64       64         66
  Furniture and fixtures....................................     442      495        586
                                                              ------   ------     ------
                                                                 754      839        941
  Less accumulated depreciation.............................     291      437        516
                                                              ------   ------     ------
          Property and equipment, net.......................     463      402        425
                                                              ------   ------     ------
OTHER ASSETS:
  Noncompete agreements, at amortized cost..................      78       45         28
  Deferred income taxes.....................................      32       35         36
                                                              ------   ------     ------
          Total other assets................................     110       80         64
                                                              ------   ------     ------
          Total assets......................................  $6,057   $5,602     $6,610
                                                              ======   ======     ======

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable to banks....................................  $1,500   $  700     $  975
  Current maturities of long-term debt......................     134      182        182
  Accounts payable..........................................   1,571    1,315      1,717
  Accrued expenses..........................................     325      275        342
  Income taxes payable......................................     132       63        119
                                                              ------   ------     ------
          Total current liabilities.........................   3,662    2,535      3,335
                                                              ------   ------     ------
LONG-TERM DEBT..............................................   1,107    1,400      1,308
                                                              ------   ------     ------
SHAREHOLDERS' EQUITY:
  Common stock, $10 par value; authorized 3,000 shares;
     issued and outstanding 501 shares......................       5        5          5
  Retained earnings.........................................   1,298    1,677      1,977
                                                              ------   ------     ------
                                                               1,303    1,682      1,982
  Treasury stock, 75 shares, at cost........................     (15)     (15)       (15)
                                                              ------   ------     ------
  Shareholders' equity......................................   1,288    1,667      1,967
                                                              ------   ------     ------
          Total liabilities and shareholders' equity........  $6,057   $5,602     $6,610
                                                              ======   ======     ======

      The accompanying notes are an integral part of these balance sheets.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                               YEAR ENDED       SIX-MONTH PERIOD
                                                              SEPTEMBER 30,      ENDED MARCH 31,
                                                            -----------------   -----------------
                                                             1995      1996      1996      1997
                                                            -------   -------   -------   -------
                                                                                   (UNAUDITED)
NET SALES.................................................  $23,633   $23,588   $12,094   $13,657
COST OF GOODS SOLD........................................   18,962    18,688     9,427    10,562
                                                            -------   -------   -------   -------
  Gross profit............................................    4,671     4,900     2,667     3,095
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..............    3,815     4,051     2,240     2,514
                                                            -------   -------   -------   -------
  Income from operations..................................      856       849       427       581
                                                            -------   -------   -------   -------
OTHER EXPENSE:
  Interest................................................      199       214       123        84
  Other...................................................        0        19        14         4
                                                            -------   -------   -------   -------
                                                                199       233       137        88
                                                            -------   -------   -------   -------
INCOME BEFORE INCOME TAXES................................      657       616       290       493
PROVISION FOR INCOME TAXES................................      270       237       112       193
                                                            -------   -------   -------   -------
NET INCOME................................................  $   387   $   379   $   178   $   300
                                                            =======   =======   =======   =======

        The accompanying notes are an integral part of these statements.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                        STATEMENTS OF RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                YEAR ENDED
                                                               SEPTEMBER 30,      SIX-MONTH
                                                              ---------------    PERIOD ENDED
                                                               1995     1996    MARCH 31, 1997
                                                              ------   ------   --------------
                                                                                 (UNAUDITED)
BALANCE, beginning of period................................  $  911   $1,298       $1,677
  Net income................................................     387      379          300
                                                              ------   ------       ------
BALANCE, end of period......................................  $1,298   $1,677       $1,977
                                                              ======   ======       ======

        The accompanying notes are an integral part of these statements.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX-MONTH
                                                               YEAR ENDED     PERIOD ENDED
                                                              SEPTEMBER 30,     MARCH 31,
                                                              -------------   -------------
                                                              1995    1996    1996    1997
                                                              -----   -----   -----   -----
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 387   $ 379   $ 178   $ 300
  Items not requiring (providing) cash:
     Depreciation and amortization..........................    164     180      85      95
     Gain on sale of equipment..............................     (1)      0       0       0
     Deferred income taxes..................................     (3)    (26)      0       0
     Payments on noncompete agreements......................    (33)      0       0       0
     Changes in:
       Accounts receivable..................................   (827)    257      67    (670)
       Inventory............................................   (759)    181     (84)   (319)
       Prepaid expenses.....................................    (17)      0      10      (1)
       Accounts payable.....................................    301    (255)    110     402
       Accrued expenses.....................................     59     (49)   (106)     67
       Income taxes payable.................................     66     (70)   (128)     56
                                                              -----   -----   -----   -----
          Net cash (used in) provided by operating
            activities......................................   (663)    597     132     (70)
                                                              -----   -----   -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment...........................      1       0       0       0
  Purchase of property and equipment........................   (133)    (86)    (63)   (101)
                                                              -----   -----   -----   -----
          Net cash used in investing activities.............   (132)    (86)    (63)   (101)
                                                              -----   -----   -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under line of credit
     agreement..............................................    925    (800)   (500)    275
  Payments on long-term debt................................   (149)   (159)    (68)    (93)
  Long-term debt borrowings.................................      0     500     500       0
                                                              -----   -----   -----   -----
          Net cash provided by (used in) financing
            activities......................................    776    (459)    (68)    182
                                                              -----   -----   -----   -----
(DECREASE) INCREASE IN CASH.................................    (19)     52       1      11
CASH, beginning of period...................................     27       8       8      60
                                                              -----   -----   -----   -----
CASH, end of period.........................................  $   8   $  60   $   9   $  71
                                                              =====   =====   =====   =====

        The accompanying notes are an integral part of these statements.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1996 AND 1995

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Tri-Star Industrial Supply, Inc. ("the Company"), a Missouri corporation, has sales which are predominately earned as a midwestern distributor of industrial and construction tools, supplies and equipment. The Company generally extends unsecured credit to its customers.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY PRICING

     Inventory is stated at the lower of moving average cost or market.

PROPERTY AND EQUIPMENT

     Property and equipment are depreciated over the estimated useful life of each asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using the straight-line method over the following estimated useful lives:

Furniture and fixtures......................................  3-5 years
Leasehold improvements......................................    5 years
Machinery and equipment.....................................  3-5 years

INCOME TAXES

     Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

INTANGIBLE ASSETS

     Noncompete agreements are stated at cost, and are being amortized using the straight-line method over the lives of the contracts.

CONCENTRATION OF RISK

     In 1995 and 1996, approximately 15% of the Company's inventory purchases were from one supplier.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of March 31, 1997, and for the six months ended March 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

2.  NOTE PAYABLE TO BANK

     The Company has a line-of-credit agreement which provides for borrowings up to $1,500,000. This arrangement expires in February 1997 and is collateralized by inventory, property and equipment, and accounts receivable. Interest is charged at the prime rate plus 1/4%. Borrowings, which have been guaranteed by the shareholders of the Company, aggregated $1,500,000 and $700,000 at September 30, 1995 and 1996, respectively.

3.  LONG-TERM DEBT

                                                               1995     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Note payable to bank, due February 1998; payable in monthly
  installments of $11,500, plus interest at prime plus
   1/4%; collateralized by inventory, property and
  equipment, and accounts receivable and guaranteed by the
  shareholders of the Company...............................  $1,039   $1,424
Note payable to bank, due October 1999; payable in monthly
  installments of $5,032, including interest at 8 3/4%;
  collateralized by equipment...............................     202      158
                                                              ------   ------
                                                               1,241    1,582
Less current maturities.....................................     134      182
                                                              ------   ------
                                                              $1,107   $1,400
                                                              ======   ======

     Aggregate annual maturities of long-term debt at September 30, 1996, were as follows (in thousands):

1997........................................................  $  182
1998........................................................   1,338
1999........................................................      57
2000........................................................       5
                                                              ------
                                                              $1,582
                                                              ======

     The carrying value of long-term debt and notes payable to bank is considered to approximate fair value, based upon available terms and rates for similar bank borrowings. The effective interest rate on all borrowings was 8.89% and 8.58% in 1995 and 1996, respectively.

4.  OPERATING LEASES

     The Company has entered into operating leases for office and warehouse facilities expiring through 2009. These leases generally require the Company to pay most executory costs (property taxes, maintenance and insurance). Rental expense was $156,000 in 1995 and 1996. Rental expense to a lessor with common ownership with the Company was $126,000 in 1995 and 1996.

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

     Future minimum lease payments at September 30, 1996, were as follows (in thousands):

                                                              RELATED
                                                               PARTY    OTHER
                                                              -------   -----
1997........................................................  $  120     $26
1998........................................................     120      12
1999........................................................     121       0
2000........................................................     126       0
2001........................................................     126       0
Thereafter..................................................   1,017       0
                                                              ------     ---
                                                              $1,630     $38
                                                              ======     ===

5.  INCOME TAXES

     The provision for income taxes includes these components (in thousands):

                                                              1995   1996
                                                              ----   ----
Current tax expense.........................................  $273   $263
Deferred tax expense........................................    (3)   (26)
                                                              ----   ----
                                                              $270   $237
                                                              ====   ====

     A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is shown below (in thousands):

                                                              1995   1996
                                                              ----   ----
Computed at the statutory rate (34%)........................  $223   $209
Increase (decrease) in taxes resulting from:
  Non-deductible expenses...................................    15     21
  State income taxes -- net of federal tax benefits.........    29     28
  Change in expected rates..................................     0    (21)
  Change in valuation allowance.............................    (2)     1
  Other.....................................................     5     (1)
                                                              ----   ----
                                                              $270   $237
                                                              ====   ====

                        TRI-STAR INDUSTRIAL SUPPLY, INC.

     The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):

                                                              1995   1996
                                                              ----   ----
Deferred tax assets:
  Accumulated depreciation..................................  $  6   $ 13
  Inventory -- uniform capitalization.......................    61     67
  Allowance for doubtful accounts...........................     9     20
  Straight line rents.......................................     2      5
  Net operating loss carryforwards..........................    24     23
  Other.....................................................    10     10
                                                              ----   ----
Net deferred tax asset before valuation allowance...........   112    138
                                                              ----   ----
Valuation allowance:
  Beginning balance.........................................   (12)   (10)
  Change during the period..................................     2     (1)
                                                              ----   ----
  Ending balance............................................   (10)   (11)
                                                              ----   ----
Net deferred tax asset......................................  $102   $127
                                                              ====   ====

     The above net deferred tax assets are presented on the balance sheets as follows (in thousands):

                                                              1995   1996
                                                              ----   ----
Current asset...............................................  $ 70   $ 92
Long-term asset.............................................    32     35
                                                              ----   ----
                                                              $102   $127
                                                              ====   ====

     For federal income tax purposes, the Company has $58,000 of operating loss carryforwards which expire through 2002.

6. PROFIT-SHARING PLAN

     The Company has a profit-sharing plan covering substantially all employees. The Company makes matching contributions to the Plan equal to 25% of the first 2% and 5% of the next 4% of employee contributions. Contributions are limited to 15% of total compensation paid participants during the Plan year. Participant interests are vested over a period from two to six years of service. Contributions to the Plan were $9,600 and $11,000 for 1995 and 1996, respectively.

7.  ADDITIONAL CASH FLOW INFORMATION

                                                               1995     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Additional Cash Information
  Interest paid.............................................    $199     $214
                                                                ====     ====
  Income taxes paid.........................................    $207     $333
                                                                ====     ====

8. SUBSEQUENT EVENT (UNAUDITED)

     On June 2, 1997, the Company purchased the net assets of a local industrial supplier for approximately $1,750,000. This transaction was principally financed through bank borrowings.

======================================================

  NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    10
Dividend Policy.......................    11
Capitalization........................    12
Dilution..............................    13
Selected Pro Forma Combined Financial
  Data................................    14
Predecessor-IDG Selected Financial
  Data................................    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    16
The Combination.......................    22
Business..............................    26
Management............................    35
Principal Stockholders................    39
Certain Transactions..................    39
Shares Eligible for Future Sale.......    41
Description of Capital Stock..........    42
Underwriting..........................    44
Legal Matters.........................    45
Experts...............................    46
Additional Information................    46
Index to Financial Information........   F-1

  UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================
                                             SHARES

                      [INDUSTRIAL DISTRIBUTION (TM) LOGO]

                      INDUSTRIAL DISTRIBUTION GROUP, INC.]
                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                              MERRILL LYNCH & CO.

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.
                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

Securities and Exchange Commission Registration Fee.........  $9,090.91
National Association of Securities Dealers Fee..............  $3,500.00
New York Stock Exchange Fees................................  $   *
Blue Sky Fees and Expenses..................................  $   *
Printing and Engraving Expenses.............................  $   *
Legal Fees and Expenses.....................................  $   *
Accounting Fees and Expenses................................  $   *
Transfer Agent Fees and Expenses............................  $   *
Miscellaneous...............................................  $   *
                                                              ---------
          Total.............................................  $
                                                              =========

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Purchase Agreement provides for indemnification by the Underwriters of the Company and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933 (the "Securities Act"), and affords certain rights of contribution with respect thereto.

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     In addition, under the Company's Certificate of Incorporation and Article Eight of the Company's Bylaws, the Company shall indemnify its directors, officers, employees, and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity or was serving at the request of the Company as a director, officer, employee, or agent of another entity. In addition, the Company has entered into indemnification agreements with its directors and executive officers.

     The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitation.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant was incorporated in February 1997 in Georgia and was merged into a Delaware corporation on July 2, 1997. Simultaneously with the closing of
the Offering, an aggregate of           shares
of Common Stock will be issued in connection with the merger or acquisition of nine corporations into the Registrant, in reliance upon the exemptions contained in Section 4(2) of the Securities Act. In exchange therefor, the Registrant will acquire all of the outstanding shares in each of the nine corporations.

     Since inception of the Registrant, the following persons were issued Common Stock of the Registrant in reliance upon the exemption contained in Section 4(2) of the 1993 Act, in the number of shares, on the date, and for the consideration referenced below:

                    NAME                       NO. SHARES    DATE OF ISSUANCE    CONSIDERATION
                    ----                       ----------    ----------------    -------------
David K. Barth...............................
Jack P. Healey...............................
Martin S. Pinson.............................
Paul C. Smith................................
David K. Barth...............................

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

  EXHIBIT
   NUMBER                              DESCRIPTION OF EXHIBIT
  -------                              ----------------------
   **1.1       --   Form of Purchase Agreement
    *3.1       --   Certificate of Incorporation, as amended, of the Company
    *3.2       --   Bylaws of the Company
   **4.1       --   Form of Common Stock Certificate of the Company
   **5.1       --   Opinion of Kilpatrick Stockton LLP
   *10.1       --   Form of Agreement and Plan of Merger and Reorganization
                    (reverse merger)
   *10.2       --   Agreement and Plan of Merger and Reorganization among the
                    Registrant, Industrial Distribution Group, Inc., a Georgia
                    corporation, IDG Acquisition Company I, Inc. and the
                    Stockholders named therein
   *10.3       --   Agreement and Plan of Reorganization between the Registrant and the Stockholders named therein
   *10.4       --   Uniform Provisions for the Acquisition of Founding Companies
   *10.5       --   Industrial Distribution Group, Inc. Stock Incentive Plan
   *10.6       --   Employment Agreement between the Registrant and Martin S.
                    Pinson
   *10.7       --   Employment Agreement between the Registrant and Douglass C.
                    Smith
   *10.8       --   Employment Agreement between the Registrant and Jack P.
                    Healey
  **10.9       --   Form of Indemnification Agreement
   *21.1       --   Subsidiaries of the Company
  **23.1       --   Consent of Kilpatrick Stockton LLP
   *23.2       --   Consent of Arthur Andersen LLP
   *23.3       --   Consent of Miller & Co. LLP
   *23.4       --   Consent of Schenck & Associates, SC
   *23.5       --   Consent of Baird, Kurtz & Dobson
   *24.1       --   Powers of Attorney (see Signature Page)

---------------

 * Filed herewith
** To be filed by amendment

     (b) FINANCIAL STATEMENT SCHEDULES

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on the 18th day of July, 1997.

                                          INDUSTRIAL DISTRIBUTION GROUP, INC.

                                          By:     /s/ MARTIN S. PINSON
                                            ------------------------------------
                                            Martin S. Pinson
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Martin S. Pinson and Douglass C. Smith and either of them, his true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 18th day of July, 1997, in the capacities indicated.

                      SIGNATURE                                             POSITION
                      ---------                                             --------

                /s/ MARTIN S. PINSON                     Chairman of the Board and Chief Executive
-----------------------------------------------------      Officer (Principal Executive Officer)
                  Martin S. Pinson

                 /s/ JACK P. HEALEY                      Vice President, Chief Financial Officer, and
-----------------------------------------------------      Secretary (Principal Financial and
                   Jack P. Healey                          Accounting Officer)

                 /s/ DAVID K. BARTH                      Director
-----------------------------------------------------
                   David K. Barth

               /s/ WILLIAM J. BURKLAND                   Director
-----------------------------------------------------
                 William J. Burkland

               /s/ WILLIAM R. FENOGLIO                   Director
-----------------------------------------------------
                 William R. Fenoglio

                 /s/ WILLIAM T. PARR                     Director
-----------------------------------------------------
                   William T. Parr

              /s/ GEORGE L. SACHS, JR.                   Director
-----------------------------------------------------
                George L. Sachs, Jr.

                /s/ RICHARD M. SEIGEL                    Director
-----------------------------------------------------
                  Richard M. Seigel

                      SIGNATURE                                             POSITION
                      ---------                                             --------

                /s/ ANDREW B. SHEARER                    Director
-----------------------------------------------------
                  Andrew B. Shearer

                /s/ DOUGLASS C. SMITH                    Director
-----------------------------------------------------
                  Douglass C. Smith